                                Exhibit 10(b)(1)

                     Annual Report to shareholders for 2001

--------------------------------------------------------------------------------

See attachment.

Note: the Annual Report to Shareholders for 2001, consisting of the Management Report and the Financial Statements and Analysis, is furnished to the Securities and Exchange Commission for information only and is not filed except for such specific portions that are expressly incorporated by reference in this report on Form 20-F.

                                    PHILIPS

                               ANNUAL REPORT 2001

                               MANAGEMENT REPORT

Philips has embarked upon a process of transformation designed to position the company for the digital world of the 21st century. We are committed to working together to deliver the innovative products,applications and technologies that will allow our customers to enjoy the best the future has to offer.




One of our latest and most appealing products in the display area is a full-featured computer monitor with the addition of complete TV functionality, the 150MT LCD Monitor/TV shown on the cover. This product is the result of leveraging our leadership in high-performance computer display devices and cutting-edge television innovations. It operates like any other PC monitor in displaying normal applications such as word processing, Internet browsing and e-mail. But, when switched to TV mode, it enables you to watch the latest news or any other TV program. A DVD player or VCR can also be connected. The resizable picture-in-picture feature even allows you to work on the PC while watching TV in a separate window.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

This document contains certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items, in particular the outlook paragraph of the "Report on the performance of the Philips Group" in this Management Report booklet. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, levels of consumer and business spending in major economies, changes in consumer tastes and preferences, the levels of marketing and promotional expenditures by Philips and its competitors, raw materials and employee costs, changes in future exchange and interest rates (in particular changes in the euro and the US dollar can materially affect results), changes in tax rates and future business combinations, acquisitions or dispositions and the rate of technical changes. Market share estimates contained in this report are based on outside sources such as specialized research institutes, industry and dealer panels, etc. in combination with management estimates.

          CONTENTS

02        GRAPHS

03        FINANCIAL HIGHLIGHTS

04        MESSAGE FROM THE PRESIDENT

10        PROFILE 2002

12        LIGHTING
          Leading light

16        CONSUMER ELECTRONICS
          Going digital

22        DOMESTIC APPLIANCES AND PERSONAL CARE
          Better experiences

24        COMPONENTS
          High-end digital solutions

28        SEMICONDUCTORS
          Bringing technology to life

32        MEDICAL SYSTEMS
          Premier provider of healthcare solutions

36        MISCELLANEOUS - TECHNOLOGY & Design
          Innovation powerhouse

40        REPORT ON THE PERFORMANCE OF THE PHILIPS GROUP

58        BOARD OF MANAGEMENT

59        GROUP MANAGEMENT COMMITTEE

60        SUPERVISORY BOARD

61        REPORT OF THE SUPERVISORY BOARD

          SELECTED FINANCIAL INFORMATION
66        Introduction

66        Auditors' report

66        Accounting policies

67        Condensed statements of income of the Philips Group

68        Condensed balance sheets of the Philips Group

69        Condensed statements of cash flows of the Philips Group

70        The Philips Group in the last eight years

72        SHAREHOLDER INFORMATION/IMPORTANT DATES/PAYMENT
          OF DIVIDEND

THIS MANAGEMENT REPORT AND THE SEPARATE BOOKLET ENTITLED "FINANCIAL STATEMENTS AND ANALYSIS" TOGETHER COMPRISE THE FULL ANNUAL REPORT FOR THE YEAR 2001 OF KONINKLIJKE PHILIPS ELECTRONICS N.V. ("ROYAL PHILIPS ELECTRONICS"). THIS MANAGEMENT REPORT CONTAINS A SUMMARY OF THE OPERATING AND FINANCIAL REVIEW AND PROSPECTS ENTITLED "REPORT ON THE PERFORMANCE OF THE PHILIPS GROUP". THE SELECTED FINANCIAL INFORMATION INCLUDED IN THIS MANAGEMENT REPORT IS DERIVED FROM THE PHILIPS GROUP'S FULL ANNUAL FINANCIAL STATEMENTS INCLUDING NOTES. THE FINANCIAL STATEMENTS AND ANALYSIS BOOKLET ALSO CONTAINS ADDITIONAL FINANCIAL INFORMATION AND FURTHER STATUTORY AND OTHER INFORMATION. FOR A FULL UNDERSTANDING OF THE RESULTS OF THE GROUP AND THE STATE OF AFFAIRS, BOTH BOOKLETS SHOULD BE CONSULTED.

GRAPHS


                              (SALES BAR CHART)




                            (SALES PER SECTOR CHART)



                          5-YEAR RELATIVE PERFORMANCE:
                             PHILIPS, S&P 100, SOXX
                                   (BAR CHART)




                   (INCOME (LOSS) FROM OPERATIONS BAR CHART)




                         (NET INCOME (LOSS) BAR CHART)




                (CASH FLOWS FROM OPERATING ACTIVITIES BAR CHART)

Financial highlights

all amounts in millions of euros unless otherwise stated

                                                             2001            2000
                                                           -------          ------
Sales                                                       32,339          37,862

Income (loss) from operations                              (1,371)           4,281
As a % of sales                                              (4.2)            11.3
As a % of net operating capital (RONA)                       (9.1)            35.7

Net income (loss)                                          (2,604)           9,602
Per common share - basic                                    (2.04)            7.31

Dividend paid per common share (from
prior-year profit distribution)                               0.36            0.30

Cash flows before financing activities                     (3,316)             592

Stockholders' equity                                        18,453          21,736
Per common share                                             14.48           16.93

Net debt: group equity                                       27:73           12:88

EXCLUDING SPECIAL ITEMS*:
  Income (loss) from operations                              (136)           3,211
  As a % of sales                                            (0.4)             8.5
  As a % of net operating capital (RONA)                     (0.9)            26.8

  Net income (loss)                                          (908)           2,831
  Per common share - basic                                  (0.71)            2.16


* Special items relate to income and expenses resulting from normal business operations, which, because of their size or nature, are disclosed separately to give a better understanding of the underlying result for the period. These include items such as restructuring and impairment charges, acquisition-related charges and significant gains and losses on the disposal of businesses or participations.

Message from the President


(PHOTO OF PRESIDENT)

Dear Shareholder,

It was heavy going for Philips in 2001. We were affected by the general economic downturn that first manifested itself in the dot.com industry and then spread out to engulf a substantial part of the technology sector, especially the mobile telecom and IT-related industries; this downturn was exacerbated by the dramatic events of September 11 in the US. Our Semiconductors, Components and Consumer Electronics (CE) businesses were particularly hard hit. Semiconductors and Components, for instance, supply parts to many of the major mobile phone manufacturers and PC peripherals suppliers, so the stagnation in those markets was sorely felt.

Our other divisions -- Lighting, Domestic Appliances and Personal Care (DAP) and Medical Systems -- were, as a whole, only marginally impacted by the economic cycle and continued to deliver an encouraging performance, with record operating profits for DAP and for Medical Systems before acquisition-related charges.

Overall, Group sales fell 15%, contributing to a net loss of eur 2,604 million. This figure includes special charges of Eur 2,007 million and gains of Eur 311 million. Excluding these items, the net loss came to Eur 908 million.

The loss is disappointing as it is due not only to the adverse economic environment, but also to operational issues in some parts of our organization, notably in the areas of innovation to market and supply chain management -- a clear indication that we still have a lot of work to do.

On a positive note, our operational cash flow was Eur 1.2 billion positive, notwithstanding the negative net income, thanks to focused working capital management, including a sharp reduction in inventories. Another encouraging development was the performance of our share price. During the early part of the year our share price declined, as did other technology stocks, and then was substantially negatively impacted in the second half of September. Since this time, we have seen a significant recovery and over the whole year our relative performance against our peers has been good. Also over a longer period of 2 to 3 years we see a good relative performance against our peers.

Early response

Before the global economic downturn became evident, Philips had already initiated a number of reforms to deal with pressing short-term issues, such as underperforming activities, and to establish the foundations for long-term sustainable growth. Early in the year we took steps to cut costs, manage inventories downward and reduce capital spending. We also tackled the loss-making mobile handset business at Philips Consumer

Communications (PCC), transferring the manufacturing and part of the R&D to a partnership with China Electronics Corporation (CEC). This approach means that we will continue to sell Philips branded mobile phones, while now benefiting from lower (and mostly variable) costs, a reduced asset base and significantly diminished risks as well.

Corrective action was also taken at Digital Networks. Our set-top box business in the USA, for example, has limited its platform diversity and is giving priority to profitability rather than market share. At Semiconductors and Components, capacity was adjusted to cope with reduced demand, and a number of older, less efficient production lines were closed.

As the economic weakness in many of our markets continued, we took further measures designed to cut overhead costs by 25% (Eur 300 million), e.g. by lowering spending on consultancy and sponsorship and, more fundamentally, by changing the way we work as a company -- cutting back bureaucracy and, wherever possible, sharing internal resources.

Facing the facts

It would be too easy to attribute all our problems to the general economic situation. Despite the excellent year we had in 2000, several problems were already beginning to surface. Some of our processes are not up to benchmark standard, our fragmented organization makes us carry too high costs for infrastructure and overhead, and we've allowed too many low-growth, low-margin businesses to develop. They account for an unacceptably high percentage of our total portfolio. Consumer Electronics, for instance, which accounts for around a third of Group sales, hasn't been performing well enough for several years. Though parts of CE enjoy good returns and have strong market positions, especially in Europe, other areas -- notably US operations -- are in need of fundamental reform. We are addressing this. In the US, for instance, we have revamped our product mix, installed a new management team and reallocated production to reduce the cost base. In the consumer electronics business, product innovation, customer intimacy and strong brand and channel management are key success drivers. Accordingly, CE is intensifying its customer and market focus. Technology leadership will be secured in critical areas through effective cooperation with Semiconductors and Components. In some production activities where we cannot add value, we will let others do it for us and outsource.

During the year, for instance, we arranged to outsource the manufacturing of our VCRs to Funai Electric of Japan and, as mentioned above, transferred the production of our mobile handsets to CEC. We also merged our cathode-ray tube activities with those of LG Electronics of South Korea. Although these products can still generate substantial income for us in years to come -- the joint venture's market position in tubes is very strong -- the real future of displays lies with newer technologies such as LCD. Production outsourcing of mature technology lines, or partnering with other companies, will allow us to still extract benefit from remaining growth and high volumes while we develop new cutting-edge technologies and products with the potential to deliver significantly higher margins.

Strategic focus

In 2001 we pushed ahead with a review of the Group's strategy, brand positioning and company values, the objective being to create an even more dynamic, customer-driven organization in which all the parts work together to fully exploit the Group's powerful technology base, its research and development strengths, its market positions and its ability to operate globally.

With the growing consumer demand for entertainment, information and communications, any successful strategy for digital electronics will have to be centered around three major developments: digitalization, convergence and Internet pervasiveness. We are ideally placed to be a leading player in the digital age of the Internet, just as we took the lead a century ago at the beginning of the electrical age. We have the expertise in-house:

o    optical storage on DVD, with rewriting capability;

o    digital video, through our Nexperia digital video platform;

o wireless technologies such as Bluetooth for connectivity with other products and networks, including the Internet;

o and display technologies and applications, such as one-chip TV ICs, LCD TV, projection TV, Liquid-Crystal-on-Silicon mini-displays, polymer light-emitting displays and flexible displays.


The technological foundation required to enable us to pursue our high-growth ambitions is therefore largely in place -- now what remains is for us to demonstrate the entrepreneurship and drive needed to unlock all this fantastic potential.

Marketing and branding

Several times in the past we have failed to reap the benefit of our early investments in technology. For some time our marketing has not been up to standard in many areas. Accordingly, we've taken steps to upgrade the whole marketing function throughout the Company, including the appointment of Chief Marketing Officers in our major divisions. We will also be tightening the consistency of the "Philips brand experience", so that those who buy and use our products will recognize them clearly as being from us. It's a question of design, a shared look and feel -- and the fact that our products show that we understand what people want from technology. To this end we will roll out, in the first quarter of 2002, a newly defined brand platform that clearly defines our positioning.

Strength through cooperation

In order to become a leader in digital-age technology, our product divisions are going to have to work more closely together. The technologies are converging, and consumers tell us they no longer see any real division between technology for the home, for work and for on the move. It's just technology for people. Our divisions grew up historically on the basis of separate technologies. Those boundaries are less relevant today and hold us back rather than help us work more efficiently.


Our product divisions have many shared interests. For instance, solid-state technologies within Lighting are linked with our screen display activities at Components. Certain types of medical equipment are becoming consumer items, implying a link between Medical Systems and Personal Care, while for Liquid-Crystal-on-Silicon projection technology, you need semiconductors, components and lighting expertise. Just as companies are increasingly finding that they need to enter into alliances and partnerships, so we need to establish more effective networks and partnerships within the Company. Bringing people together is the key. One very good example of this was the introduction of the DVD recorder last August: thanks to outstanding cooperation between several divisions, we were able to bring this product to market six months ahead of schedule and, more importantly, ahead of our competitors. This is the way we have to go, working together, sharing best practices and resources, and concentrating on seizing the opportunities of the future.

Gearing up for the future

So how do I see the Company developing in the next few years? I see Research, Semiconductors, Components and the digital parts of Consumer Electronics as forming the heart of our high-growth technology engine. Medical Systems' multi-billion dollar acquisitions program has made the division a true high-tech powerhouse (its acquisitions in of Agilent Healthcare Solutions Group and Marconi's Medical Systems have already made it No. 2 in the world in medical digital imaging equipment). Further growth will be driven by building our service business and by our foray into home telemedicare. Around this core we have Lighting and DAP - cash-generating businesses which to a large extent are operating in more mature markets and are less impacted by the economic cycle. In the case of Lighting, also a world leader, new growth will be stimulated by emerging technologies, such as solid-state lighting (LEDs), and a strong focus on lighting-related electronics. Finally, growth at DAP will center mainly on male shaving and oral healthcare.

By increasing our focus on value creation from a total company perspective, e.g. through cross-divisional programs in technology management and marketing, we will energetically pursue our declared corporate objectives of generating sustainable profit growth and maximizing shareholder value through product and market leadership. To this end, we reaffirm our commitment to the medium-term financial targets that serve as the performance benchmarks for our transformation into a high-growth technology company: sales growth of 10% on average per year, growth of earnings per common share of 15% on average per year, IFO margin above 10% and a positive cash flow.

The Philips Way

However, the Company as a whole has to work with a shared sense of purpose and motivation if we're to be successful. A clear recommitment to the values that have sustained Philips' pioneering position for over a century is also a priority as we move to unlock the Company's potential. Accordingly, we have decided to introduce a new expression of our company values -- Delight customers, Deliver on commitments, Develop people, Depend on each other -- which will be rolled out in the first quarter of 2002. These values, together with the Philips brand platform, represent an important element in defining the identity and focus of the 21st century Philips -- what the Company stands for, where it is heading, and, most importantly, how it is going to get there.

Flexibility and speed continue to be vital. To make sure we develop in this area, we'll be continuing with the implementation of our BEST (Business Excellence through Speed and Teamwork) program. BEST is designed to spread management best practice across the Group and so support our goal of achieving world-class performance in our processes, fostering teamwork and cohesion.

Final thoughts

On a personal note, I would like to thank my fellow Board member John Whybrow, who will be retiring this year, for his dedicated service and outstanding contribution to the Company over a period of 30 years. I wish him all the best for his retirement.

Finally, I would like to thank you, our shareholders, for keeping faith with Philips over this last, difficult year. I can assure you that we in the Board of Management will do everything necessary to chart a course that enables Philips to continue its tradition of innovation and entrepreneurship in the st century and to be a major force in the digital era. And I know that in doing so I can count on the dedication and drive that our employees have demonstrated so often in the past to help us fulfil the promise of the future.

(SIGNATURE OF GERARD KLEISTERLEE)

Gerard Kleisterlee, President

Profile 2002


The foundations for this dynamic corporation were laid in 1891, when Gerard Philips established a company in Eindhoven, the Netherlands, to "manufacture incandescent lamps and other electrical products". Gerard and his brother Anton were entrepreneurs who succeeded in business by delivering innovations that improved the lives of their customers and employees.

The company initially concentrated on making carbon-filament lamps, and by the turn of the century was one of the largest producers in Europe. Developments in new lighting technologies fueled a steady program of expansion, and in 1914 it established a research laboratory.

Philips began early to protect its innovations with patents, in areas such as X-ray radiation and radio reception. This marked the beginning of diversification. Having introduced a medical X-ray tube in 1918, Philips then became involved in the first experiments in television in 1925. It began producing radios in 1927 and had sold one million by 1932. Thus was born a tradition of bringing meaningful technology innovations to market at the right time.

Displaying the tenacity, curiosity and imagination of the true pioneer, Philips continued to break new ground over the following decades: inventing the rotary heads which led to the development of the Philishave, for instance, and carrying out pioneering work on transistors and integrated circuits.


o Philips' annual production of tubular fluorescent lamps laid end to end would stretch around the world more than six times.

o    Philips introduced the world's first multichannel Super Audio CD player.

o    Philips LCD panels are used in the NASA space shuttle.

Lighting

o    Lamps

o    Luminaires

o    Lighting Electronics

o    Automotive & Special Lighting

Consumer Electronics

o    Mainstream CE

o    Digital Networks

o    Consumer Communications

o    Licenses

Domestic Appliances and Personal Care

o    Male Shaving & Grooming

o    Body Beauty & Health

o    Oral Healthcare

o    Food & Beverage

o    Home Environment Care

And the flow of exciting new products and ideas continued: the compact audio cassette in 1963, for example, energy-saving lamps, and key breakthroughs in the processing, storage and transmission of images, sound and data, resulting in the invention of e.g. the LaserVision disc, the Compact Disc and optical telecommunication systems.

The rapid mass acceptance of DVD, the CD's successor format, illustrates how important it is for a company to understand how people experience technology. People interact with technology practically every second, often without even realizing it. Only by appreciating how these interactions take place can we enhance our customers' experience of them. Today, with the digital revolution in full swing, we must listen to -- and learn from -- our customers, and then create the products and systems that will delight tomorrow's consumers, always mindful of the social, environmental and economic impact of the choices we make.

o    More than 50% of the world's color TVs are powered by Philips
     Semiconductors

o More than half the world's cardiac X-ray procedures are performed on Philips diagnostic imaging equipment.

o    Philips Research generates 4 new patents every day.

Components

o    Optical Storage

o    Mobile Display Systems

o    Emerging Electronic Solutions

o    Connectivity

Semiconductors

o    Discretes & Multimarket ICs

o    Digital Consumer Systems

o    Display Solutions

o    Mainstream Consumer Systems

o    Mobile Consumer Systems

o    Mobile Communications

o    Networking

o    Identification

o    Emerging Businesses

Medical Systems

o    X-Ray Equipment

o    Computed Tomography

o    Magnetic Resonance

o    Ultrasound

o    Nuclear Medicine

o    Imaging IT

o    Healthcare Services

o    MedQuist

Lighting

Leading light

Philips Lighting holds the No. 1 position in the global lighting market. This position is supported by leadership in innovation combined with continuing cost and efficiency improvements and a systematic approach to seeking out new market opportunities for our lines of business: Lamps, Luminaires, Lighting Electronics and Automotive & Special Lighting. Major drivers for growth are: innovative products based on technology breakthroughs; the grasping of opportunities in emerging regions; and focus on value creation through marketing excellence. Across Europe, North America, Latin America and Asia Pacific the division employs some 48,000 people.

OUR STRATEGIC AMBITION IS TO SET THE PACE IN THE LIGHTING INDUSTRY AS THE FIRST-CHOICE INNOVATIVE PARTNER FOR THE SUPPLY OF CREATIVE AND COST-EFFECTIVE LIGHTING SOLUTIONS. MARKETING EXCELLENCE AND IMPROVED CUSTOMER SERVICE ARE, ALONG WITH INNOVATION, THE THREE CORNERSTONES OF OUR BUSINESS GOING FORWARD.

BESIDES INNOVATIVE PRODUCTS, PHILIPS LIGHTING CONTINUES ITS FOCUS ON INNOVATIVE WAYS OF DOING BUSINESS. A PIONEER IN THE FIELD OF E-BUSINESS, WE NOW HAVE FULLY INTEGRATED ACTIVITIES ON BOTH THE SELL-SIDE AND THE BUY-SIDE, WITH PRODUCT INFORMATION PROVIDED THROUGH WEBSITES AND E-CATALOGS. WE HAVE DEVELOPED ORDER ENTRY/ORDER STATUS EXTRANETS THROUGHOUT THE WORLD. AND, IN COLLABORATION WITH PARTNERS, WE ARE LEADING THE DEVELOPMENT OF E-MARKETPLACES.

The benefits of innovation

Within Lamps, our largest business, the main growth areas are the thin 16 mm T5 fluorescent lamps, halogen and high-intensity discharge lamps - especially Mastercolor CDM. The latter solve the color variation problems inherent in conventional metal-halide lamps, while offering much longer economic life and thus considerably lower maintenance costs.

In Luminaires we have been vigorously implementing a change program to increase efficiency and improve profitability. Among many product introductions, our efforts to help make the city more beautiful as well as safer at night have continued with the introduction of our New Metronomis range, offering lighting designers, architects and urban planners a complete tool box for lighting the city.

(PHOTO OF CHATEAU OF VERSAILLES)

BEAUTY BY NIGHT

For the first time since its completion in 1674, the beauty of the Chateau of Versailles is permanently visible by night thanks to the use of over 500 energy-saving lighting sets. The Palace takes its place amongst some of the world's most recognizable landmarks that Philips Lighting has illuminated. Others include Tower Bridge in London, the Taj Mahal, the Eiffel Tower and the Sphinx at Giza, Egypt.


(PHOTO OF HIPERVISION SIGNALING BULB)

BULB THAT LASTS VEHICLE'S ENTIRE SERVICE LIFE

Our HiPerVision signaling bulb offers a lifetime matching that of the car. And, because of its small size, it opens up opportunities for designers of new car models, while bringing end-user benefits such as increased trunk space. Daimler Chrysler, Philips' partner from the early development stage, is applying this technology in its latest E-Class Mercedes. In Mercedes trials, the new development proved its worth over a distance of more than 850,000 kilometers without showing any signs of a defect. That equates to twelve times the service life of conventional bulbs.

Lighting

Efficiency through electronics

In Lighting Electronics, the potential our technology offers in terms of energy saving, miniaturization, increased power and flexibility, and cost effectiveness has led us to create a new global business unit, Special Lighting Electronics, focusing on electronics for e.g. UHP (Ultra High Performance) lamps, LEDs and automotive and solar applications. Through the acquisition of the fluorescent lighting ballast operation of Lumisistemas (Mexico) and the lighting ballast activities of Helfont (Brazil), we have consolidated our leading position in these markets. The launch of the eKyoto ballast in Europe provides an attractive, economical alternative to electromagnetic ballasts, offering substantial energy savings and therefore also making things better for the environment.

The road ahead

In Automotive, fast growth is driven by our innovations enhancing comfort and safety on the road. Our VisionPlus replacement headlight bulbs, for instance, give up to 50% more light on the road. In 2001 we produced our ten millionth Xenon bulb; US research has shown that Xenon lights considerably enhance safety on the roads. In Special Lighting - applications such as digital data projection (where we have the leading position with our UHP lamp), stage/theater/entertainment, infrared for industrial use, and ultraviolet for both solaria and air/water disinfection - we continue to focus on exploiting double-digit growth opportunities in new application areas. We recently formed a joint venture with the Fraunhofer Institute in Aachen, Germany, to develop Extreme UV light sources to be mounted in the next generation of photolithography equipment for the semiconductor industry.

(PHOTO OF LUXEON LED TECHNOLOGY)

QUANTUM LEAP

In LumiLeds Lighting, our joint venture with Agilent Technologies in the field of LEDs (Light-Emitting Diodes), sales continue to extend from automotive and traffic signal applications into signage and contour lighting. New applications for LCD backlighting are opening up based on the rapid, ongoing improvement of the technology. The new Luxeon LED technology, which lasts 100 times longer and is up to four times more efficient than today's standard incandescent light sources, was launched to widespread acclaim in the marketplace.

NEW METRONOMIS

Following the success of the Metronomis range of architectural street-lighting luminaires launched in 1998, Philips has now embarked upon the second phase of its Metronomis program. Bringing together a clear family design aesthetic and optimum light-technical performance, these new luminaires extend the application field of Metronomis to virtually every architectural context.

As bright as the sun

Projection technology has become a very important display technology, not only for data front projectors but also for home cinema systems. Breakthroughs in display panel and projection lamp technologies have been key to this development. The UHP (Ultra High Performance) lamp, with brightness matching that of the sun, is a patented Philips invention, which has made Philips Lighting the industry leader in such projection lamps.

Thanks to this UHP technology, which has been developed in close cooperation with Philips Research and other partners including Philips Creative Display Solutions,the whole meeting room environment has been transformed. No more bulky overhead projectors, but interactive presentations with moving images from portable multimedia projectors. Further cooperation, also with outside partners, is aimed at enabling affordable home cinema systems with crystal-clear pictures through e.g. polysilicon LCDs or Philips Components' Liquid-Crystal-on-Silicon technology.

So far, research and cooperation with both internal and external partners have improved the system light output by a factor of 10, while reducing the size and weight of the system by a factor of more than 10, all in less than six years.

Consumer Electronics

Going digital

As the world's No. 3 company in the field of consumer electronics, Philips Mainstream Consumer Electronics is focusing on three main areas: digital displays; digital recording and playback; and (wireless) connectivity and the Internet. By year-end 2001, Philips Mainstream Consumer Electronics had a headcount of around 20,000.


GIVEN THE GROWTH OPPORTUNITIES FOR DIGITAL IN OUR KEY FOCUS AREAS, WE ARE CONTINUING TO DRIVE FORWARD OUR MOVE FROM ANALOG INTO DIGITAL. THIS IS REFLECTED IN THE COMPOSITION OF AND CHANGES TO OUR PRODUCT PORTFOLIO. THE DVD RECORDER WE INTRODUCED IN 2001, FOR INSTANCE, ILLUSTRATES OUR COMMITMENT TO DIGITAL STORAGE AND FORMS A STRONG FOUNDATION FOR THE FUTURE. IN THE ANALOG DOMAIN, ON THE OTHER HAND, WE FOCUS ON MANAGING OUR BUSINESS WITH MAXIMUM PROFITABILITY BY MINIMIZING ASSETS (INCREASED OUTSOURCING) AND REDUCING PRODUCT DIVERSITY AND DEVELOPMENT COSTS. FOR EXAMPLE, WITH THE MARKET FOR ANALOG VIDEO RECORDERS BECOMING MATURE, WE DECIDED TO OUTSOURCE PRODUCTION TO FUNAI ELECTRIC COMPANY, LTD. OF JAPAN AND TO CONCENTRATE OUR VCR RESOURCES ON MARKETING AND SALES.

WE ENJOY A LEADING MARKET POSITION IN PRODUCT CATEGORIES SUCH AS TELEVISION, PC MONITORS, CD, AUDIO AND DVD PLAYBACK THANKS TO OUR LIFESTYLE PRODUCTS, IN WHICH DESIGN AND EASE OF USE PLAY A DECISIVE ROLE. THIS MATCH BETWEEN CONSUMER DESIRES AND OUR PRODUCT OFFERING CAN ONLY BE ACHIEVED BY LISTENING TO CONSUMERS, IDENTIFYING THEIR NEEDS AND APPLYING THE BEST AVAILABLE TECHNOLOGY TO MEET THEM.


Digital displays

In consumer display devices, our focus is on the overall viewing experience, the trend being towards flat, slim and wide, with increased emphasis on picture quality and design. New technologies are on the short-term horizon. We are currently working on PixelPlus technology, which enables us to double screen resolution, the latest milestone in picture quality. The result: a high-definition picture in a conventional TV set, dramatically increasing viewing pleasure.

In 2000 we introduced LightFrame, a proprietary technology for TV-quality video and photo display on a computer monitor. This combination of monitor hardware and PC-based software boosts the brightness and sharpness of a monitor's video signal. In the course of 2001 this technology was further improved for significantly better web performance.

(PHOTO OF PIXELPLUS TECHNOLOGY)

PIXELPLUS

Delivery platforms such as digital broadcasting, DVD-Video, games and interactive services are placing increasingly heavy demands on the picture performance capabilities of conventional television technologies. Drawing on its extensive capabilities in digital signal processing, Philips has introduced PixelPlus, which delivers unparalleled depth of detail, sharpness and resolution, with no visible line structure, for both moving and still images. PixelPlus will be incorporated in an exciting new design range of TV sets in 2002.

Philips' EISA Award-winning 32-inch Flat TV

(PICTURE OF PHILIPS' 32-INCH FLAT TV)

NOW YOU'RE IN CONTROL

At first glance the new Philips DVD-R1000 doesn't look much different from a regular DVD player. In fact, there is only one difference, but it's an important one - the red recording button. And that button is how Philips puts you in charge. Now you can enjoy digital-quality video from pre-recorded and home-recorded DVD discs.

Digital recording

After the successful launch of the consumer CD audio recorder, the DVD recorder is the next important building block in the digital domain. Our well-received DVD-Video player needed only one addition: the red recording button. Recordings made on a DVD recorder can be played on almost any DVD player currently on the market. Our DVD drive offers consumers data storage in a PC and more comprehensive video editing as well as playback of recordings made with consumer electronics devices.

The year 2001 also saw the introduction of our first multi-channel Super Audio CD player, offering the best sound performance available today. By year end 2001, some 600 SACD titles were available, of which a growing number of multi-channel releases.

For all these technologies we have an extensive licensing program, allowing us, together with our

Consumer Electronics

partners, to set standards, create new markets and generate substantial revenue.

NEW PRODUCTS

In the GSM area we introduced extensions to our Az@lis and Fisio product ranges in 2001. Excellent performance in China by our high-tier Xenium range is allowing us to benefit from the fast-growing market in the Asia Pacific region.

In the DECT business (cordless phones for the home) we have consolidated our No. 2 market position in Europe thanks to a well-balanced and differentiated product portfolio. In 2001 we introduced appealing new products, the Onis 200 and Kala 200.

Connectivity, convergence and the Internet

As devices become increasingly web-connected, we envision a future of always-on Internet accessibility, much like any other domestic utility. We have taken an important first step in this direction with the launch of our FW-i1000 Internet Audio system in the United States. Hooked up to a broadband Internet connection, it can access any of the thousands of radio stations currently online.

MP3-CD continues to grow in popularity, offering the best cost-per-megabyte value available today in removable digital storage. This year we have created an entire MP3-CD family, including the pocket-sized 8 cm eXpanium, and a whole range of portables, hi-fi mini systems and even CD recorders, all offering MP3-CD playback.

E-marketing initiatives

In 2001 we collaborated with Philips Domestic Appliances and Personal Care in establishing an e-marketing platform. The roll-out, which will be done in the local language in those countries in which we do business, is expected to be completed during the first quarter of 2002. This common infrastructure will be leveraged to support our efforts in customer relationship marketing, improve overall consumer service and streamline transactional processing with our dealers.

The strategic marketing and technology partnership with America Online/Time Warner, the world's largest media conglomerate, which was announced in July 2001, has given a major boost to our online commercial activities. Drawing upon AOL's strengths in interactive marketing and its vast number of media worldwide, we are committed to leveraging Philips as a premium brand and to partnering in information devices, online services and entertainment. The first fruits of this relationship appeared in the final quarter of the year with the introduction of AOL Internet properties aimed at making online shopping easier and more enjoyable.

Mobile phone business refocused

In 2001 we refocused Philips' mobile phone activities, with Philips Consumer Communications (PCC) ceasing to operate as an independent manufacturer of mobile handsets; this involved a major restructuring, particularly in France. Part of PCC's R&D capabilities and part of its manufacturing activities will be incorporated in partnerships with China Electronics Corporation (CEC). Philips has retained a minority shareholding in the manufacturing joint venture, which will serve a larger customer base on an ODM (original designer/manufacturer) basis and will allow Philips to continue to market and sell Philips-branded mobile phones in Europe and Asia Pacific, where the GSM standards prevail. The agreement with CEC leaves the creative power for our technology divisions (Components and Semiconductors) in mobile communications intact. On the other hand it enables the Consumer Electronics division to remain active in the mobile handsets market with

EISA

EISA SUCCESS FOR "THE FUTURE OF TELEVISION"

Philips has won an EISA Award for its new 32-inch plasma display set, its third consecutive Flat TV product to win such an award. Measuring just 9 cm deep, the super-slim set, which incorporates Philips' acclaimed picture enhancement technologies Digital Natural Motion, Digital Crystal Clear and Active Control, was described by EISA as "the future of television".

COMPATIBILITY WITHOUT COMPROMISE

The new Philips DVD recorder has been named European Digital Video Recorder of the Year 2001-2002 by EISA. In its statement, the EISA jury said: "The DVDR1000 takes off where the conventional video recorder stops, because of the limitations of tape. For the first time in Europe, It's now possible to record DVDs on a stand-alone device that can be played back on the majority of DVD players on sale".

SUPER AUDIO CD

In naming the new Philips Super Audio CD player European Audio Player of the Year 2001-2002, the EISA jury has underlined the fast-increasing recognition of the SACD format. The EISA award citation noted that the SACD1000 offers today's highest standards of audiophile sound reproduction quality in combination with multichannel SACD, universal CD and DVD-Video playback capabilities.


ROCK IT IN YOUR POCKET
The all-new, pocket-sized 8 cm eXpanium eXp401 is Philips' exciting, new-generation MP3-CD player. We've used "pocket science" to create a miniature player that's 40% smaller than a standard CD player -- but still really big on music.

Consumer Electronics



limited exposure. To this end, a new business unit, Wireless, will be set up within Consumer Electronics. As of January 1, 2002, Philips' DECT business has been fully integrated in the Wireless unit; the mobile handset activities will follow as of April 1, 2002.

Gateway to the digital world

Digital Networks is at the forefront of digital convergence, transforming the way we access television and the Internet at home or on the move. Our set-top boxes and solutions for software, Internet streaming, rights management and broadcast transmission are helping to drive the migration from analog to the broadband digital world. Digital Networks' technology solutions enable service providers to deliver exciting and compelling content to consumers. For example, our state-of-the-art cable set-top box, launched during 2001 and powered by the Philips Semiconductors Nexperia(TM) processor, provides an advanced gateway for the secure delivery of broadcast, multimedia, Internet and telephony services to households.


Converging focus

Philips' firm belief in open technology standards for healthy business development underpins Digital Networks' involvement in the Multimedia Home Platform (MHP). Supported by over 200 major broadcasters and technology companies, MHP provides a level playing field for the development of interactive and enhanced digital television. MHP addresses an over-diversity of proprietary technologies which have emerged during digital television's infancy, resulting in a slower market growth of services. In 2001, Digital Networks addressed this situation by strategically refocusing its set-top box activities, significantly strengthening relationships with key customers. At the same time, the group commenced a program of convergence towards two main set-top box platforms in order to reduce development costs while improving time-to-market and supply chain issues.


MPEG-4

As the Internet transforms into a broadband, always-on medium, Digital Networks continued its strategic investment in MPEG-4, the standard for high-quality video, audio and multimedia streaming, during 2001. Digital Networks is focusing its application of MPEG-4 in the mobile wireless domain, forming a strategic alliance with Sun Microsystems to develop MPEG-4 distribution technology solutions.

Content protection

In digital broadcast distribution, Digital Networks has advanced the protection of content via conditional access, watermarking and digital rights management solutions. Pioneering watermarking technology -- a digital "fingerprint" discreetly embedded in content for copyright verification -- has even led to Philips' development of an equally innovative audio application for music copyright revenue management in radio broadcasting.


NEW NAME, NEW START

In 2001, PCB/Assembly -- set up to bring together all the printed circuit board assembly operations of Consumer Electronics in one unit -- was renamed Philips Contract Manufacturing Services (PCMS).At the same time it was announced that PCMS will be bringing its expertise to the external electronic manufacturing services market.
With 7,000 employees and production centers in China, Europe, Mexico, Brazil, Singapore and India, PCMS now offers a full range of manufacturing services, including design, engineering, product introduction, prototyping, mass manufacturing and supply chain solutions.

First to market!

Philips introduced Europe's first DVD recorder at the Internationale FunkAusstellung (IFA) in Berlin in August 2001. The original planned launch date was early 2002. We were determined to be first in the market with a DVD recorder and we succeeded. We had to bring the launch forward, which called for intense interdivisional cooperation.

It was agreed between the groups involved (from the Semiconductors, Components and Consumer Electronics divisions, spread over several countries) to start developments in parallel rather than sequentially. This approach is not without risk, but it minimizes the time required for the product creation process.

Expected output from one party, which would be the input for the other, was simulated by adding specific software to existing hardware. This enabled Consumer Electronics to develop the set in parallel with Optical Storage, which was developing the optical reading and writing unit, and Semiconductors, which was designing the specialized integrated circuits. As soon as changes in the original technology definitions appeared, they were communicated and implemented in the software.

Domestic Appliances and Personal Care



Better experiences

Philips Domestic Appliances and Personal Care develops, manufactures and markets a wide range of products in the fields of male shaving and grooming, body beauty and health, oral healthcare, home environment care, and food and beverage preparation. The division has a strong presence in all regions around the world and employs some 10,000 people.

OUR STRATEGIC INTENT IS TO BE AN INDUSTRY SHAPER IN ESTABLISHED GLOBAL MARKETS AND A STRONG PLAYER WITH NO. 1 AND 2 POSITIONS IN SELECTED REGIONAL MARKETS. FOR INSTANCE, WE ARE THE WORLD MARKET LEADER IN THE FIELD OF MALE SHAVING AND NO. 2 IN THE FIELDS OF IRONS AND DENTAL CARE. IN THE LATTER MARKET, SONICARE, THE ELECTRIC TOOTHBRUSH CONCEPT THAT WE ACQUIRED THROUGH OUR TAKEOVER OF OPTIVA CORPORATION, PERFORMED VERY WELL IN 2001. IN CHINA, WHERE WE ARE THE MARKET LEADER IN A NUMBER OF IMPORTANT PRODUCT CATEGORIES SUCH AS SHAVERS, DEPILATORS, BLENDERS AND IRONS, FURTHER DOUBLE-DIGIT GROWTH WAS ACHIEVED IN 2001.

IN RECENT YEARS WE HAVE STRENGTHENED OUR POSITION AS AN INNOVATIVE BRAND. THIS IS BASED ON ONGOING AND IN-DEPTH RESEARCH INTO CONSUMER NEEDS, A STRONG TECHNOLOGICAL FOUNDATION, HIGH-QUALITY DESIGN CAPABILITIES AND EFFECTIVE BUSINESS CREATION ROADMAPS. IN ADDITION, WE HAVE FOCUSED ON FULLY INTEGRATED MARKETING STRATEGIES, WITH ONLINE AND CUSTOMER RELATIONSHIP MARKETING BECOMING INCREASINGLY IMPORTANT; THE LATTER WILL BE EXTENDED BY OUR STRATEGIC COOPERATION WITH AMERICA ONLINE (AOL).


TASTES GOOD

With Senseo Crema you can now enjoy a perfect cup of coffee - topped by a rich layer of crema - whenever you feel like it. Each cup is freshly brewed, so you're always sure of that pure smooth taste. This revolutionary coffee maker was produced and marketed in a joint effort with Sara Lee | DE.

Innovative partnerships with leading brands

The year 2001 saw the launch of another innovative product concept based on close cooperation with a world-renowned company in the fast-moving consumer goods industry: the Senseo Crema coffee maker, brought to market in conjunction with Sara Lee | Douwe Egberts. Its introduction was an unprecedented success. That was also true of the Coolskin II, the second generation of shavers featuring Nivea additives.

Springboard to success

Our ongoing quality and efficiency improvement efforts are clearly bearing fruit, particularly in reducing lead time in the innovation and supply chain management process. Together with the initiatives outlined above, this will help us to realize our ambitions. We intend to create value and to contribute to the further enhancement of the Philips brand by offering consumers outstanding products that truly meet their needs and improve the quality of life in the home.

Together in new electronic media

DAP is cooperating closely with Consumer Electronics in e-business, jointly developing a website (accessible via www. philips. com) that offers consumers a full range of information and services tailored to each country. It also allows retail customers to place orders via secure extranet links. Now, DAP and CE are developing online properties in partnership with AOL/Time Warner. This will enable over 30 million AOL subscribers in the US and Europe to learn about Philips products while viewing content from Time Warner publications, helping them see how our products fit their lifestyles. This cooperation is accelerating both divisions' move into new marketing media.

Components

High-end digital solutions

Philips Components, headquartered in Sunnyvale, California, is a world-leading provider of integrated digital electronic solutions in the areas of displays, storage and connectivity. Its global customer base covers the computing, consumer electronics, telecommunications and automotive industries.

Philips Components currently employs more than 15,000 people in 39 countries around the world. It is a leading supplier of CRTs and LCDs through its joint ventures with LG Electronics of South Korea: LG. Philips Displays and LG. Philips LCD. It is also a leading provider of mobile telephone displays and speaker systems.

PHILIPS COMPONENTS WILL CONTINUE ON ITS COURSE TO BECOME A MARKET LEADER IN PROVIDING CUSTOMIZED DIGITAL SOLUTIONS TO INTERNAL CUSTOMERS AND LEADING OEMS. THIS IS PART OF THE DIVISION'S TRANSFORMATION FROM A COMMODITY COMPONENT SUPPLIER TO A SUPPLIER OF DIGITAL SUBSYSTEMS AND SOLUTIONS BASED AROUND THE BUILDING BLOCKS OF DISPLAYS, STORAGE AND CONNECTIVITY, AREAS IN WHICH WE HAVE OR ARE BUILDING A STRONG LEADERSHIP POSITION. WE WILL SHIFT ALLOCATION OF CAPITAL AND HUMAN RESOURCES TOWARD SYSTEM AND ARCHITECTURE DESIGN AND SYSTEM-TYPE SELLING. WE AIM TO MOVE UP THE VALUE CHAIN WITH A DIGITAL SOLUTIONS FOCUS, ALLOWING US TO CAPTURE A LARGER PART OF THE VALUE AND LEADING TO A SIGNIFICANT INCREASE IN REVENUES THROUGH ORGANIC GROWTH AS WELL AS ALLIANCES AND ACQUISITIONS.

(PICTURE OF DVD+RW)

DVD+RW - THE UNIVERSAL SOLUTION

DVD+RW (offering recordable and rewritable functionality) allows the user to store enormous amounts of diverse data (movies, still digital photos, computer data, etc.) on a single disc and to play the disc on any DVD system.

Displays

An important development in 2001 was the establishment of Philips Mobile Display Systems (MDS) as a separate business group. MDS is one of the world's leading suppliers of mobile displays. In 1999, Philips successfully commercialized the first polymer organic light-emitting diode (PolyLED) technology, for use in end products for small-scale mobile applications, including cellular phones and pagers. According to DisplaySearch (Austin, Texas), the total market for display technologies is expected to reach USD 12 billion by 2005. By that time, organic LED technologies, including PolyLED, are expected to comprise 10% of the total display market, growing to more than 50% by the year 2010.

In the course of 2001, a significant step in the transformation of the division was taken with the creation of the 50/50 CRT joint venture with LG Electronics (LG. Philips Displays), effective July 2. The aim of this move is to ensure the lowest possible cost base in the maturing CRT market and to achieve significant synergies.

Our other 50/50 joint venture, LG. Philips LCD, continues to be a leader in the production of TFT LCDs for computer monitor and notebook applications and is supplying display panels for the growing consumer market of LCD TVs. LCD technology affords numerous advantages, including lower power consumption, reduced electromagnetic emissions, as well as sleek and lightweight designs. In October 2001, LG. Philips LCD became the first company in the industry to ship 4 million units for 15.1-inch computer monitors. In addition, it unveiled a family of wide-format (16:9 aspect ratio) LCDs for computer and LCD TV applications.

Components

NET DISPLAY

Philips' net display modules are the "engine" for flat display devices connected to the Internet, enabling a vast range of products, from web tablets to public information displays, kiosks and thin clients.

BREAKTHROUGH IN PROJECTION TV

Following intensive cooperation with Philips Research, a new display technology, Liquid-Crystal-on-Silicon (LCoS), has been introduced. This is a projection engine allowing OEMs to bring affordable, high-resolution, large-screen TVs to market more quickly. LCoS is a low-cost technology targeted for use in rear-projection applications such as home cinema systems.

Storage

In optical storage, Philips Components is a leading innovator in CD and DVD formats for the information technology and consumer electronics markets. A broad alliance of more than 50 industry-leading PC, optical storage and consumer manufacturers now back the DVD+RW standard, and the number is growing all the time. Gartner Group/Dataquest analysts predict the rewritable DVD market will reach approximately 2.1 million units in 2002 and grow to 14.5 million units by 2005.

Connectivity

Philips Components is building a position in wireless connectivity modules to address the digital, Internet-driven, 24/7 world, where consumers demand anywhere anytime interactivity. The division is developing networked products for at home and on the move through enabling technologies such as Bluetooth. Philips is committed to becoming the one-stop shopping hub for OEMs looking to bring both Bluetooth and 802. 11A/B products to market. Key to this is the division's strong relationship with Philips Semiconductors.

PRONTOPRO

Featuring a high-resolution 256-color touchscreen, 8 MB of flash memory, RF for multi-room control and a pick-up sensor that automatically activates the screen, the ProntoPro allows consumers to control and further customize their entire home theater experience with one remote that fits in the palm of the hand.

Internet - anytime anywhere, thanks to Philips

Until now, OEMs building Internet appliances have had to turn to a variety of hardware and software vendors in order to produce a complete solution. This kept costs extremely high, prolonged time to market and resulted in products that were too thick and heavy to address today's extreme portability demands. However, all that has changed with the introduction of our net display, the world's thinnest, lightest Internet appliance for anytime anywhere Internet access.

Sixty per cent of the value of the product is made up of various technologies from within Philips, e.g. a 10.4-inch LG. Philips LCD screen, a Philips Semiconductors Trimedia chip for video streaming, RF 802.11B wireless connectivity from Philips Components, and an end-product design from Philips Design; furthermore, the Centre for Industrial Technology provided mechanical and testing support. The net display project was coordinated by Philips Components' Remote Control Systems business, which also added the overall system design and architecture as well as the software and applications.

Semiconductors

Bringing technology to life

Philips Semiconductors is a major supplier of complex systems on silicon and standard semiconductor products for consumer electronics, telecommunications, automotive, computing and industrial applications. Our solutions are designed to grow and evolve as our customers - and their customers in turn - realize the full potential of fast-evolving digital technologies. The division has approximately 33,000 employees in more than 50 countries.

IN 2001, PHILIPS SEMICONDUCTORS MAINTAINED ITS STRATEGIC FOCUS WHILE RESPONDING TO VERY TOUGH MARKET CONDITIONS. AGAINST THE BACKGROUND OF AN INDUSTRY DECLINE OF AROUND 30% COMPARED WITH 2000, THE DIVISION SAW REDUCED REVENUES IN MOST MARKET SEGMENTS, BUT WITH SOME NOTABLE AREAS OF GROWTH, SUCH AS AUTOMOTIVE AND SECURITY/IDENTIFICATION. PHILIPS SEMICONDUCTORS REACTED TO THE CHANGING MARKET CONDITIONS IN THE INDUSTRY BY, FOR EXAMPLE, LOWERING MANUFACTURING CAPACITY WHILE ENSURING THAT THE DIVISION STILL HAS THE CAPABILITY TO REACT TO A DOUBLE-DIGIT INDUSTRY UPTURN.

Fast response

In the communications segment, Philips Semiconductors responded quickly to the changing market dynamics and showed that it is able to meet the needs of the contract designers and manufacturers (ODMs) who are taking over from the branded handset makers. Additionally, Philips Semiconductors has a strong focus and market position in China, the largest potential growth market for mobile phones in the coming years. During the year, Philips formed a joint venture with China Academy of Telecommunications Technology (CATT) and CEC Wireless (CECW) to develop 3G phones for the Chinese market.

Setting the standard in connectivity

The division has also made significant progress in its focus area of wireless connectivity. Philips' proposal for a new low-cost connectivity standard (ZigBee) was accepted by the IEEE as the new industry standard. This is expected to provide a whole new class of connectivity for a variety of applications including remote controls, in-house security systems and environment control (heating,

SEMICONDUCTORS FOR SAFETY

Security is a key issue in today's digital world, and Philips Semiconductors is focusing on the identification sector in particular. Notable achievements in 2001 include the successful deployment of a number of baggage tracking trials with major airlines, enabling them to achieve the high levels of security demanded in the travel industry.

Semiconductors

light, ventilation) systems for the home. The division continues to ship chipsets for the volume connectivity standards -- Bluetooth and 802.11 -- making Philips the only company to support all major standards. By the end of 2001, the division had shipped over 7 million 802.11 A/B chipsets.

The Nexperia revolution

In the consumer segment, the home is about to be revolutionized by a new generation of digital applications, wireless connectivity and new, simple user interfaces. Philips' Nexperia Digital Video Platform can help drive this revolution forward, and in 2001 the division gained the endorsement of major players for this architecture, which will be used in new generations of Digital TV coming onto the market in 2003/2004. This platform will enable a host of new digital services -- games, interactive TV, video-on-demand and information services -- to be delivered to home entertainment systems by cable, satellite or Internet providers. As we move to this exciting future, our flexible Nexperia design methodology is already enabling us to provide scalable, customizable solutions for the digital home;rapid, right-first-time solutions which are software-upgradeable to keep pace with emerging services.

TECHNOLOGY FOCUS

Philips Semiconductors is a recognized leader in silicon manufacturing technologies for mobile telephony, including next-generation 3G mobile terminals and basestation infrastructures. Successive generations of QUBiC, an advanced silicon-only RF process, have kept it up to date with the latest high-volume CMOS manufacturing processes, keeping production costs below those of competing technologies. Enhanced component integration repeatedly improves QUBiC's performance, while characterization and optimization of its CMOS transistors at RF frequencies opens up the possibility of low-cost RF CMOS solutions for cost-sensitive applications such as Bluetooth. Combined with the company's world-renowned expertise in RF circuit design, the QUBiC process makes Philips Semiconductors an industry leader in the supply of RF silicon solutions.

Bianca Thuyns and Zed Allahdini of Philips Semiconductors discussing floor plans to enhance the robustness of a chip.

Wireless connectivity: a combined effort

Philips' vision of a world without wires will require the combined efforts of a number of divisions. Wireless connectivity has a wealth of potential applications:wireless headsets, integrated home environment management systems (heating, lighting, ventilation) and wireless offices, to name but a few. Philips Semiconductors has been at the center of Philips' efforts in this area, working together with Philips Research, which has been involved in the development of new technologies and standards, and Philips Components, which has created ready-to-use modules.

Medical Systems

Premier provider of health care solutions

Philips Medical Systems is one of the world's leading suppliers of medical imaging modalities and patient monitoring systems. It is a global leader in the product segments X-ray, ultrasound, nuclear medicine, patient monitoring, magnetic resonance, computed tomography and medical IT. Philips Medical Systems employs around 31,000 people.

ADDRESSING A MARKET THAT INCREASINGLY DEMANDS FULL-RANGE SUPPLIERS ABLE TO PROVIDE TOTAL HEALTHCARE SOLUTIONS, PHILIPS MEDICAL SYSTEMS IS REACHING FOR A GLOBAL LEADERSHIP POSITION. FOLLOWING A FOCUSED AND AMBITIOUS PROGRAM OF ACQUISITIONS OVER THE LAST THREE YEARS, REPRESENTING INVESTMENTS IN EXCESS OF USD 5 BILLION, PHILIPS MEDICAL SYSTEMS IS NOW ABLE TO OFFER INTEGRATED SOLUTIONS COVERING THE ENTIRE SPECTRUM OF DIAGNOSTIC IMAGING AND PATIENT MANAGEMENT NEEDS.

Further strengthening market position

Through these strategic acquisitions, the division has added a strongly complementary range of capabilities covering all key segments of the diagnostic imaging and patient monitoring markets. Not only do the recent acquisitions offer opportunities to achieve far-reaching synergies enabling increased efficiency and cost savings right through the organization, they also enable Medical Systems to further strengthen its market position and gain additional sales opportunities by addressing the full range of medical systems requirements of today's healthcare providers. It will do this with state-of-the-art products and systems, but also with responsive, customer-focused services and support that range from initial consultancy and site planning right through to user training, in-depth application support and maintenance. This full-range capability gives Medical Systems a greatly enhanced proposition to its customers and makes it a strong and highly credible partner for healthcare institutions. This is especially relevant in the important US market, where the trend towards centralized, professional procurement models is rapidly taking hold.

COMMITMENT TO WOMEN'S HEALTH

Breakthrough imaging technologies are providing new information and insights into a wide range of specific women's health areas, such as breast and gynaecological cancers and obstetrics. All the key imaging technologies are applied in this area, including MRI, ultrasound, CT, nuclear medicine and PET, as well as cardiovascular X-ray, reflecting the fact that heart disease remains the No. 1 threat to women in many countries. The result of this effort is the ability to offer superior early diagnosis (thereby reducing the number of invasive surgical procedures needed), improved outcomes and a better quality of life for women around the world.

Medical Systems

World-class portfolio

Enriched by the recent acquisitions, Medical Systems possesses a world-class portfolio of technologies and competencies. Its excellent performance over recent years, with market-outperforming growth and consistent gains in market share, has provided a strong basis on which to invest in the future. The division has embarked on a Post Merger Integration project with the aim of creating a single, coherent organization right through the supply chain. This will enable customers to benefit from the increased breadth and depth of products and services, as well as from the synergies between the various companies, extending from technology and manufacturing right through to logistics and customer support.

Integrating five best-in-class companies

The new Philips Medical Systems integrates five best-in-class companies, each with a reputation for excellence and a strong market position in its own right. In addition to the original Philips Medical Systems, these are: ADAC Laboratories, which possesses world-leading nuclear medicine and radiation therapy planning technologies and competencies; Agilent Healthcare Solutions Group, with an outstanding range of cardiology ultrasound, electrocardiography and external defibrillator systems; ATL Ultrasound, a worldwide leader in diagnostic medical ultrasound systems; and Marconi Medical Systems, a company with 85 years of experience in medical diagnostic imaging, specializing in CT scanners, MR imaging systems and nuclear medicine systems.

Other acquisitions

The year 2001 also saw the acquisition of Medcare, which allows Philips, in the USA, to expand its multivendor maintenance, asset management and biomedical engineering programs and thus strengthen its partnership with hospitals.

Into a new realm

The exciting developments outlined above have strengthened the fundaments of Philips Medical Systems, enabling the division to enter a new realm as a premier provider of healthcare systems.

POWERFUL IMAGING CAPABILITY

The Philips SONOS 5500 has all the advanced features clinicians want in a high-performance digital ultrasound system. Exceptional image quality, best-in-class contrast imaging tools, unique quantitative techniques, extensive applications and an intuitive user interface allow the most comprehensive echo examinations possible.

BRINGING HEART CARE TO THE HOME

At the beginning of 2001, Philips Medical Systems took an 80% stake in a joint venture with SHL Telemedicine Ltd. Through this joint venture, which operates under the name Philips HeartCare Telemedicine Services, we have entered a promising new market for remote cardiac monitoring of patients in their own homes. The service is based on the model that SHL has successfully developed in Israel, where it has over 60,000 subscribers whose cardiac function is monitored by telephone links to a medical call center. There, trained medical personnel, in close cooperation with doctors and specialists, provide analysis and consulting, instructing patients on the action to take. This enables patients to assume greater responsibility for their own health. In the USA, Philips is marketing a package for people with chronic heart disease to help them better manage their condition.

Medical Systems and Research: synergies in technology

One of the strongest synergy areas between Medical Systems and other parts of the Philips organization can be found in the field of research. The technology capabilities of Philips Research are at the heart of a constant stream of innovative new medical product concepts. Among the most recent are the BV Pulsera system that meets the X-ray imaging needs of the most demanding surgical procedures and interventions;the new first-of-a-kind SonoCT ultrasound system with XRES technology for improved image processing, originally developed for MR;and the new XMR combined MRI and X-ray cath lab imaging system, which promises clinicians unrivalled power to make faster and more accurate diagnoses.

Miscellaneous - Technology & Design

Innovation powerhouse

As one of the largest private-sector research establishments in the world, Philips Research supports all Philips' lines of business and is a key driver of the Company's high-growth technology strategy. Philips Research not only generates innovations in each of the Company's main strategic pillars in the high-volume electronics domain - displays, storage, connectivity and digital video-processing - but is also uniquely positioned to identify and explore the synergies between these pillars.

WITH LABORATORIES IN EUROPE, ASIA PACIFIC AND NORTH AMERICA, PHILIPS RESEARCH HAS A GLOBAL PRESENCE, ALLOWING FAST AND EFFICIENT DEPLOYMENT OF NEW TECHNOLOGIES INTO OPTIMAL LOCAL SOLUTIONS AND STANDARDS. AN EXAMPLE IS THE DEVELOPMENT BY PHILIPS RESEARCH EAST ASIA OF WIRELESS COMMUNICATION TECHNOLOGIES, DIGITAL TELEVISION, OPTICAL STORAGE SYSTEMS AND SPEECH-RECOGNITION MODULES FOR THE CHINESE MARKET.

(PHOTO OF PROTYPE REFLECTIVE LCoS)

ON DISPLAY

At the Internationale Funkausstellung (IFA) in Berlin and several other major exhibitions, Philips Research demonstrated a prototype of a reflective Liquid-Crystal-on-Silicon (LCoS) rear-projection display of breathtaking brightness, contrast and resolution. The display combines several innovative technologies, which were developed in joint projects of Philips Research with Philips Consumer Electronics, Philips Components, Philips Semiconductors and Philips Lighting. Another highlight presented at the IFA was the world's first matrix display that keeps on functioning while being bent, an important step towards fully flexible mobile displays.

FUTURE STANDARDS

Optical recording is characterized by long-lived standards. Philips, together with Sony, was there in the beginning when the CD (684 Mbyte storage capacity) was conceived, and was also involved in the development of the next step, the DVD (4.7 Gbyte). Although DVD will be the standard for some time to come, discussions about and research into the next generation of optical recording systems are already in full swing. Philips and Sony have jointly proposed the technology platform for third-generation optical recording. Using a blue laser and a double lens system, a storage capacity as high as 22.5 Gbyte can be achieved.

AMBIENT INTELLIGENCE

With Moore's law still showing that the number of transistors that can be put on a chip doubles every eighteen months, the computing power in our homes will continue to increase exponentially. But the way we experience this computing power is about to change. The proliferation of buttons and menu options will be ended and replaced with intelligent systems that respond to, and even anticipate, our needs. Philips calls this vision Ambient Intelligence.

Philips is ideally placed to provide many of the technology solutions to realize this vision. For example, it is a strong player in the RF communications technology for wireless in-home digital networks. For the display-centric environment of Ambient Intelligence, Philips has solutions ranging from LCD modules for hand-held devices to large-area flat-panel displays that can be built into the walls of a room.

In the drive for new technological solutions, it is, however, essential to remain focused on the needs of their eventual users. By creating multi-disciplinary research groups, including designers, ergonomists and trend analysts from Philips Design, a new methodology evolves - one where user needs are at the heart of the research process.

To investigate the practical, psychological and social implications of Ambient Intelligence, Philips Research is soon to open its HomeLab project in Eindhoven. Comprising a fully equipped home, complete with living, sleeping and kitchen facilities, HomeLab will provide an infrastructure in which Ambient Intelligence can be developed.

(PHOTO OF DR JEAN SCHLEIPEN)

Dr Jean Schleipen of Philips Research at work on third-generation optical recording systems

MISCELLANEOUS - TECHNOLOGY & DESIGN

MAXIMIZING VALUE OF INTELLECTUAL ASSETS

As of January 1, 2002, Corporate Intellectual Property and Standards & Licensing joined forces in a new organization called Intellectual Property and Standards (IP&S).This merger will improve efficiency, cooperation and the effective use of resources.The mission of IP&S is to create a strong IPR portfolio for Philips and to generate maximum returns from its intellectual property.

Despite the general slowdown in the economy, IP&S was able to maintain the level of direct licensing income from third parties in 2001. Major successes were achieved with licensing programs in the fields of optical storage, digital video and IC buses. Moreover, a number of promising new licensing programs for future revenues have been started in various areas, such as image coding. Via cross-licenses, IP&S was able to give Philips' business units a considerable competitive edge in terms of non-cash benefits by providing access to third parties' inventions. Value was also created by contributing intellectual property rights as assets in return for a share in a number of participations.

PROTECTION OF INNOVATIONS

Enforcing trademarks and design rights, IP&S also successfully conducted raids and seizures against companies making or trading illegal copies of Philips products and preventing those companies from cashing in on Philips' innovations. Furthermore, IP&S has vigorously pursued cybersquatters who appropriated domain names that included the Philips name.

FUTURE REVENUES

Stimulated by a patent filing incentive program, Philips filed some 3,000 new patent applications in 2001, a 35% increase on the year 2000.The portfolio now contains more than 75,000 rights. This increase was carefully controlled: the future need for patents was analyzed and patents were only generated in areas with high potential for value creation, such as digital video, optical storage, digital watermarking and connectivity.

INNOVATION IN MANUFACTURING

Philips' Centre for Industrial Technology (CFT) is a renowned center of competence supporting the product divisions and a number of external high-tech companies in all aspects of production, particularly in the areas of mechatronics, electronics, process technology, assembly and industrial support.

CFT can look back on a number of successful cooperations with the product divisions and Philips Research in 2001, cooperations that strongly support the Company's high-growth technology ambition. For example, it helped Philips Lighting analyze its production processes for UHP lamps and formulate an industrial strategy for the years 2001-2005. In addition, it contributed to the design, realization and ramp-up of a sealing-in process and machine.

EXCELLENCE BY DESIGN

Philips Design works according to its proprietary High Design process, a human-focused, multi-disciplinary, research-based approach intended to provide clients with competitive and sustainable solutions. Each year, 5% of Philips Design's turnover is re-invested in enriching knowledge through its R&D program. The 2001 program was dedicated to the design and branding of Philips Ambient Intelligence, exploring the application of interconnected, anticipatory and responsive technologies distributed throughout e.g. the home, the workplace, the public space, etc. The quality of Philips Design's concepts and research approach is confirmed by the many prestigious design awards won each year, e.g. the Industrial Design Excellence Award from the Industrial Designers Society of America and the iF Product Design & Interface Award from the International Forum Design Hannover.

PRODUCTIVE COOPERATION

Philips Research was closely involved in the development of Panorama 1T, the world's first high-field, actively shielded, lightweight open magnetic resonance system, launched this year by Philips Medical Systems. The open MR system provides superior patient comfort and acceptance, as well as unrivalled patient access. Research contributions were in magnet, gradient and RF-subsystem design and modeling, system software and image processing.

Cooperation between Philips Semiconductors and Philips Research has resulted in the successful integration of an acoustic echo-cancellation algorithm into current-generation GSM mobile handsets.The echo-cancellation algorithm suppresses the return echo that results from shrinking mobile handset sizes.

PLAYING THE DIGITAL WAY

Pogo, an interactive system that helps develop children's creativity through shared storytelling - developed by Philips Design with partners as part of a European Commission multi-disciplinary research project.

REPORT ON THE PERFORMANCE OF THE PHILIPS GROUP

1. The following discussion is based on the consolidated financial statements and should be read in conjunction with the other financial information.

2. The consolidated financial statements were prepared on a basis consistent with generally accepted accounting principles in the Netherlands (Dutch
     GAAP).

3. This section of the Annual Report represents a summary of the Operating and Financial Review and Prospects as included in the separate booklet entitled `Financial Statements and Analysis'.

4. Special items, as presented in the Operating and Financial Review and Prospects, relate to income and expenses resulting from normal business operations, which, because of their size or nature, are disclosed separately to give a better understanding of the underlying result for the period. These include items such as restructuring and impairment charges, acquisition-related charges and significant gains and losses on the disposal of businesses or participations.

     In some analyses these special items have been excluded from income in order to give a better insight into the comparable performance of the Philips Group. However, the reader should note that income from continuing operations excluding special items is not a measure of financial performance as defined by Dutch or US GAAP.

[(PHOTO OF COMPUTER MONITOR)]

THE YEAR 2001

O SALES FELL 15%, IN LINE WITH SLOWDOWN OF WORLD'S ECONOMIES AND DOWNTURN IN MOBILE PHONE AND IT-RELATED INDUSTRIES

O NET INCOME: A LOSS OF EUR 2,604 MILLION; SPECIAL ITEMS: A LOSS OF EUR 1,696 MILLION, INCLUDING A NON-CASH CHARGE FOR IMPAIRMENT OF NON-CURRENT FINANCIAL ASSETS

O POSITIVE CASH FLOW FROM OPERATING ACTIVITIES: EUR 1,248 MILLION; NET DEBT TO GROUP EQUITY RATIO OF 27:73

O UNCONSOLIDATED COMPANIES: A LOSS OF EUR 754 MILLION, MAINLY DUE TO LOSSES IN THE LG PHILIPS LCD AND LG PHILIPS DISPLAYS JOINT VENTURES AND LOWER INCOME AT TSMC

O CHANGES IN BUSINESS PORTFOLIO: REDUCED CAPITAL EXPOSURE TO MOBILE PHONE, VCR AND CRT MARKETS AND INCREASED PRESENCE IN MEDICAL SYSTEMS MARKETS

O    FURTHER RATIONALIZATION OF MANUFACTURING AND COST BASE

DOWNTURN IN MARKETS IN 2001


                                                                        1999                2000               2001*
                                                                     ----------          ----------         -----------

PCs                    million units                                    114                   131                121
                       % growth                                          24                    15                 (8)

Cellular phones        million units                                    280                   416                390
                       % growth                                          74                    49                 (6)

Mainstream CE          value in billions of euros                        80                    96                 89
                       % growth                                           8                    20                 (7)

Semiconductors         value in billions of euros                       140                   222                157
                       % growth                                          24                    58                (30)


* provisional data

NET INCOME EXCLUDING SPECIAL ITEMS

in millions of euros


                                                                         2000                2001
                                                                      ----------         -----------

As published                                                             9,602              (2,604)

   per common share in euros - basic                                      7.31               (2.04)

Special items:

   Affecting income from operations                                      1,070              (1,235)

   Affecting financial income and expenses                               2,322                (526)

   Affecting results relating to unconsolidated companies                3,397                (248)

   Income taxes related to special items                                   (18)                313

Excluding special items                                                  2,831                (908)

   per common share in euros - basic                                      2.16               (0.71)



SUMMARY

After the record year 2000, the Company's performance in 2001 was severely impacted by the worldwide economic downturn in the telecom and IT-related markets, resulting in a negative net income of EUR 2,604 million (net income excluding special items amounted to a loss of EUR 908 million).

Our electronics businesses Semiconductors, Consumer Electronics and Components, as well as some of our major unconsolidated companies such as Taiwan Semiconductor Manufacturing Company (TSMC), LG Philips LCD and LG Philips Displays, were severely impacted by the decline.

Our Lighting, Domestic Appliances and Personal Care and Medical Systems businesses, which operate in less cyclical markets, continued their solid performances. Domestic Appliances and Personal Care and Medical Systems (the latter before acquisition-related charges) recorded their best year ever.

Philips managed the downturn by further lowering its cost base and reducing capacity, and by outsourcing or shifting production to partners. Several uneconomical semiconductor and component production lines were closed, a joint venture was entered into with LG Electronics in the field of display components, and the decision was taken to outsource the manufacturing and some of the development of mobile telephones and video recorders. Digital Networks refocused its strategy and limited its platform diversity.

Income included special items, mainly relating to:

o    restructuring and asset impairment (EUR 1,093 million);

o    acquisition-related charges (EUR 437 million);

o    gains on sales of participations (EUR 295 million);

o    impairment of security investments (EUR 526 million).

Reduction of the Company's overcapacity was the main reason for the restructuring, while recent acquisitions caused in-process R&D write-offs and integration costs at Medical Systems.

The extended period of time over which the market

SALES

[(BAR CHART OF SALES)]

INCOME (LOSS) FROM OPERATIONS

[(BAR CHART OF INCOME (LOSS) FROM OPERATIONS)]

INCOME (LOSS) FROM OPERATIONS EXCL. SPECIAL ITEMS

[(BAR CHART OF INCOME (LOSS) FROM OPERATIONS EXCL. SPECIAL ITEMS)]

value of security investments in Vivendi Universal and GN Great Nordic was below book value, resulted in impairment of these shares.

The market value of our investments in other publicly quoted companies exceeded their book value by EUR 8,838 million.

Despite the losses, Philips was able to generate EUR 1,248 million positive cash flow from operating activities in 2001. Gross capital expenditures for property, plant and equipment were scaled back by one third compared with 2000 to EUR 2,143 million.

GROUP SALES AND INCOME FROM OPERATIONS

Sales totaled EUR 32,339 million, 15% lower than in 2000. Changes in consolidations had a 1% negative effect. Sales volume decreased by 6%, while average prices declined 8%. Sales at Semiconductors, Components, Mainstream Consumer Electronics and Consumer Communications were affected by the downturn in the respective markets. Sales at Lighting remained virtually flat, while sales at DAP and Medical Systems increased strongly, both organically and as a result of acquisitions. At Digital Networks, the sales decline reflected the strategy to reduce platform diversity and the customer base, while sales at Consumer Communications were impacted by the decision to lower the exposure to the mobile phone manufacturing activities. Display Components was deconsolidated; a joint venture was established with LG Electronics for the manufacturing and sale of commodity picture tubes.

Income from operations in 2001 amounted to a loss of EUR 1,371 million, or 4.2% of sales, compared to income of EUR 4,281 million, or 11.3% of sales, in 2000. Excluding special items, income from operations amounted to a loss of EUR 136 million, reflecting the weakness in many of our markets, which resulted in significantly higher price erosion and lower volume. In particular, excess inventory in the supply chain on the electronic markets resulted in a decline in market prices which could not be offset by efficiency improvements. Reduction of the Company's overcapacity resulted in restructuring and impairment charges, net of releases, of EUR 437 million, while other acquisition-related charges totaled EUR 437

SALES PER GEOGRAPHIC AREA

[(BAR CHART OF SALES PER GEOGRAPHIC AREA)]

INOCME (LOSS) FROM OPERATIONS PER GEOGRAPHIC AREA

in millions of euros


in millions of euros                                                    1999                2000               2001
                                                                     ----------          ----------         -----------


Europe                                                                  1,124                 3,246              (479)

USA / Canada                                                               82                   186              (854)

Latin America                                                             (41)                   59               (13)

Asia Pacific                                                              585                   787               (15)

Africa                                                                      1                     3               (10)


MOST IMPORTANT UNCONSOLIDATED COMPANIES


                                                                                    Philips'
                                                                                    share in
                                                                                     common
                                                                    since            stock
                                                                ------------     ------------

TSMC                                                                1986              21.8%

LG.Philips LCD                                                      1999              50.0%

SSMC                                                                1999              48.0%

Atos Origin                                                         2000              48.7%

LG.Philips Displays                                                 2001              50.0%

FEI                                                                 1997              25.5%

LumiLeds Lighting                                                   1999              50.0%


million, of which EUR 379 million at Medical Systems. Income from operations included amortization of goodwill and other intangibles for an amount of EUR 477 million, compared to EUR 342 million in 2000. Negative pension costs amounted to EUR 430 million, compared with EUR 445 million in 2000. Negative pension costs will be significantly lower in 2002 as a consequence of stock market performance.

SALES AND INCOME FROM OPERATIONS BY GEOGRAPHIC AREA

All regions recorded lower sales in 2001. The decline in sales was sharpest in Asia Pacific, partly due to the deconsolidation of Display Components. Other significant decreases in Asia Pacific related to Mainstream CE, Digital Networks, Licenses, Components and Semiconductors. The sharp decline of sales in Europe was caused by deconsolidation effects (Origin and Display Components), the refocusing of the mobile phone activities at Consumer Communications and the downturn at Components and Semiconductors. The sales decrease in Latin America was attributable to deconsolidations and weaker currencies, in addition to lower sales at DAP, Digital Networks, Components and Semiconductors. Sales in USA/Canada ended slightly down, impacted by lower sales at Semiconductors, Mainstream CE and Components, partly offset by higher sales from acquisitions at Medical Systems.

Income from operations in 2001 deteriorated in all regions. Europe, Asia Pacific and USA/Canada showed the sharpest decreases in income, driven by the unfavorable developments at Semiconductors, Components and Consumer Electronics. In 2000, income in Europe and Asia Pacific was positively affected by the non-cash gain on the sale of Origin and the gain on the sale of the AC&M business.

RESULTS RELATING TO UNCONSOLIDATED COMPANIES

Results relating to unconsolidated companies in 2001 came to a loss of EUR 754 million, compared to a profit of EUR 3,970 million in 2000. The operational performance of Taiwan Semiconductor Manufacturing Company (TSMC), LG.Philips LCD and the newly established joint venture LG.Philips Displays suffered from the severely depressed mobile phone and IT-

RESULTS RELATING TO UNCONSOLIDATED COMPANIES

in millions of euros

                                                                        1999                2000               2001
                                                                     ----------          ----------         -----------


Operational income (loss)                                                391                    697              (139)
Special items                                                             67                  3,397              (248)
Amortization of goodwill and other intangibles                           (49)                  (124)             (367)
                                                                         ---                  -----              ----
Total                                                                    409                  3,970              (754)
                                                                         ===                  =====              ====


RESTRUCTURING AND IMPAIRMENT BY SECTOR

[(BAR CHART OF RESTRUCTURING AND IMPAIRMENT BY SECTOR)]

INVENTORIES

[(BAR CHART OF INVENTORIES)]

related markets. The results relating to unconsolidated companies included amortization costs for goodwill and other intangibles amounting to EUR 367 million (in 2000: EUR 124 million) and special items related to restructuring and changes in equity ownership, amounting to a loss of EUR 248 million (in 2000: a profit of EUR 3,397 million). Excluding amortization costs and special items, our share in the results of these companies deteriorated by EUR 836 million.

RESTRUCTURING AND IMPAIRMENT

In 2001, Philips reduced overcapacity, improved efficiency and addressed loss-making activities. This led to restructuring and impairment charges in income from operations amounting to EUR 1,093 million for various projects, net of releases. The most significant restructuring charges in 2001 related to:

o the outsourcing of development and manufacturing of mobile phones (EUR 318 million);

o the closure of production lines at Semiconductors, Albuquerque, USA and the announced closure at Caen, France (EUR 204 million);

o rationalization of manufacturing capacity at Optical Storage and process rationalization at Mobile Display Systems, Components (EUR 167 million);

o programs to reduce platform diversity at Digital Networks (EUR 122 million);

o integration and process standardization of the European commercial sector of Medical Systems after the acquisition of the medical systems divisions of Agilent and Marconi (EUR 74 million);

o downsizing of Philips Enabling Technologies Group in the Netherlands and Belgium and the worldwide Assembleon activities (EUR 67 million);

o outsourcing of development and manufacturing of video recorders (EUR 44 million).

Approximately half of the restructuring charges included in income from operations comprised non-cash charges in 2001.

In addition, our share in restructuring charges recognized by our unconsolidated companies amounted to EUR 89 million and as such is included in results relating to unconsolidated companies.

FINANCIAL INCOME EXPENSES

[(BAR CHART OF FINANCIAL INCOME EXPENSES)]

CASH FLOWS FROM OPERATING ACTIVITIES

[(BAR CHART OF CASH FLOWS FROM OPERATING ACTIVITIES)]

CASH FLOWS FROM OPERATING ACTIVITIES LESS NET CAPITAL EXPENDITURES

[(BAR CHART OF CASH FLOWS FROM OPERATING ACTIVITIES LESS
NET CAPITAL EXPENDITURES)]

FINANCIAL INCOME AND EXPENSES

Financial income and expenses amounted to expense of EUR 915 million in 2001, compared to income of EUR 1,988 million in 2000. Net interest expenses amounted to EUR 391 million in 2001, compared with EUR 167 million in 2000. The net interest expenses were higher, primarily due to the increase in net debt, partly offset by lower interest rates.

Due to lower share prices of some security investments (Vivendi Universal and Great Nordic), an impairment loss of EUR 526 million was taken in 2001. During the year 2000, the Company sold a portion of the JDS Uniphase shares that had previously been received upon the sale of Philips Optoelectronics. Net gains from the sale amounted to EUR 1,207 million. Moreover, in 2000 Seagram shares were exchanged for shares in Vivendi Universal, resulting in income of EUR 966 million.

INCOME TAXES

Income taxes represented a benefit of EUR 421 million in 2001, compared to a charge of EUR 570 million in 2000. This corresponds to an effective tax rate of 18% in 2001, up from 9% in 2000.

MINORITY INTERESTS

In 2001, the share of third-party minority interests in the loss of group companies amounted to EUR 15 million, compared with a share in income of EUR 67 million in 2000. The change in income is mainly attributable to the consolidation of NavTech as of January 1, 2001 and the deconsolidation of FEI. Moreover, minority interests decreased as a consequence of the buy-out of minority shareholdings in India, Pakistan and South Africa.

CASH FLOWS

Philips was able to generate a positive operating cash flow in 2001 in spite of the severe market conditions. Our cash conversion cycle program led to significant reductions of inventories and receivables, partly offset by lower payables. Inventories at the end of 2001 came to 13.3% of sales, compared to 13.9% a year earlier. Cash flows from operating activities amounted to EUR 1,248 million in 2001, compared to EUR 2,996 million in 2000.

NET DEBT TO GROUP EQUITY

[(BAR CHART OF NET DEBT TO GROUP EQUITY)]

EMPLOYEES

[(BAR CHART OF EMPLOYEES)]

COMPOSITION OF CHANGES IN EMPLOYEES

[(BAR CHART OF COMPOSITION OF CHANGES IN EMPLOYEES)]

Cash used for investing activities totaled EUR 4,564 million, of which EUR 3,636 million was for the purchase of businesses, particularly at Medical Systems, compared to EUR 2,404 million in 2000. Proceeds from the sale of businesses totaled EUR 755 million in 2001. Of these, the most important were the Glass activities of Components (as part of the newly established joint venture with LG Electronics) together with part of the shareholding in FEI and Philips Broadcast. Gross capital expenditures were scaled back by approximately one third, as compared to 2000, to EUR 2,143 million as we aligned our components and semiconductors manufacturing facilities to the lower level of market demand.

The Company issued two tranches of new eurobonds in May 2001 and two tranches in July 2001, totaling EUR 4,250 million. This increased the net debt to EUR 6,976 million at year-end. Cash provided by financing activities in 2001 totaled EUR 3,159 million compared with cash requirements of EUR 2,038 million in 2000. The latter included a capital repayment to shareholders of EUR 1,673 million from the share reduction program.

EMPLOYMENT

The number of employees at December 31, 2001 totaled 188,643, a decline of 30,786 from December 31, 2000. A large part of the decrease is related to the deconsolidation of various businesses, involving a reduction of 27,684 in total, of which Display Components was the most significant (23,251). Conversely, 15,470 employees were added to the Company's payroll as a result of new acquisitions. The most significant were Agilent Healthcare Services Group (4,770) and Marconi Medical Systems (5,200). Excluding changes related to the portfolio, the number of employees decreased by 18,567. The main reductions in the headcount were at Components (5,207), Semiconductors (4,053), Mainstream Consumer Electronics (2,389) and Consumer Communications (2,165). In geographic terms, Asia Pacific and Europe accounted for most of the decrease.

AVERAGE MARKET VALUE PER QUARTER

[(BAR CHART OF AVERAGE MARKET VALUE PER QUARTER)]

US GAAP

The Group financial statements have been prepared under Dutch GAAP, which differs in certain respects from US GAAP. Income from continuing operations determined in accordance with US GAAP was a loss of EUR 2,475 million in 2001, compared with a profit of EUR 9,577 million in 2000. These aggregate amounts result in basic earnings per common share of a loss of EUR 1.94 in 2001 and a profit of EUR 7.30 in 2000. Diluted earnings per common share amounted to a loss of EUR 1.94 in 2001 and a profit of EUR 7.22 in 2000. Please refer to note 27 to the consolidated financial statements for a description of the primary differences between Dutch GAAP and US GAAP and the earnings per common share information.

DISTRIBUTION TO SHAREHOLDERS

With the approval of the Supervisory Board and the Meeting of Priority Shareholders, a proposal will be submitted to the General Meeting of Shareholders to make a distribution to shareholders of EUR 0.36 per common share charged to the other reserves (compared with EUR 0.36 dividend per common share paid in 2001, reflecting the 2000 profit distribution).

The balance sheet presented in this report, as part of the consolidated financial statements for the period ended December 31, 2001, is before distribution, which is subject to shareholder approval after year-end. Adoption of the proposal by the General Meeting of Shareholders will result in a total cash payment in the year 2002 and a reduction of other reserves by EUR 459 million (compared with EUR 458 million in 2001).

LIGHTING



 o SALES GROWTH DRIVEN BY INNOVATION

 o REINFORCEMENT OF GLOBAL MARKET LEADERSHIP

 o CONTINUED STRONG EARNINGS AND CASH CONTRIBUTION

 o ONGOING HIGH SALES GROWTH IN CHINA



(LIGHTING - SALES BAR CHART)




(LIGHTING - INCOME FROM OPERATIONS BAR CHART)


The lighting market declined somewhat in 2001, affected by the economic slowdown, particularly in USA/Canada, and the energy crisis in Brazil.

Sales at Lighting totaled, EUR 5,083 million, a 1% increase, which was mainly innovation-driven. Adjusted for the divestment of the batteries business, sales growth was 2%. Sales growth was particularly strong in Automotive & Special Lighting.

Geographically, sales growth was strongest in Asia Pacific. All businesses contributed to a slight improvement in overall market share, reinforcing global market leadership.

Income from operations totaled EUR 623 million, or 12.3% of sales. This income includes a gain on the sale and lease-back of two office buildings (EUR 44 million) and certain restructuring charges (EUR 18 million). After several years of improved operations and higher margins, income from operations was impacted by a mix shift, as growth in high-end margin products slowed down somewhat in 2001. In addition, the stronger Polish currency put pressure on margins, as Poland is an important supply base. In the light of these developments, focused cost management remains key for the profitability of the division.

Unconsolidated companies

In the LumiLeds Lighting 50/50 joint venture, Philips and Agilent continue to strengthen the product portfolio, allowing for fast growth and extension of LED applications.

CONSUMER ELECTRONICS


 o WORLDWIDE OPERATIONS EXCLUDING USA ARE PROFITABLE; USA SITUATION BEING ADDRESSED

 o EFFICIENCIES IN VCR IMPROVED BY PRODUCTION OUTSOURCING; CONTINUED CASH GENERATION

 o DEVELOPMENT AND MANUFACTURING OF MOBILE PHONES OUTSOURCED

 o SALES IN HIGH-GROWTH DVD MARKET ALMOST DOUBLED

 o MONITOR MARKET HEAVILY IMPACTED BY FALL OF PC SALES

 o REDUCED COST BASE AT DIGITAL NETWORKS BY LIMITING PLATFORM DIVERSITY


(CONSUMER ELECTRONICS - SALES BAR CHART)


(CONSUMER ELECTRONICS - INCOME FROM OPERATIONS BAR CHART)


Sales at Consumer Electronics totaled EUR 11,052 million in 2001 a decrease of 15% compared with the previous year. Sales volume fell by 3%, while average prices decreased by 12%. Price erosion increased, due to weaker demand in most regions and intensified competition. The market decreased by 8% as a result of the global economic slowdown. In particular, the US market was hit hard, but a slowdown in growth was also seen in Asia Pacific and Latin America.

Sales of Mainstream CE declined by 6%. Price erosion for the year was at a level of 10%, while sales volume increased by 4%. Monitors were severely affected by the downturn in the world PC market, which significantly impacted OEM sales. VCR sales decreased, principally due to the worldwide migration towards DVD. While DVD sales nearly doubled, they did not fully offset the decline in VCR sales. Audio sales decreased 7% due to weak demand in North and Latin America, while sales in Europe and Asia Pacific remained stable. TV sales were marginally lower, reflecting lower sales in North America, Latin America and Asia Pacific, partially offset by an increase in Europe.

Sales at Digital Networks in were down 37% compared to 2000. The refocus on key customers accounted for most of this decrease. The market growth rate for set-top boxes declined sharply to 9% in 2001, following the steep rise of 73% in 2000. The lower sales of satellite and cable network set-top boxes in Europe and of Internet TV in the USA were only partly offset by doubled sales of satellite/terrestrial set-top boxes in the USA. The worldwide slowdown in the telecom markets contributed to a significant reduction in Broadband Networks sales.

The sharp fall in Consumer Communications sales reflects the repositioning of the GSM mobile phones, which particularly affected sales in Europe. GSM sales continued to show positive growth in Asia Pacific, especially in China.

Income from operations at Consumer Electronics in 2001 decreased to a loss of EUR 649 million (excluding special items: a loss of EUR 146 million) from a profit of EUR 410 million (excluding special items: a profit of EUR 427 million) in 2000. The 2001 result includes

CONSUMER ELECTRONICS PER BUSINESS

amounts in millions of
euros
                                                       2001
                         ----------------------------------
                                        income
                                   (loss) from       as a %
                         Sales      operations     of sales
                         ------    -----------     --------
Mainstream CE             8,665           (250)        (2.9)

Digital Networks            743           (329)       (44.3)

Consumer Communications   1,253           (421)       (33.6)

Licenses                    391            351         89.8
                         ------        -------     --------
Consumer Electronics     11,052           (649)        (5.9)
                         ======        =======     ========



CONSUMER ELECTRONICS PER BUSINESS


amounts in millions of
euros
                                                       2000
                         ----------------------------------
                                        income
                                   (loss) from       as a %
                         Sales      operations     of sales
                         ------    -----------     --------
Mainstream CE             9,265            183          2.0

Digital Networks          1,178            (85)        (7.2)

Consumer Communications   2,207              1            -

Licenses                    410            311         75.9
                         ------        -------     --------
Consumer Electronics     13,060            410          3.1
                         ======        =======     ========


(DVD WORLD MARKET, IN VOLUME AND VALUE BAR CHART)

restructuring and impairment charges of EUR 503 million.

The income from operations of Mainstream CE amounted to a loss of EUR 250 million (excluding special items: a loss of EUR 186 million) following the trend of the worldwide CE industry. The division reported significantly reduced margins in most of its markets, particularly USA/Canada. Restructuring charges of EUR 64 million were recorded during the year. The charges are related to the Company's decision to outsource production and development of video recorders and to transfer monitor production from Taiwan to mainland China.

The loss at Consumer Communications of EUR 421 million (excluding special items: a loss of EUR 104 million) originated mainly from the change in strategy for the mobile telephone business. The Company outsourced the manufacturing and part of the development activities of the GSM mobile phone business to China Electronics Corporation (CEC). The 2001 result also included an insurance benefit of EUR 41 million.

At Digital Networks the sharp downturn in sales led to a substantially higher loss totaling EUR 329 million (excluding special items: a loss of EUR 207 million). Special items included substantial inventory impairments in the Internet and Personal TV business in North America. To address the lower market demand and the pressure on margins, Broadband Networks and Digital Transmission Systems were restructured. In addition, the cost of development of new technologies in MP4Net, Softworks and CryptoTec increased R&D spending. Digital Networks will focus on a limited number of customers and will reduce its number of platforms to two. This should result in a decrease of the cost base.

License income in 2001 increased to EUR 351 million, primarily due to the recognition of EUR 82 million of CD-R/RW royalties attributable to prior years. During 2001 the basic CD patents expired, except in the USA. Execution of new programs such as CD-R/RW and DVD became more important during 2001.

DOMESTIC APPLIANCES AND PERSONAL CARE

 o RECORD INCOME FROM OPERATIONS

 o CONTINUED MARKET LEADERSHIP AND HIGH PROFITABILITY IN SHAVERS

 o SONICARE (ACQUIRED FROM FORMER OPTIVA) MOVED TO NO. 1 MARKET POSITION IN THE USA

 o SUCCESSFUL INTRODUCTION OF SENSEO CREMA COFFEE MAKER


(DAP - SALES BAR CHART)

(DAP - INCOME FROM OPERATIONS BAR CHART)

Sales in 2001 totaled EUR 2,224 million, an increase of 6% over the previous year. Changes in consolidation, notably the consolidation of Optiva, lifted sales by 6%. Volume growth was 1%, while average prices declined by 1%. The sales growth is mainly attributable to Oral Healthcare. Sales of male shavers increased steeply in China (16% up), reaching 3.5 million units and reinforcing market leadership in that growth market. This, along with a good performance in Europe, compensated for the lower sales in the USA. The successful launch of the Senseo Crema coffee maker contributed positively to the sales performance.

Geographically, sales increased strongly in China and Europe. In North America, Philips Oral Healthcare's sales grew sharply, which was partly offset by a decline in the other businesses due to sluggish economic conditions. Adverse economic conditions also impacted sales in Latin America.

Income from operations increased by 16% to EUR 334 million, continuing the growth pattern of recent years and defying the adverse market conditions. The successful integration of Optiva, which yielded positive income in the first year after acquisition, contributed to increased profitability. The launch of Senseo Crema, together with ongoing portfolio rationalization and tight cost control, also contributed to the improvement.

COMPONENTS

 o COMPARABLE SALES DOWN BY 29% DUE TO SEVERE PRICE EROSION AND WEAK MOBILE PHONE AND IT-RELATED MARKETS


 o JOINT VENTURE ESTABLISHED WITH LG ELECTRONICS FOR TELEVISION AND MONITOR
   TUBES

 o RESTRUCTURING CHARGES TAKEN TO REDUCE CAPACITY AND CREATE COST EFFICIENCIES


(COMPONENTS - SALES BAR CHART)


(COMPONENTS - INCOME FROM OPERATIONS BAR CHART)

The financial data relating to Display Components have been consolidated in the Group figures for the first six months of 2001 only, due to the transfer of Display Components to the joint venture with LG Electronics of Korea from July onwards.

Sales in the Components sector came to EUR 2,772 million in 2001, a decrease of 45% compared with 2000. A substantial part of the decrease (16%) was caused by deconsolidations, of which Display Components was the most significant. In addition, sales were negatively impacted by a volume reduction of 19% and price erosion of 10% as a result of the slowdown of key markets to which the division is supplying, such as the PC and cellular phone markets.

The mobile displays market decreased by 2% in value during 2001, while sales fell by around 30%. Mobile Display Systems suffered from a strong excess inventory situation in its markets, which only started to clear up during the third quarter. Market acceptance of color screens is slow, except in Japan, where Mobile Display Systems does not yet have a market position. The optical storage market witnessed a severe decline. Philips' performance in this business was slightly below the market, mainly due to time-to-market issues. Segment revenues (which include intersegment sales) decreased by 46%.

Income from operations decreased to a loss of EUR 667 million in 2001, compared to a profit of EUR 608 million in 2000. Income in 2001 includes special items of EUR 157 million (predominantly restructuring). The restructuring charges relate to realignment of cost levels to the present market situation and the transfer of activities to low-cost areas. Excluding these special items, income from operations amounted to a loss of EUR 510 million, mainly due to the decline in top-line sales as a result of the depressed markets, which severely impacted the performance of Optical Storage and Mobile Display Systems.

Income from operations in 2000 included a special gain of EUR 309 million from the divestment of the AC&M business.

SEMICONDUCTORS



 o MOST SEVERE DOWNTURN IN SEMICONDUCTOR HISTORY RESULTING IN WORLDWIDE OVERCAPACITY

 o FOCUS TO REDUCE CAPITAL EMPLOYED BY REDUCTION OF CAPACITY AND COOPERATION WITH PARTNERS

 o STRONG POSITION IN CASH-GENERATING ANALOG CONSUMER ICS MAINTAINED

 o FROM NO. 4 TO NO. 2 IN STRATEGICALLY IMPORTANT IDENTIFICATION MARKET

 o FIRMLY ESTABLISHED AS THE GLOBAL NO. 1 SUPPLIER OF BLUETOOTH AND 802.11 CHIPSETS


(SEMICONDUCTORS - SALES BAR CHART)


(SEMICONDUCTORS - INCOME FROM OPERATIONS BAR CHART)

Sales in the Semiconductors sector in 2001 totaled EUR 4,389 million. This represents a decline of 25% compared to the year 2000, despite the 3% positive effect of the acquisition of MiCRUS as of June 1, 2000 The effect of exchange rate differences was negligible. Sales volume decreased 18%, while average prices fell 10%. The strong decline was caused by the most severe downturn in semiconductor history (30%, according to preliminary WSTS statistics), resulting from the slowdown of the world's economies and the PC and telecom markets, and occurred across all business lines and geographic areas. Segment revenues decreased by 27% in 2001 compared to the previous year.

Lower than expected presence in high-growth markets put pressure on market shares. The division maintained its strong position in the low-growth but profitable analog markets, while focus on high-growth markets continues.

Income from operations in 2001 was a loss of EUR 607 million compared to a profit of EUR 1,346, million in the previous year. Income in 2001 decreased considerably compared with last year, mainly as a result of slower end-user demand, which led to increased price erosion. The severe market conditions, coupled with a worldwide increase in production capacity, led to sharply reduced factory utilization well below break-even level. Moreover, actions taken to control inventory levels had a negative effect on 2001 income.

Existing capacity was reduced by closing one wafer fab in Albuquerque, USA, with the announced closure of another in Caen, France. The cost of these measures was EUR 204 million. To further limit our costs, cooperation with TSMC, SSMC and STM will be continued. A joint pilot production facility is being built together with STM. Income in 2001 included EUR 39 million for the settlement of insurance claims for the fire in Albuquerque.

MEDICAL SYSTEMS



 o RECORD INCOME FROM OPERATIONS (EXCLUDING SPECIAL ITEMS AND AMORTIZATION CHARGES)

 o NO. 2 POSITION IN MEDICAL EQUIPMENT

 o ORDER INTAKE (EXCLUDING ACQUISITIONS) UP 11% COMPARED WITH MARKET INCREASE OF 7%

 o INTEGRATION OF MEDICAL BUSINESSES EXPECTED TO YIELD SIGNIFICANT SAVINGS


(MEDICAL SYSTEMS - SALES BAR CHART)


(MEDICAL SYSTEMS - INCOME FROM OPERATIONS BAR CHART)

During the year Philips acquired the medical systems divisions of Agilent and Marconi, substantially improving its position in the medical markets, particularly patient monitoring and medical diagnostic imaging.

Sales in the Medical Systems sector in 2001 totaled EUR 4,834 million, representing 59% growth. Excluding the effects of the acquisitions, sales increased by 10%. This comprised volume growth of 12%, partially offset by price erosion of 3%, and positive currency effects of 1%.

All regions posted positive sales growth, most significantly North America and Europe. In product terms, the main growth areas are magnetic resonance, computed tomography, X-ray and the customer support business. Order intake excluding acquisitions increased by 11% in 2001, ahead of the market average of 7%.

Income from operations in 2001 included acquisition-related costs including in-process R&D write-offs of EUR 379 million and restructuring charges of EUR 75 million. After the recent acquisitions, income for 2001 included amortization costs for goodwill and other intangibles for an amount of EUR 231 million compared to EUR 95 million in 2000. Excluding special items and amortization charges, income from operations improved by EUR 178 million to a record EUR 486 million. This improvement mainly came from the increase in sales and the success of the product range of our Magnetic Resonance and X-ray businesses. MedQuist also contributed to the improvement.

The integration of the new acquisitions and the related restructuring program are on schedule; integration is expected to yield significant savings of EUR 350 million by the end of 2003.

MISCELLANEOUS


 o CONTINUED PORTFOLIO RATIONALIZATION

 o PHILIPS ETG AND ASSEMBLEON IMPACTED BY WEAK SEMICONDUCTOR EQUIPMENT MARKET

 o SOLD PART OF SHAREHOLDING IN FEI (GAIN OF EUR 185 MILLION) AND PHILIPS BROADCAST (GAIN OF EUR 57 MILLION)

 o NAVTECH CONSOLIDATED



(MISCELLANEOUS - SALES BAR CHART)


(MISCELLANEOUS - INCOME FROM OPERATIONS BAR CHART)

This sector mainly consists of two groups of activities: the central research and technology centers (such as Philips Research, Intellectual Property & Standards, Philips' Centre for Industrial Technology and Philips Design) and Corporate Investments (such as NavTech, Assembleon and Philips Enabling Technologies Group (PETG)). NavTech was consolidated in 2001 following the conversion of debt into equity, raising our stake from 50% to 82%

Sales in the Miscellaneous sector in 2001 came to EUR 1,985 million, a 33% decrease on 2000, mainly due to the deconsolidation of FEI, Broadcast and Marantz.

Income from operations in 2001 amounted to a loss of EUR 104 million (excluding special items: a loss of EUR 246 million), or 5.2% of sales, compared to a loss of EUR 191 million (excluding special items: a loss of EUR 56 million), or 6.4% of sales in 2000.

Income in 2000 benefited from gains on the sale of part of the investment in FEI (EUR 185 million) and the divestment of Philips Broadcast to Thomson Multimedia (EUR 57 million), partly offset by restructuring charges, mainly for PETG and Assembleon, and acquisition-related costs. Income in 2000 included special charges, totaling EUR 135 million, for the disentanglement of Philips Projects, sold to Tyco, impairment charges for Voice Control Systems and restructuring charges.

Excluding special items, income decreased significantly, due to operational losses at PETG and Assembleon, which suffered from the downturn in the semiconductor equipment market. These operational losses were partly offset by the improved performance of Philips Speech Processing. Moreover, income in 2001 was affected by the deconsolidation of the profitable FEI business and the consolidation of the loss-making NavTech activities.

A number of businesses in the Corporate Investments group are in the low-growth low-return area and are being considered for divestment.

In 2001, expenditures for R&D activities included in income of the product divisions, mainly Semiconductors, amounted to EUR 3,312 million,

(RESEARCH AND DEVELOPMENT EXPENDITURES BAR CHART)


(PATENT FILINGS BAR CHART)


(5-YEAR RELATIVE PERFORMANCE: PHILIPS, S&P 100, Soxx graph)

representing 10.2% of sales, compared to EUR 2,766 million, or 7.3% of sales, in 2000. Approximately half of the major increase in 2001 related to new acquisitions.

UNALLOCATED

This product sector comprises the costs of the corporate center -- including the Company's initial funding of e-business and global brand management programs -- as well as country and regional overhead costs. Income from operations amounted to a loss of EUR 102 million in 2001 compared to a loss of EUR 79 million in 2000.

A decline in group overheads in 2001 was offset by lower pension credits.

PROXY SOLICITATION

Philips is continuously striving to improve relations with its shareholders. For instance, Philips was one of the key companies in the establishment of the Shareholders' Communication Channel -- a pilot project of Euronext Amsterdam, banks in the Netherlands and several major Dutch companies to simplify contacts between a participating company and its shareholders.

Philips will use the Shareholders' Communication Channel to distribute the Management Report booklet of its Annual Report and the Agenda for this year's General Meeting of Shareholders. As in 2001, Philips will use a proxy solicitation system in the Netherlands for this year's General Meeting of Shareholders; a voting instruction form will be distributed via the Shareholders' Communication Channel. For the General Meeting of Shareholders on March 28, 2002 a record date (being March 21, 2002) will apply: those persons who on March 21, 2002 hold shares in the Company and are registered as such in one of the registers designated by the Board of Management for the General Meeting of Shareholders will be entitled to participate and vote at the meeting.

Philips is convinced of the value of the Shareholders' Communication Channel and will continue to advocate its widespread adoption. In a broader context, Philips is constantly striving to improve its contacts with the financial community at large.

BUSINESS PRINCIPLES


The Philips General Business Principles govern the Company's business decisions and actions throughout the world, applying equally to corporate actions as well as the behavior of individual employees when on company business. They incorporate the values on which all Philips activity is or should be based: integrity, fair trade, non-discrimination and equal opportunities. These Principles have been translated into the local language in almost all countries. The responsibility for compliance with the Principles rests first and foremost with the management of the business. In every product division and country organization a Compliance Officer has been appointed. The Philips Intranet provides information on how to contact the Compliance Officer.

The Review Committee General Business Principles supervises the practical implementation. With a view to ensuring maximum transparency for shareholders and other interested parties, it was decided in 2001 to devote a special section of our Internet site (www.investor.philips.com) to specific issues: environment, health and safety, child and forced labor, political payments, military and defense contracts, and OECD Guidelines.

Our program - building upon long-standing practice in the US - to introduce guaranteed-anonymity hotlines for reporting of suspected contraventions of the General Business Principles has met with a very favorable response.

In the light of the increasing emphasis on corporate social responsibility and the Company's stated objective of integrating financial and non-financial external reporting by the year 2004, we are in the process of completing the establishment of an audit and reporting structure that covers health and safety issues in addition to the environmental reporting already in place. With regard to child labor, we have determined, on the basis of an extensive inventory of group companies and subsidiaries, that Philips does not employ child labor; steps are now being taken to extend this analysis to sub-contractors and major suppliers in high-risk regions.

OUTLOOK

Economic conditions around the world continue to point to a limited growth environment. Improvement in results in 2002 will come mainly from cost reductions, efficiency improvements and restructuring programs, many of which were already initiated in 2001, as well as ongoing portfolio management. As a consequence of weakness in the stock markets, we anticipate a significant reduction of pension credits in our results throughout 2002.

The severe declines of the IT and telecommunication markets, which were so damaging in 2001, have now stopped, and excess inventories, both at customers and in the industry, have mostly disappeared. In general, we do not see markets strengthening, therefore we maintain a cautious stand on costs, capital spending, working capital and employment in 2002.

The Company has been streamlined and focused during the downturn and is in a good position to be an early beneficiary of any upturn in its markets.





February 5, 2002
Board of Management

Board of Management

(PICTURE OF GERARD KLEISTERLEE)

GERARD KLEISTERLEE 1946, Dutch President/CEO and Chairman of the Board of Management and the Group Management Committee

President/CEO and Chairman of the Board of Management of the Company since April 2001; member of the Board of Management since April 2000; member of the Group Management Committee since January 1999


(PICTURE OF JAN HOMMEN)

JAN HOMMEN 1943, Dutch

Executive Vice-President and Chief Financial Officer

Member of the Board of Management and the Group Management Committee and Chief Financial Officer since March 1997


(PICTURE OF ARTHUR VAN DER POEL)

ARTHUR VAN DER POEL 1948, Dutch

Executive Vice-President

Member of the Board of Management since May 1998; member of the Group Management Committee since May 1996


(PICTURE OF JOHN WHYBROW)

JOHN WHYBROW 1947, British

Executive Vice-President

Member of the Board of Management since May 1998; member of the Group Management Committee since April 1995

Group Management Committee


The Group Management Committee is composed of the Board of Management and the following senior officers:


(PICTURE OF AD VEENHOF)

AD VEENHOF 1945, Dutch

Senior Vice-President

Member of the Group Management Committee since January 1996 and President/CEO of the Domestic Appliances and Personal Care division since 1996


(PICTURE OF HANS BARELLA)

HANS BARELLA 1943, Dutch

Senior Vice-President

Member of the Group Management Committee since March 1997 and President/CEO of the Medical Systems division since 1997


(PICTURE OF GUY DEMUYNCK)

GUY DEMUYNCK 1951, Belgian

Senior Vice-President

Member of the Group Management Committee since April 2000 and President/CEO of Mainstream Consumer Electronics since 2000


(PICTURE OF JAN OOSTERVELD)

JAN OOSTERVELD 1944, Dutch

Senior Vice-President

Member of the Group Management Committee since May 1998; responsible for Corporate Strategy since 1997 and for Regions and Countries since 2000


(PICTURE OF TJERK HOOGHIEMSTRA)

TJERK HOOGHIEMSTRA 1956, Dutch

Senior Vice-President

Member of the Group Management Committee since April 2000; responsible for Human Resources Management since 2000


(PICTURE OF AD HUIJSER)

AD HUIJSER 1946, Dutch

Senior Vice-President and Chief Technology Officer

Chief Technology Officer since May 2001; member of the Group Management Committee since April 1999 and CEO of Philips Research since 1998


(PICTURE OF ARIE WESTERLAKEN)

ARIE WESTERLAKEN 1946, Dutch

Senior Vice-President

Member of the Group Management Committee since May 1998, Secretary to the Board of Management since 1997 and Chief Legal Officer since 1996


(PICTURE OF MATT MEDEIROS)

MATT MEDEIROS 1956, American

Senior Vice-President

Member of the Group Management Committee since November 2000 and President/CEO of the Components division since 2000


(PICTURE OF DAVID HAMILL)

DAVID HAMILL 1957, British

Senior Vice-President

Member of the Group Management Committee since May 2001 and President/CEO of the Lighting division since 2001


(PICTURE OF SCOTT MCGREGOR)

SCOTT MCGREGOR 1956, American

Senior Vice-President

Member of the Group Management Committee since January 2002 and President/CEO of the Semiconductors division since 2001

Supervisory Board


(PICTURE OF L. C. VAN WACHEM)

L. C. VAN WACHEM 1931, Dutch**  ***

Chairman

Member of the Supervisory Board since 1993;
third term expires in 2005
Former Chairman of the Committee of Managing Directors of the Royal Dutch/Shell Group and currently Chairman of the Supervisory Board of Royal Dutch Petroleum Company; also member of the Supervisory Boards of Akzo Nobel, BMW and Bayer, and member of the Board of Directors of IBM, ATC and Zurich Financial Services


(PICTURE OF W. DE KLEUVER)

W. DE KLEUVER 1936, Dutch*  ***

Vice-Chairman and Secretary

Member of the Supervisory Board since 1998;
first term expires in 2002
Former Executive Vice-President of Royal Philips Electronics and currently member of the Supervisory Board of HBG


(PICTURE OF PROF. K. A. L. M. VAN MIERT)

PROF. K. A. L. M. VAN MIERT 1942, Belgian*

Member of the Supervisory Board since 2000;
first term expires in 2004
Former Vice-President of the European Commission and currently President of Nyenrode University, member of the Supervisory Boards of Wolters Kluwer, RWE, DHV, Agfa Gevaert and De Persgroep and member of the Advisory Boards of Goldman Sachs, Rabobank, Guidant Europe and Eli Lilly


(PICTURE OF L. SCHWEITZER)

L. SCHWEITZER 1942, French

Member of the Supervisory Board since 1997;
second term expires in 2005
Chairman and Chief Executive Officer of Renault and member of the Boards of Banque Nationale de Paris, Electricite de France and Volvo


(PICTURE OF SIR RICHARD GREENBURY)

SIR RICHARD GREENBURY 1936, British**

Member of the Supervisory Board since 1998;
first term expires in 2002
Former Chairman and Chief Executive Officer of Marks & Spencer and former director of Lloyds TSB, British Gas, ICI and Zeneca, and currently member of the Board of Electronics Boutique Plc


(PICTURE OF J. M. HESSELS)

J-M. HESSELS 1942, Dutch*

Member of the Supervisory Board since 1999;
first term expires in 2003
Former Chief Executive Officer of Royal Vendex KBB and currently Chairman of the Supervisory Board of Euronext and member of the Supervisory Boards of Laurus, Schiphol Group, Royal Vopak, Heineken and Fortis


----------
*   Member of the Audit Committee
**  Member of the Remuneration Committee
*** Member of the Nomination and Selection Committee

REPORT OF THE SUPERVISORY BOARD

GENERAL

The Supervisory Board, acting in the interests of the Company and the Philips Group, supervises and advises the Board of Management in performing its management tasks and setting the direction of the Group's business. The Supervisory Board is empowered to recommend to the General Meeting of Shareholders persons to be appointed as members of the Supervisory Board or the Board of Management. Major management decisions, including the strategy of the Group, require the approval of the Supervisory Board. The Supervisory Board determines the remuneration of the members of the Board of Management.

The Supervisory Board has three permanent committees that advise the full Board on certain matters: a Nomination and Selection Committee, a Remuneration Committee and an Audit Committee.

MEETINGS OF THE SUPERVISORY BOARD

The Supervisory Board met six times in the course of 2001, including a two-day meeting on strategy. The members of the Board of Management were present at the meetings of the Supervisory Board except in matters regarding the composition of the Supervisory Board, the Board of Management and the Group Management Committee, as well as the remuneration and performance of members of the Board of Management and the Group Management Committee. During the course of the year the Supervisory Board was informed and updated by the Board of Management on the course of business, important decisions and the strategy of the Philips Group.

COMPOSITION AND REMUNERATION OF THE SUPERVISORY BOARD

Members of the Supervisory Board are appointed by the General Meeting of Shareholders on the joint recommendation of the Supervisory Board and the Meeting of Priority Shareholders. The Supervisory Board aims for an appropriate combination of knowledge and experience among its members in relation to the global and multi-product character of the Company's businesses. Consequently the Board aims for an appropriate level of experience in marketing, manufacturing, financial, economic, social and legal aspects of international business and government and public administration. The Supervisory Board further aims to have available appropriate experience within Philips by having one or two former Philips executives as members on its Board. Members are appointed for fixed terms of four years and may be reelected for two additional four-year terms.

The Supervisory Board currently consists of six members. At the General Meeting of Shareholders held on March 29, 2001, Mr W. Hilger retired from the Supervisory Board as a consequence of reaching the statutory age limit in 2001, while Messrs L. C. van Wachem and L. Schweitzer were re-elected. At the 2002 Annual General Meeting of Shareholders, the present terms of Messrs W. de Kleuver and Sir Richard Geenbury end. In view of the knowledge, experience and contribution both members bring to the Board, we, in agreement with the Meeting of Priority Shareholders, will make a proposal at the General Meeting of Shareholders to be held on March28, 2002 to re-elect Messrs De Kleuver and Greenbury.

The remuneration of the members of the Supervisory Board is determined by the General Meeting of Shareholders of the Company. The Supervisory Board determines the additional remuneration for its chairman and the members of its committees. Since 1998, the remuneration is EUR 40,840 per year for members of the Supervisory Board and EUR 74,874 for the chairman. For each committee membership the remuneration is EUR 4,538 per year; details are disclosed on page 108 of the separate booklet entitled "Financial Statements and Analysis".

Selection and nomination of members of the Supervisory Board, the Board of Management and the Group Management Committee

The Supervisory Board and the Meeting of Priority Shareholders jointly recommend individuals to be elected by the General Meeting of Shareholders as members of the Supervisory Board and of the Board of Management. Under its rules of procedure, the Supervisory Board appoints members of the Group Management Committee who are not members of the Board of Management. All such resolutions are adopted upon the advice of the Nomination and Selection Committee consisting of the Chairman, Vice-Chairman and Secretary of the Supervisory Board (ex officio).

Mr C. Boonstra retired as President and Chairman of the Board of Management on April 30, 2001. Appointed by the General Meeting of Shareholders on March 29, 2001, Mr G. J. Kleisterlee succeeded Mr Boonstra on April 30, 2001. Mr A. Baan retired as Executive Vice-President and member of the Board of Management with effect from March 30, 2001. Mr J. W. Whybrow will retire, as planned, as Executive Vice-President and member of the Board of Management on April 1, 2002. The Supervisory Board is extremely grateful to Mr Whybrow for his almost 30 years of excellent service to Philips. In agreement with the Meeting of Priority Shareholders the Supervisory Board will make a proposal at the General Meeting of Shareholders to appoint Messrs A. Huijser and G. H. Dutine as members of the Board of Management and Executive Vice-Presidents. Mr Huijser has been appointed Chief Technology Officer with effect from May 1, 2001 and is a member of the Group Management Committee, Senior Vice-President and CEO of Philips Research. Mr Dutine, succeeding Mr Whybrow, has over twenty years' managerial experience in international business environments. He is a former Vice-President of the Telecom Board Committee of Alcatel, Chairman of Alcatel Deutschland GmbH and Area President of Alcatel for Central & Eastern Europe.

In addition to his current responsibilities as Chief Financial Officer, the Supervisory Board has appointed Mr J. H. M. Hommen as Vice-Chairman of the Board of Management with effect from April 1, 2002.

Mr D. Hamill and Mr S. McGregor have been appointed as members of the Group Management Committee and Senior Vice-Presidents with effect from May 1, 2001 and January 1, 2002, respectively.

Remuneration of the Board of Management

The remuneration of the members of the Board of Management is determined by the Supervisory Board on the advice of the Remuneration Committee of the Supervisory Board. The members of the Remuneration Committee are listed on page 60. The President is responsible for providing necessary benchmark information and proposals, except regarding his own remuneration, to the Remuneration Committee.

General remuneration policies

The objective of the remuneration policy for members of the Board of Management is in line with that for Philips Executives throughout the Philips Group: to focus them on improving the performance of the Company and enhancing the value of the Group, to motivate and retain them, and to be able to attract other highly qualified executives to enter into the service of Philips, when required.

In determining the remuneration policy, the Remuneration Committee ensures that a competitive remuneration package for Board-level executive talent is maintained and benchmarked with other multinational companies operating in global markets. For that purpose, benchmarks are carried out each year with Dutch and other European companies of comparable size, complexity and international scope. Additional market data is provided by a number of independent external advisers. In the case of the appointment of non-European members of the Board of Management, the Remuneration Committee may apply a broader benchmark with non-European data.

In order to link executive remuneration strongly to the performance of the Company, the remuneration package includes a significant variable part in the form of an annual cash bonus incentive and a long-term incentive in the form of stock options, the base salary being the smaller part of the total potential remuneration.

Base salary

Base salaries are based on a function-related salary system. When appointed, an individual Board member's base salary will usually be well below the maximum function-related salary. Normally (and subject to decision by the Supervisory Board) the base salary will reach the maximum function-related salary level over a 3-year period from appointment. In line with market developments shown by benchmark studies, the maximum function-related salary levels in 2001 have been increased by 3.5% compared with 2000. In 2001, the (maximum) function-related salary of the President/CEO was EUR 986,972; the (maximum) function-related salary of an Executive Vice-President was EUR 635,292. The individual salary levels are shown in the table on page 106 of the separate booklet entitled "Financial Statements and Analysis". Adjustment of individual salaries is influenced by the (annual) adjustment, if any, of the function-related salary levels and the progress to the (maximum) function-related salary level where this has not yet been reached.

Annual cash bonus

Each year, a variable cash bonus can be earned, based on the achievement of specific realistic, but stretched, targets. Bonus targets are set at a challenging level, taking into account general trends in the relevant markets, and are partly linked to the total result of the Philips Group and partly to the areas of responsibility monitored by the individual member of the Board of Management. The bonus criteria and the targets for the members of the Board of Management are determined annually at the beginning of the year by the Remuneration Committee on behalf of the Supervisory Board and are strongly linked to the Company's financial performance and the creation of shareholder value.

In principle, the maximum cash bonus achievable is 60% of the annual base salary. The Remuneration Committee may decide to grant a higher bonus percentage if exceptional targets are met. The bonus pay-out in any year relates to the achievement of the preceding financial year versus agreed targets. As a result, bonuses paid in 2001 relate to the salary levels and the (record) performance in the year 2000. Similarly, the bonuses payable in 2002 will be calculated on the basis of the 2001 annual results and will thus lead to a substantially lower bonus pay-out compared to 2001.

Stock options as long-term incentive

Stock options are granted to members of the Board of Management under the Philips stock option plans applicable to Philips Executives in general. These plans further align the interests of management and shareholders. The Supervisory Board has the discretionary power to grant Royal Philips Electronics stock options to members of the Board of Management. The stock option plans are approved each year by the Supervisory Board.


In 2000 and 2001, 50% of the granted stock options were awarded as fixed options and 50% as performance-related options, linked to the long-term performance of the Company relative to a defined group of peer companies. As such a scheme was complex in execution and as performance-related vesting is uncommon in most countries in which we operate, the performance-related vesting of stock options has been changed, with effect from 2002, to a performance-related granting: the number of stock options to be granted as from 2002 is dependent on the performance of the Company in the preceding three years. For details of the plan, see pages 83-87 of the separate booklet entitled "Financial Statements and Analysis".

Pensions

The pensions of members of the Board of Management are funded by the Stichting Philips Pensioenfonds (the "Philips Pension Fund") of the Netherlands. The conditions contained in the by-laws of the Philips Pension Fund apply, with the proviso that the pensionable age - from the point of view of pension accrual - has been set at 60. If members of the Board of Management continue in the employment of the Company after the age of 60, the pension payments are postponed accordingly, as provided for in the Pension Fund by-laws. Because the retirement age is different from the date of commencement of the state pension, the pension scheme provides for a bridging payment in order to compensate for the adverse effect. The Board of Management members' own contribution comprises 4% of EUR 61,691 and 6% of the difference between the gross pensionable salary minus the franchise and the above-mentioned amount of EUR 61,691. A different arrangement resulting in additional pension benefits may apply in some cases as a result of past policies.

Additional arrangements

In addition to the main conditions of employment, a number of additional arrangements apply to members of the Board of Management. These additional arrangements, such as expense and medical cost allowances, accident insurance and company car arrangements, are broadly in line with those for Philips Executives in the Netherlands.

Contracts of employment

Members of the Board of Management have a contract of employment with the Company. The form of contract used for members of the Board of Management is in line with the standard form used for other Philips Executives.

In the event of disablement, members of the Board of Management are entitled to benefits in line with other Philips Executives in the Netherlands.

REVIEW OF FINANCIAL STATEMENTS

The Supervisory Board reviews the annual financial statements as presented by the Board of Management and upon approval will sign these documents. The Audit Committee, consisting of three members of the Supervisory Board, reviews the Company's annual and interim statements prior to publication and advises the Supervisory Board on the adequacy and appropriateness of internal control policies and internal audit programs and their findings. This includes such things as reviewing matters relating to accounting policies and compliance with accounting standards, compliance with statutory and legal requirements and regulations particularly in the financial domain. Important findings and identified risks are examined thoroughly in order to allow appropriate measures to be taken. The Committee also considers the appointment of the external auditors and their report with respect to the annual financial statements. It also advises on the Supervisory Board's statement to shareholders in the annual accounts. The Company's external auditors attended all Committee meetings in 2001.

2001 FINANCIAL STATEMENTS

The financial statements of Koninklijke Philips Electronics N. V. for 2001, as presented by the Board of Management, have been audited by KPMG Accountants N. V., independent public auditors. Their report appears on page 105 of the separate booklet entitled "Financial Statements and Analysis".

We have approved these financial statements.

We recommend to shareholders to adopt the 2001 financial statements as presented in the full Annual Report for the year 2001. We likewise recommend to shareholders to adopt the proposal of the Board of Management, approved by the Supervisory Board and the Meeting of Priority Shareholders, to make a distribution to shareholders of EUR 0.36 per common share from the other reserves.

February 5, 2002

THE SUPERVISORY BOARD

Selected Financial Information

INTRODUCTION

This Management Report and the separate booklet entitled "Financial Statements and Analysis" together comprise the full Annual Report 2001 of Royal Philips Electronics. Selected Financial Information is derived from the Philips Group's full annual financial statements including notes as reported in the separate booklet entitled "Financial Statements and Analysis". That separate booklet also contains a comprehensive Operating and Financial Review and Prospects, additional financial information and further statutory and other information. For a full understanding of the results of the Group and the state of affairs, both booklets should be consulted.

The following Selected Financial Information should be read in conjunction with the Report on the performance of the Philips Group set out earlier in this Management Report.

AUDITORS' REPORT

We have audited the accompanying 2001 selected financial information of Koninklijke Philips Electronics N. V. appearing on pages 67 to 69. This information is derived from the 2001 financial statements of Koninklijke Philips Electronics N. V. as audited by us. We issued an unqualified auditors' report on those financial statements on February 5, 2002.

This selected financial information is the responsibility of the Company's management. Our responsibility is to express an opinion on this information based on our audit.

In our opinion this selected financial information corresponds in all material respects with the financial statements from which it is derived.

For a more comprehensive view of the financial position and results of the Company and the scope of our audit, the selected financial information should be read in conjunction with the full financial statements from which it is derived and the auditors' report we issued thereon.

Eindhoven, February 5, 2002

KPMG ACCOUNTANTS N. V.

ACCOUNTING POLICIES

The consolidated financial statements are prepared on a basis consistent with generally accepted accounting principles in the Netherlands (Dutch GAAP). Historical cost is used as the measurement basis unless otherwise indicated.

Condensed statements of income of the Philips Group for the years ended December 31 in millions of euros unless otherwise stated


                                                                                  2001                               2000
Sales                                                                            32,339                            37,862
Cost of sales:
- amortization of goodwill and other intangibles                (371)                                (263)
- other costs of sales                                       (22,814)                             (25,579)
                                                             -------                              --------
                                                                                (23,185)                           (25,842)
                                                                              ----------                          ---------
GROSS INCOME                                                                      9,154                             12,020
Selling expenses                                              (5,027)                              (4,960)
General and administrative expenses                           (1,230)                              (1,298)
Research and development expenses                             (3,312)                              (2,766)
Write-off of acquired in-process R&D                            (106)                                 (44)
Restructuring and impairment charges                          (1,093)                                (197)
                                                             -------                              --------
                                                                                (10,768)                            (9,265)
Other business income                                                               243                              1,526
                                                                              ----------                          ---------
INCOME (LOSS) FROM OPERATIONS                                                    (1,371)                             4,281
Financial income and expenses:
- interest                                                      (391)                                (167)
- other                                                         (524)                               2,155
                                                             -------                              --------
                                                                                   (915)                              1,988
                                                                              ----------                          ---------
INCOME (LOSS) BEFORE TAXES                                                       (2,286)                              6,269
Income taxes                                                                        421                                (570)
                                                                              ----------                          ---------
INCOME (LOSS) AFTER TAXES                                                        (1,865)                              5,699
Results relating to unconsolidated companies:
- income (loss) excluding amortization of goodwill
and other intangibles                                           (387)                               4,094
- amortization of goodwill and other intangibles                (367)                                (124)
                                                             -------                              --------
                                                                                   (754)                              3,970
                                                                              ----------                          ---------

GROUP INCOME (LOSS)                                                              (2,619)                              9,669
Minority interests                                                                   15                                 (67)
                                                                              ----------                          ---------
NET INCOME (LOSS)                                                                (2,604)                              9,602


Weighted average number of common shares outstanding
(after deduction of treasury stock) during the year
(in thousands)                                                                1,278,077                           1,312,859


BASIC EARNINGS PER COMMON SHARE IN EUROS:
Net income (loss)                                                                 (2.04)                               7.31

DILUTED EARNINGS PER COMMON SHARE IN EUROS:
Net income (loss)                                                                 (2.04)                               7.24

Dividend paid per common share in euros (from                                      0.36                                0.30
prior-year profits)


Condensed balance sheets of the Philips Group as of December 31

in millions of euros

The consolidated balance sheets are presented before appropriation of profit


                                                                                      2001                                2000

CURRENT ASSETS

Cash and cash equivalents                                             890                              1,089
Securities                                                            130                                111
Receivables                                                         6,154                              6,806
Inventories                                                         4,290                              5,279
                                                                    -----                              -----

Total current assets                                                                11,464                              13,285

NON-CURRENT ASSETS

Unconsolidated companies                                            5,632                              5,328
Other non-current financial assets                                  2,789                              3,747
Non-current receivables                                             3,582                              2,713
Property, plant and equipment                                       7,718                              9,041
Intangible assets - net                                             7,269                              4,427
                                                                    ------                             -----

Total non-current assets                                                             26,990                             25,256

                                                                                    -------                             ------
TOTAL                                                                                38,454                             38,541




CURRENT LIABILITIES

Accounts and notes payable                                          3,243                              4,255
Accrued liabilities                                                 4,137                              3,701
Short-term provisions                                               1,456                                969
Other current liabilities                                             813                                862
Short-term debt                                                     1,271                              1,743
                                                                    -----                              -----

Total current liabilities                                                            10,920                             11,530

NON-CURRENT LIABILITIES

Long-term debt                                                      6,595                              2,284
Long-term provisions                                                2,284                              2,522
                                                                    -----                              -----

Total non-current liabilities                                                         8,879                              4,806

GROUP EQUITY
Minority interests                                                                      202                                469
Stockholders' equity                                                                 18,453                             21,736
                                                                                    -------                             ------
TOTAL                                                                                38,454                             38,541


Condensed statements of cash flows of the Philips Group for the years ended December 31

in millions of euros

                                                                             2001      2000

Cash flows from operating activities:
NET INCOME (LOSS)                                                          (2,604)    9,602
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization                                               2,797     2,320
Net gain on sale of investments                                              (378)   (6,384)
(Income) loss from unconsolidated companies (net of dividends received)       676    (1,187)
Minority interests (net of dividends paid)                                    (21)       56
Decrease (increase) in working capital                                      1,080    (1,069)
Increase in non-current receivables                                          (874)     (510)
Increase in provisions                                                        287       386
Other items                                                                   285      (218)
                                                                           ------    ------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                   1,248     2,996

Cash flows from investing activities:
Purchase of intangible assets (software)                                     (234)     (140)
Capital expenditures on property, plant and equipment                      (2,143)   (3,170)
Proceeds from disposals of property, plant and equipment                      221       178
(Purchase) proceeds from the sale of securities available for sale             (1)      848
Purchase of other non-current financial assets                                (76)     (560)
Proceeds from other non-current financial assets                              550        63
Purchase of businesses                                                     (3,636)   (3,209)
Proceeds from sale of interests in businesses                                 755     3,586
                                                                           ------    ------
NET CASH USED FOR INVESTING ACTIVITIES                                     (4,564)   (2,404)
                                                                           ------    ------
CASH FLOWS BEFORE FINANCING ACTIVITIES                                     (3,316)      592

Cash flows from financing activities:
(Decrease) increase in short-term debt                                        (73)      734
Principal payments on long-term debt                                         (554)     (325)
Proceeds from issuance of long-term debt                                    4,580       203
Treasury stock transactions                                                  (336)     (578)
Capital repayment to shareholders                                            --      (1,673)
Dividends paid                                                               (458)     (399)
                                                                           ------    ------
NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES                        3,159    (2,038)
                                                                           ------    ------
CASH USED FOR CONTINUING OPERATIONS                                          (157)   (1,446)
Effect of changes in exchange rates and consolidations on cash positions      (42)      204
Cash and cash equivalents at beginning of year                              1,089     2,331
                                                                           ------    ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                      890     1,089

The Philips Group in the last eight years*

all amounts in millions of euros unless otherwise stated

Due to factors such as consolidations and divestments, the amounts, percentages and ratios are not directly comparable.


General data
                                                 2001       2000       1999       1998       1997       1996       1995       1994
Sales                                          32,339     37,862     31,459     30,459     29,658     27,094     25,259     23,768
Percentage increase over previous year            (15)        20          3          3          9          7          6          2

Income (loss) from continuing operations       (2,604)     9,602      1,804        541      1,231        126        971        683

Discontinued operations                          --         --         --        5,054        263        202        247        281

Net income (loss)                              (2,604)     9,602      1,799      6,053      2,602       (268)     1,143        964

Turnover rate of net operating capital           2.15       3.16       3.14       2.91       2.84       2.70       2.88       2.95
Total employees at year-end (in thousands)        189        219        227        234        252        250        253        241
Salaries, wages and social costs paid           8,100      8,456      8,016      8,209      8,261      8,083      7,363      7,031

Income
Income (loss) from operations                  (1,371)     4,281      1,751        685      1,714        422      1,350      1,227
As a % of sales                                  (4.2)      11.3        5.6        2.2        5.8        1.6        5.3        5.2
As a % of net operating capital (RONA)           (9.1)      35.7       17.5        6.5       16.4        4.2       15.4       15.2

Income taxes                                      421       (570)      (336)       (41)      (276)         7        (74)      (135)
As a % of income before taxes                      18          9         19         11         20        (40)         7         16

Income (loss) after taxes                      (1,865)     5,699      1,447        332      1,119         25        964        696
As a % of sales                                  (5.8)      15.1        4.6        1.1        3.8        0.1        3.8        2.9

Income (loss) from continuing operations       (2,604)     9,602      1,804        541      1,231        126        971        683
As a % of stockholders' equity (ROE)            (12.8)      53.5       12.6        5.1       15.9        1.9       15.8       12.5
Per common share                                (2.04)      7.31       1.31       0.38       0.88       0.09       0.71       0.51

Net income (loss)                              (2,604)     9,602      1,799      6,053      2,602       (268)     1,143        964
Per common share                                (2.04)      7.31       1.31       4.20       1.86      (0.20)      0.84       0.72

Dividend paid per common share
(from prior-year
profit distribution)                             0.36       0.30       0.25       0.23       0.18       0.18       0.14       0.06


* 1997 and prior years have been restated to reflect the sale of PolyGram N.V. in 1998 and to present the Philips Group accounts on a continuing basis.

Definitions

Net operating capital: intangible assets (excl. goodwill unconsolidated companies), property, plant and equipment, non-current receivables and current assets excl. cash and cash equivalents, securities and deferred tax positions, after deduction of provisions and other liabilities

RONA: income from operations as a % of average net operating capital

ROE: income from continuing operations as a % of average stockholders' equity

Net debt: long-term and short-term debt net of cash and cash equivalents

Net debt: group equity ratio: the % distribution of net debt over group equity plus net debt

Average number of outstanding shares: weighted average number of outstanding common shares based on monthly positions during the reporting year

The financial statements have been prepared in euros. Amounts previously reported in Dutch guilders are reported in euros using the irrevocably fixed conversion rate which became effective on January 1, 1999 (EUR 1 = NLG 2.20371).


Capital employed
                                                       2001     2000    1999     1998     1997     1996    1995     1994
Cash and cash equivalents                               890    1,089   2,331    6,553    1,397      785     932      940
Securities                                              130      111   1,523        -        -        -       -        -
Receivables                                           6,154    6,806   6,453    5,442    5,464    5,369   4,890    4,567
Inventories                                           4,290    5,279   4,566    4,274    4,522    4,334   5,083    4,330
                                                     ------   ------  ------   ------   ------   ------  ------   ------
Current assets                                       11,464   13,285  14,873   16,269   11,383   10,488  10,905    9,837
                                                     ------   ------  ------   ------   ------   ------  ------   ------

Non-current financial assets                          8,421    9,075   2,431    2,836    1,451    1,618   1,358    1,257
Net assets discontinued operations                        -        -       -        -    1,482    1,198   1,013      901
Non-current receivables                               3,582    2,713   2,326    1,920    1,858    1,662   1,413    1,397
Property, plant and equipment (book value)            7,718    9,041   7,332    6,574    6,935    6,719   6,094    5,599
Intangible assets (book value)                        7,269    4,427   2,822      554      213      222     198      105
                                                     ------   ------  ------   ------   ------   ------  ------   ------
Non-current assets                                   26,990   25,256  14,911   11,884   11,939   11,419  10,076    9,259

Total assets                                         38,454   38,541  29,784   28,153   23,322   21,907  20,981   19,096

Property, plant and equipment:
Capital expenditures for the year                     2,143    3,170   1,662    1,634    1,627    2,185   2,127    1,535
Depreciation for the year                             1,969    1,789   1,548    1,615    1,492    1,437   1,218    1,270
Capital expenditures : depreciation                     1.1      1.8     1.1      1.0      1.1      1.5     1.7      1.2

Inventories as a % of sales                            13.3     13.9    14.5     14.0     15.2     16.0    20.1     18.2
Outstanding trade receivables, in months' sales         1.5      1.5     1.4      1.3      1.3      1.3     1.5      1.5

Financial structure
Other current liabilities                             8,193    8,818   8,262    6,779    6,328    5,768   5,643    5,373
Debt                                                  7,866    4,027   3,314    3,587    4,030    5,855   4,756    3,875
Provisions                                            3,740    3,491   3,118    2,985    3,251    3,420   3,460    3,566
                                                     ------   ------  ------   ------   ------   ------  ------   ------
Total provisions and liabilities                     19,799   16,336  14,694   13,351   13,609   15,043  13,859   12,814
                                                     ------   ------  ------   ------   ------   ------  ------   ------
Issued, paid-up capital                                 263      263     339    1,672    1,655    1,600   1,566    1,536
Surplus and reserves                                 18,190   21,473  14,418   12,888    7,499    4,985   5,060    4,410
                                                     ------   ------  ------   ------   ------   ------  ------   ------
Stockholders' equity                                 18,453   21,736  14,757   14,560    9,154    6,585   6,626    5,946

Minority interests                                      202      469     333      242      559      279     496      336
                                                     ------   ------  ------   ------   ------   ------  ------   ------
Group equity                                         18,655   22,205  15,090   14,802    9,713    6,864   7,122    6,282

Total equity and liabilities                         38,454   38,541  29,784   28,153   23,322   21,907  20,981   19,096

Net debt : group equity ratio                         27:73    12:88    6:94        *    21:79    42:58   35:65    32:68

Stockholders' equity per common share                 14.48    16.93   11.08    10.09     6.39     4.74    4.85     4.41

Market price per common share at year-end             33.38    39.02   33.75    14.30    13.80     7.94    6.58     5.83


* Not meaningful: net cash in 1998 exceeded the debt level

                            [GRAPHIC - WINDOW SCREEN]


PAYMENT OF DISTRIBUTION TO SHAREHOLDERS

Shares of Koninklijke Philips Electronics N.V. ('Royal Philips Electronics') will be listed ex-dividend as of April 2, 2002. In compliance with the listing requirements of the New York Stock Exchange and the stock market of Euronext Amsterdam, the record dates will be April 4, 2002 for holders of American shares of New York Registry, and March 28, 2002 for other Philips shares.

The distribution in cash as proposed to the General Meeting of Shareholders will be payable as of April 8, 2002 to all shareholders. The distribution to holders of American shares will be made in USD at the USD/EUR rate at the close of business of Euronext Amsterdam on April 4, 2002.

IMPORTANT DATES

Record date Annual General Meeting of Shareholders     March 21, 2002
Annual General Meeting of Shareholders                 March 28, 2002
First quarterly report 2002                            April 16, 2002
Second quarterly report 2002                           July 16, 2002
Third quarterly report 2002                            October 15, 2002
Publication of 2002 results                            February 11, 2003*
Publication of the Annual Report 2002                  February 11, 2003*
Annual General Meeting of Shareholders                 March 27, 2003*
First quarterly report 2003                            April 15, 2003*
Second quarterly report 2003                           July 15, 2003*
Third quarterly report 2003                            October 14, 2003*

* These dates are subject to final confirmation.

COPIES OF ANNUAL REPORT 2001

Non-US shareholders and other non-US interested parties can obtain copies of the Annual Report 2001 free of charge from:

Royal Philips Electronics
Annual Report Office
P.O. Box 218
5600 MD Eindhoven, The Netherlands
Fax: 31-40-2786436

Holders of shares of New York Registry and other interested parties in the USA can obtain, free of charge, copies of the Annual Report 2001 from the Transfer and Register Agent:

Citibank Shareholder Services
P.O. Box 2502
Jersey City, New Jersey 07303-2502
Telephone: 877-CITI-ADR (toll-free)
Fax: 201-324-3284
E-mail: citibank@em.fcnbd.com
Internet address:
www.citibank.com/corpbank/adr

The Annual Report on Form 20-F is filed electronically with the United States Securities and Exchange Commission.

The Annual Report 2001 is also available in the original Dutch version, which is the authentic text.


INFORMATION SOURCES

Investors and financial analysts may contact
Mr A.S. Cathcart, Director of Investor Relations
Telephone: 31-20-5977222
Fax: 31-20-5977220
E-mail: alan.cathcart@philips.com

US shareholders should direct communications concerning share transfers, lost certificates, dividends and change of address to Citibank (see above).Non-US shareholders should contact:

ABN AMRO
Afdeling Uitgevende Instellingen
Kemelstede 2
4817 ST Breda
The Netherlands
Telephone: 31-76-5799482
Fax: 31-76-5799620



Internet address:
www.investor.philips.com

                                 [PHILIPS LOGO]

















                                 www.philips.com
                            www.investor.philips.com





                                 9922 130 09104

                                    PHILIPS


                               Annual Report 2001
                       Financial Statements and Analysis










[GRAPHIC - WINDOW SCREEN]

        Contents



        FINANCIAL STATEMENTS AND ANALYSIS

   2    FINANCIAL HIGHLIGHTS

   3    OPERATING AND FINANCIAL REVIEW AND PROSPECTS

  38    ACCOUNTING POLICIES

  46    CONSOLIDATED STATEMENTS OF INCOME OF THE PHILIPS GROUP

  48    CONSOLIDATED BALANCE SHEETS OF THE PHILIPS GROUP

  50    CONSOLIDATED STATEMENTS OF CASH FLOWS OF THE
        PHILIPS GROUP

  52    CONSOLIDATED STATEMENTS OF CHANGES IN
        EQUITY OF THE PHILIPS GROUP

  53    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF THE
        PHILIPS GROUP

100     BALANCE SHEETS AND STATEMENTS OF INCOME OF KONINKLIJKE
        PHILIPS ELECTRONICS N.V. (`ROYAL PHILIPS ELECTRONICS')

101     NOTES TO THE FINANCIAL STATEMENTS OF
        ROYAL PHILIPS ELECTRONICS



        OTHER INFORMATION

105     AUDITORS'

106     PROPOSED DISTRIBUTION TO SHAREHOLDERS OF ROYAL PHILIPS
        ELECTRONICS

106     REMUNERATION OF THE BOARD OF MANAGEMENT AND
        SUPERVISORY BOARD

108     CORPORATE GOVERNANCE OF THE PHILIPS GROUP

112     THE PHILIPS GROUP IN THE LAST EIGHT YEARS

114     SOME KEY FINANCIAL INFORMATION IN NLG AND USD


'SAFE HARBOR' STATEMENT UNDER THE PRIVATE SECURITIES LIGITATION REFORM ACT OF
1995

This document contains certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items, in particular the outlook paragraph of the `Operating and Financial Review and Prospects' in this Financial Statements and Analysis booklet.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, levels of consumer and business spending in major economies, changes in consumer tastes and preferences, the levels of marketing and promotional expenditures by Philips and its competitors, raw materials and employee costs, changes in future exchange and interest rates (in particular changes in the euro and the US dollar can materially affect results), changes in tax rates and future business combinations, acquisitions or dispositions and the rate of technical changes. Market share estimates contained in this report are based on outside sources such as specialized research institutes, industry and dealer panels, etc. in combination with management estimates.





THIS FINANCIAL STATEMENTS AND ANALYSIS BOOKLET AND THE SEPARATE BOOKLET ENTITLED 'MANAGEMENT REPORT' TOGETHER COMPRISE THE FULL ANNUAL REPORT FOR THE YEAR 2001 OF KONINKLIJKE PHILIPS ELECTRONICS N.V.

('ROYAL PHILIPS ELECTRONICS')

FOR A FULL UNDERSTANDING OF THE RESULTS OF THE PHILIPS GROUP AND THE STATE OF AFFAIRS, BOTH BOOKLETS SHOULD BE CONSULTED.

Financial highlights
all amounts in millions of euros unless otherwise stated

                                                                  2001              2000             1999
                                                                  ----              ----             ----

Sales                                                            32,339            37,862           31,459

Income (loss) from operations                                    (1,371)            4,281            1,751
As a % of sales                                                    (4.2)             11.3              5.6
As a % of net operating capital (RONA)                             (9.1)             35.7             17.5

Net income (loss)                                                (2,604)            9,602            1,799
Per common share - basic                                          (2.04)             7.31             1.31

Dividend paid per common share (from prior-year profit             0.36              0.30             0.25
distribution)

Cash flows before financing activities                           (3,316)              592           (1,921)

Stockholders' equity 18,453                                                        21,736           14,757
Per common share                                                  14.48             16.93            11.08

Net debt : group equity ratio                                     27:73             12:88             6:94

EXCLUDING SPECIAL ITEMS*:

  Income (loss) from operations                                   (136)             3,211            1,736
  As a % of sales                                                 (0.4)               8.5              5.5
  As a % of net operating capital (RONA)                          (0.9)              26.8             17.3

  Net income (loss)                                               (908)             2,831            1,614
  Per common share - basic                                       (0.71)              2.16             1.17



* Special items relate to income and expenses resulting from normal business operations, which, because of their size or nature, are disclosed separately to give a better understanding of the underlying result for the period. These include items such as restructuring and impairment charges, acquisition-related charges and significant gains and losses on the disposal of businesses or participations.

Operating and Financial Review and Prospects



The following discussion is based on the consolidated financial statements and should be read in conjunction with those statements and the other financial information.

The consolidated financial statements were prepared on a basis consistent with generally accepted accounting principles in the Netherlands (Dutch GAAP). These accounting principles differ in some respects from generally accepted accounting principles in the United States (US GAAP), which differences are discussed in note 27 to the consolidated financial statements.

Special items, as presented in the Operating and Financial Review and Prospects, relate to income and expenses resulting from normal business operations, which, because of their size or nature, are disclosed separately to give a better understanding of the underlying result for the period. These include items such as restructuring and impairment charges, acquisition-related charges and significant gains and losses on the disposal of businesses or participations. In some analyses these special items have been excluded from income in order to give a better insight into the comparable performance of the Philips Group. However, the reader should note that income from continuing operations excluding special items is not a measure of financial performance as defined by Dutch or US GAAP.



THE YEAR 2001

SUMMARY

After the record year 2000, the Company's 2001 was heavily impacted by the worldwide economic downturn. The collapse of the dot.com industry engulfed the IT sector, severely affecting telecom and PC-related businesses and creating the deepest and steepest decline ever in the semiconductors and components industries. Our cyclical electronics businesses Semiconductors, Consumer Electronics and Components, as well as some of our major unconsolidated companies such as Taiwan Semiconductor Manufacturing Company (TSMC), LG.Philips LCD and LG.Philips Displays, were significantly impacted by the decline. Consumer confidence fell drastically after the tragic events of September 11 in the USA, and the manufacturing sector continued its reluctancy to make new investments.

Our Lighting, Domestic Appliances and Personal Care (DAP) and Medical Systems businesses, which operate in less cyclical markets, continued their solid performances. DAP and Medical Systems (excluding special items) recorded their best year ever. The year 2001 was also characterized by major changes in the product portfolio as we continue to align it with our long-term strategy. The Display Components activities were transferred into a 50/50 joint venture with LG Electronics of Korea as of July 2, 2001. Additionally, decisions were taken to outsource the manufacturing and some parts of the development of mobile handsets and video recorders. Significant acquisitions were made to strengthen our Medical Systems activities. During the year, we acquired medical systems businesses from Marconi and Agilent.

Sales in 2001 amounted to EUR 32,339 million, a decrease of 15% compared to the prior year. The sales decline reflects the significant downturn in the markets for Semiconductors, Components, Mainstream CE and Consumer Communications, where substantially reduced demand and severe price erosion were encountered. The decline also reflects the deconsolidation of Display Components, which was partially offset by the increased sales resulting from acquisitions at Medical Systems and DAP. Sales at Lighting remained relatively flat. In some areas (Consumer Communications and Digital Networks) sales decreased as part of the scaling-down and refocusing strategy. In nearly all other areas, sales were virtually in line with the global market. An important positive exception was Medical Systems, whose market share was strongly uplifted by significant acquisitions, bringing the division to a No. 2 market position by year-end.

The decline in 2001 income from operations, compared to 2000, was related to the worldwide economic downturn in our markets. Inventory corrections in the PC and telecommunication industries had a major impact on the 2001 performance after excessive inventory stocking by customers during the previous year. Additionally, under-utilization of factories led to significant losses in certain businesses.

The return on net assets (RONA) decreased to a negative 9.1% in 2001, compared to a positive 35.7% in 2000 and 17.5% in 1999. Excluding special items, RONA for 2001 was 0.9% negative compared to a positive 26.8% and 17.3% in 2000 and 1999 respectively. The decrease in 2001 was primarily attributable to lower profitability.

Income from continuing operations in 2001 amounted to a loss of EUR 2,604 million (EUR 2.04 per common share-basic) compared with a profit of EUR 9,602 million (EUR 7.31 per common share-basic) in 2000 and EUR 1,804 million (EUR
1.31 per common share-basic) in 1999. The results included a number of special items, which are presented in the table below.

Income (loss) from continuing operations excluding special items:

amounts in millions of euros unless otherwise stated

                                                                 2001           2000           1999
                                                                ------         ------         ------

As published                                                    (2,604)         9,602          1,804
  per common share-basic                                         (2.04)          7.31           1.31
Affecting income from operations:
  Restructuring and impairment charges                          (1,093)          (197)           (86)
  Acquisition-related costs incl. in-process R&D                  (437)          (114)           (68)
  Gain on sale of participations                                   295            309            169
  Atos Origin merger gain                                                       1,072
Affecting financial income and expenses:
  Gain on sale of JDS Uniphase shares                                           1,207            117
  Seagram/Vivendi share exchange gain, net                                      1,115
  Impairment Vivendi/Great Nordic shares                          (526)
Income taxes related to special items                              313            (18)            (9)
Affecting results relating to unconsolidated companies:
  Gain on sale of shares and participations                         20          2,717
  Restructuring and impairment charges                            (208)
  Dilution (losses) and gains related to TSMC's
  transactions (see note 5 to the consolidated financial
  statements)                                                      (60)           680             67
                                                                ------         ------         ------
Excluding special items                                           (908)         2,831          1,614
  per common share - basic                                       (0.71)          2.16           1.17
                                                                ------         ------         ------

Cash flows provided by operating activities totaled EUR 1,248 million in 2001, compared with EUR 2,996 million in 2000 and EUR 1,913 million in 1999. The decrease in cash provided by operating activities is mainly attributable to the lower income. Significant reductions of inventory, as a result of our supply chain improvement programs, and of receivables were partly offset by lower payables. The reduction of working capital in relation to sales reflects the success of the cash conversion cycle program that was started two years ago.

In 2001 net cash used for investing activities totaled EUR 4,564 million, of which EUR 3,636 million relates to the purchase of businesses, particularly at Medical Systems, compared to EUR 2,404 million in 2000 and EUR 3,834 million in 1999.

Proceeds from the sale of businesses totaled EUR 755 million in 2001, of which the sale of the Glass activities of Components (to the newly established joint venture with LG Electronics), FEI Company and Philips Broadcast were the most important.

At EUR 2,143 million, cash requirements for capital expenditures were significantly down from the level in 2000, particularly at Semiconductors and Components as a result of overcapacity in these sectors.

Net cash provided by financing activities totaled EUR 3,159 million in 2001, compared to EUR 2,038 million net cash used in 2000. The financing needs in 2001 were met by the issuance of two tranches of two eurobonds each, totaling EUR 4,250 million. The cash requirements for financing activities in 2000 and 1999 came to EUR 2,038 million and EUR 2,606 million respectively. Both years included capital repayments to shareholders - EUR 1,673 million and EUR 1,490 million respectively - from the share reduction program.

At December 31, 2001 the Company's net debt group equity ratio was 27:73.

GROUP SALES AND INCOME FROM OPERATIONS

amounts in millions of euros                               2001            2000           1999
                                                          ------          ------         ------

Sales                                                     32,339          37,862         31,459
  % nominal (decrease) increase                              (15)             20              3
Income (loss) from operations                             (1,371)          4,281          1,751
  as a % of sales                                           (4.2)           11.3            5.6
Income (loss) from operations excl. special items           (136)          3,211          1,736
  as a % of sales                                           (0.4)            8.5            5.5
                                                          ------          ------         ------

The composition of the change (%) in sales over 2001 and 2000 was as follows:

                             2001 versus    2000 versus
                                 2000           1999
                                -----           ----

Consolidation changes            (0.7)           0.4
Currency effects                  0.1            9.3
Prices                           (8.2)          (5.3)
Volume                           (5.8)          16.0
                                 ----           ----
Nominal change                  (14.6)          20.4
                                -----           ----

Sales in 2001 decreased by 15% compared with the previous year. Changes in consolidations had a minor negative effect, with the decline caused by the deconsolidation of Display Components into a 50/50 joint venture with LG Electronics slightly exceeding the increase from various consolidations, particularly ADAC and the medical systems businesses of Agilent HSG and Marconi.

The sales decrease in 2001 was especially significant at Components ( 45%), which was partly due to the deconsolidation of Display Components (13%).

Additionally, sales of the businesses Optical Storage and Mobile Display Systems were strongly affected by the decline in the PC and cellular phone markets. Semiconductors' sales decreased 25%, which was caused by the most severe downturn in the semiconductor market ever (30%, according to preliminary WSTS statistics). The economic downturn in the USA had a significant downward effect on sales at Mainstream CE.

Sales growth at Lighting (1%) remained virtually unchanged from the year 2000, while sales at DAP increased (6%), primarily due to the acquisition of Optiva in October 2000. Medical Systems' sales increased by 59%, mainly due to the acquisition of medical systems sales increased businesses.

Sales in 2000 grew to EUR 37,862 million, 20% higher than EUR 31,459 million in 1999. The growth was mainly at Semiconductors (55%), Components (22%) and Medical Systems (22%). Various changes in consolidation had, on balance, a neutral effect. Positive effects came from the consolidation of, among others, MiCRUS, MedQuist and Optiva Corporation. Deconsolidations related mainly to Advanced Ceramics & Modules (AC&M) as of July 1, 2000 and Origin as of October 1, 2000.

Income from operations in 2001 amounted to a loss of EUR 1,371 million or 4.2% of sales, compared to profits of EUR 4,281 million, or 11.3% of sales, in 2000 and EUR 1,751 million, or 5.6% of sales, in 1999. Income in 2001 reflected the unprecedented global economic downturn in the telecom and PC-related markets, which heavily impacted the performance of Semiconductors, Components and Consumer Electronics. Overall price erosion increased significantly to 8.2%, compared with 5.3% in 2000. Reduction of the Company's overcapacity and portfolio rationalization resulted in net restructuring and impairment charges of EUR 1,093 million in 2001, while recent acquisitions caused additional amortization of goodwill and in-process R&D write-offs at Medical Systems. Income in 2001 benefited from EUR 430 million negative pension costs (in 2000 EUR 445 million). As a consequence of the weak stock markets, we anticipate significantly lower negative pension costs in income from operations in 2002.

Income from operations in 2000 totaled EUR 4,281 million, or 11.3% of sales, compared to EUR 1,751 million, or 5.6% of sales, in 1999. The largest increase in income from operations was realized by Semiconductors, which more than doubled compared to 1999, reflecting the strong upturn in the market that started in the second half of 1999.

Moreover, overall price erosion decreased significantly, while improved efficiency and cost control had a positive impact on income.

All other sectors, except Origin, contributed to the improvement in income from operations in 2000.

SALES AND INCOME FROM OPERATIONS PER SECTOR

                                     2001                            2000                           1999
                             ------------------------        ------------------------       -----------------------
                                            income                          income                         income
                                            (loss)                          (loss)                         (loss)
                                             from                            from                           from
                             Sales         operations        sales         operations       sales        operations
                             -----         ----------        ------        ----------       -----        ----------

Lighting                      5,083             623           5,052            668           4,548            602
Consumer Electronics         11,052            (649)         13,060            410          11,152            255
DAP                           2,224             334           2,107            287           1,791            220
Components                    2,772            (667)          5,042            608           4,101            293
Semiconductors                4,389            (607)          5,879          1,346           3,796            614
Medical Systems               4,834            (199)          3,031            169           2,493            181
Origin                         --              --               717          1,063           1,056             97
Miscellaneous                 1,985            (104)          2,974           (191)          2,522           (118)
Unallocated                    --              (102)           --              (79)           --             (393)
                             ------          ------          ------          -----          ------          -----
                             32,339          (1,371)         37,862          4,281          31,459          1,751


The following sectors are reported separately: Lighting, Consumer Electronics, Domestic Appliances and Personal Care, Components, Semiconductors, Medical Systems, Origin (previous years only), Miscellaneous and Unallocated. For a comprehensive business description of the various sectors, please refer to the relevant section in the consolidated financial statements (note 28).

The comments on the business performance per product sector are preceded by a table that includes certain primary performance indicators for the respective years. Sales growth, as mentioned in the performance indicators and comments, consists of the nominal changes in sales (comparison of year-to-year euro amounts). Further sector information is provided in the notes to the consolidated financial statements.

LIGHTING

amounts in millions of euros                      2001         2000        1999
                                                  -----        -----       -----

Sales                                             5,083        5,052       4,548
  % nominal increase                                  1           11           2
Income from operations                              623          668         602
  as a % of sales                                  12.3         13.2        13.2
Income from operations excl. special items          641          685         631
  as a % of sales                                  12.6         13.6        13.9
                                                  -----        -----       -----

The lighting market declined slightly in 2001, hampered by the economic slowdown in the USA and the energy crisis in Brazil, factors not entirely offset by increases in Eastern Europe and Asia Pacific, where markets continued to show positive growth.

Philips' sales growth was 1% positive and totaled 5,083 million in 2001. Excluding Batteries, sales growth was 2%. Sales growth was mainly innovation-driven. Volume growth of 4% was offset by 3% price erosion. Sales growth was particularly strong in Automotive & Special Lighting. Geographically, sales growth was strongest in Asia Pacific. All businesses contributed to a slight improvement in overall market share, reinforcing global market leadership.

Income from operations in 2001 totaled 623 million, or 12.3% of sales. Excluding restructuring charges amounting to 18 million, income was 641 million, or 12.6% of sales. After several years of improved operations and higher margins, income from operations in 2001 was affected by an unfavorable margin mix, due to slower growth of sales of high-end products. In addition, the stronger Polish currency put pressure on margins, as Poland is an important supply base. In the light of these developments, more focused cost management remains key for the profitability of the division. Income in 2001 included a gain on the sale and lease-back of two office buildings ( 44 million).

Sales in 2000 increased by 11% to 5,052 million compared to 1999. Currency movements had a positive impact of 9% on nominal sales. Volume growth was 6%, partly offset by increased price erosion of 4%. Overall growth was strong in Asia Pacific, Latin America and Eastern Europe. The strongest sales growth was achieved by the Automotive business, which significantly outperformed the market as a result of successful product innovation.

The improvement in income from operations in 2000 compared to 1999 was mainly the result of the strong sales growth. The largest income improvement was realized by the Lamps business, especially in Europe.

CONSUMER ELECTRONICS

amounts in millions of euros                               2001            2000           1999
                                                          ------          ------         ------

Sales                                                     11,052          13,060         11,152
  % nominal (decrease) increase                              (15)             17             (2)
Income (loss) from operations                               (649)            410            255
  as a % of sales                                           (5.9)            3.1            2.3
Income (loss) from operations excl. special items           (146)            427            220
  as a % of sales                                           (1.3)            3.3            2.0
                                                          ------          ------         ------

                                                               2001
                              ----------------------------------------------------------------------------
amounts in millions of euros         sales                        income (loss) from operations
                              ----------------------      ------------------------------------------------
                                                                                  excluding
                                                %                     as a % of    special       as a % of
                              amount        increase      amount        sales       items          sales
                              ------        --------      ------      ---------   ---------      ---------

Mainstream CE                  8,665           (6)         (250)         (2.9)       (186)         (2.1)
Digital Networks                 743          (37)         (329)        (44.3)       (207)        (27.9)
Consumer Communications        1,253          (43)         (421)        (33.6)       (104)         (8.3)
Licenses                         391           (5)          351          89.8         351          89.8
                              ------                     ------                    ------
Consumer Electronics          11,052          (15)         (649)         (5.9)       (146)         (1.3)
                              ------                     ------                    ------

Sales in the Consumer Electronics (CE) sector in 2001 totaled 11,052 million, a decrease of 15% compared with the previous year. Sales volume fell by 3%, while average prices decreased by 12%. Price erosion intensified compared with the prior year, due to the weaker demand in most regions and intensified competition. The market decreased by 8% as a result of the global economic slowdown. The US market in particular was hit hard, but a slowdown in growth was also seen in Asia Pacific and Latin America. Sales at Mainstream CE declined by 6% in 2001. Price erosion for the year of 10% was partially offset by a 4% increase in sales volume.

The lower sales of Mainstream CE's products related principally to monitors and VCR Monitors, particularly OEM sales, were impacted by the downturn in the world PC market. VCR sales, which were affected by the worldwide migration towards DVD, decreased significantly. Although DVD sales nearly doubled, this did not offset the VCR decline. Audio sales decreased 7%, suffering from weak demand in North and Latin America, while sales in Europe and Asia Pacific remained stable. TV sales were marginally lower, balancing lower sales in USA/Canada, Latin America and Asia Pacific with an increase in Europe.

Sales at Digital Networks dropped by 37% compared to last year. The refocus on key customers, combined with a sharply declining market growth rate for set-top boxes (9%in 2001 compared with 73% in 2000), accounted for most of this decrease. Lower sales of satellite and cable network set-top boxes in Europe and lower sales of Internet TV in the USA were only partly offset by doubled sales of satellite/terrestrial set-top boxes in the USA. The worldwide slowdown in the telecom markets contributed to a significant reduction of Broadband Networks sales.

The sharp fall in Consumer Communications sales reflects the scaling-down strategy for GSM mobile phones, which particularly affected sales in Europe. GSM sales continued to show positive growth in Asia Pacific, notably in China.

Income from operations in 2001 decreased to a loss of 649 million, down from a profit of 410 million in 2000. Other than Licenses, which registered higher income due to receipt of royalties on CD-R licenses, all businesses contributed to the significant decline in income. Restructuring charges of 503 million were recorded during the year.

Mainstream CE, in line with the trend in the worldwide CE industry, reported lower margins in most of its markets. Margins were also impacted by actions taken to reduce excess inventories, principally in the USA/Canada. By the end of 2001, inventory levels at Mainstream CE were at a record low. Restructuring charges of 64 million were recorded during the year. These charges related to the closure of the VCR factory in Vienna, Austria, in conjunction with the Company's decision to outsource production and to transfer monitor production from Taiwan to China.

The loss at Consumer Communications originated mainly from the restructuring charges resulting from the refocusing of the mobile handset business. In June 2001 we announced the sale of part of the development and manufacturing activities for GSM to China Electronics Corporation (CEC). In line with the implementation of our restructuring measures, European Telecom plc of the United Kingdom has acquired parts of the unit for industrial operations in the field of mobile telephony in Le Mans, France. Philips will maintain a focused sales and marketing activity in mobile telephony under the Philips brand. Additionally, an agreement has been reached on the sale of the Fax business to SAGEM, which transaction is expected to be closed in the first quarter of 2002 and is subject to the customary approvals. Income in 2001 was positively impacted by a EUR 41 million insurance payment to compensate for business interruption damage caused by a fire in the semiconductor factory in Albuquerque, USA in 2000.

The lower income at Digital Networks reflected the downturn in sales and included special items for the downsizing and write-off of our Internet and Personal TV business in the USA, as well as restructuring charges at Broadband Networks and Digital Transmission Systems and the cost of development of new technologies at MP4Net, Softworks and CryptoTec. Further adjustments to the cost base are ongoing, in line with lower sales growth.

License income increased compared to 2000, primarily due to the recognition of EUR 82 million of CD-R/RW royalties attributable to prior years, mainly resulting from settlements of disputes. During 2001 the basic CD patents expired, except in the USA. Execution of new programs such as CD-R/RW and DVD became more important during 2001.


                                                           2000
                              --------------------------------------------------------------------
amounts in millions of euros         sales                  income (loss) from operations
                              --------------------    --------------------------------------------
                                                                             excluding
                                             %                   as a % of    special    as a % of
                              amount      increase    amount       sales       items       sales
                              ------      --------    ------     ---------   ---------   ---------

Mainstream CE                  9,265         12          183         2.0         201         2.2
Digital Networks               1,178         37          (85)       (7.2)        (85)       (7.2)
Consumer Communications        2,207         27            1         --            --        --
Licenses                         410         38          311        75.9         311        75.9
                              ------                  ------                  ------
Consumer Electronics          13,060         17          410         3.1         427         3.3
                              ------                  ------                  ------


Sales in the Consumer Electronics sector in 2000 totaled EUR 13,060 million, an increase of 17% on the year before. Changes in consolidation had a minor negative effect of 1%, while currency movements had a positive effect of 9% on nominal sales. Sales volume increased by 18%, partly offset by an average price decrease of 9%. Sales of Mainstream CE's products increased in Consumer TV (particularly in the upmarket segment), branded monitors and DVD-Video. Digital Networks recorded sharply higher sales due to strong demand for set-top boxes. Geographically, sales increased most strongly in Asia Pacific and Europe, while sales in Latin America rebounded to positive growth.

Income from operations in the Consumer Electronics sector in 2000 increased to EUR 410 million, up from EUR 255 million in 1999. The increase was mainly attributable to the turnaround to a break-even situation at Consumer Communications. License income increased, mainly due to the higher number of licenses in new programs. Income at Mainstream CE benefited from the higher level of sales. At Digital Networks, the positive contribution from certain satellite applications was more than offset by large start-up costs in the cable segment and in new technologies for the delivery of electronic content.

DOMESTIC APPLIANCES AND PERSONAL CARE

amounts in millions of euros                    2001         2000       1999
                                                -----        ----       -----
Sales                                           2,224        2,107      1,791
  % nominal increase                                6           18          3
Income from operations                            334          287        220
  as a % of sales                                15.0         13.6       12.3
Income from operations excl. special items        338          300        220
  as a % of sales                                15.2         14.2       12.3

Sales in 2001 reached EUR 2,224 million, an increase of 6% over the previous year. Changes in consolidation, notably the consolidation of Optiva, lifted sales by 6%. Volume growth was 1%, while average prices declined by 1%. The sales growth is mainly attributable to Oral Healthcare. Sales of male shavers increased steeply in China (16% up), reaching 3.5 million units and reinforcing market leadership in that growth market. This, along with a good performance in Europe, compensated for the lower sales in the USA. The increase in Oral Healthcare was attributable to the successful integration of Optiva, allowing Sonicare to reach the No. 1 market position in the USA. The successful launch of the Senseo Crema coffee maker contributed positively.

Geographically, sales increased strongly in China and Europe. In North America, sales of Philips Oral Healthcare grew sharply, which was partly offset by a decline in the other businesses due to sluggish economic conditions along with the effects of the September 11 terrorist attacks. Adverse economic conditions also negatively impacted sales in Latin America, which primarily affected the Food & Beverage business.

Income from operations in 2001 increased by approximately 16% to EUR 334 million, continuing the growth pattern from prior years and defying the adverse market conditions, making 2001 the best year ever. The successful integration of Optiva, which yielded positive income in the first year after acquisition, contributed to the increased profitability. The new product launches of Senseo Crema and Visapure, together with ongoing portfolio rationalization and tight cost control, also contributed to the improvement.

Sales in 2000 increased 18% over the year before, positively affected by consolidation changes (4%) and exchange rate fluctuations (8%). Volume growth of 8% was partly offset by price erosion of 2%. The sales growth was mainly attributable to sustained strong growth of the Male Shaving & Grooming business. The Food & Beverage and Home Environment Care businesses also achieved strong increases. Geographically, sales increased strongly in Europe and USA/Canada. In addition, sales in Asia Pacific rebounded from the effects of the economic downturn in the prior year.

Income from operations in 2000 increased by approximately 30%, driven by successful product introductions and portfolio rationalizations. The success of Quadra Action contributed to the growth in Male Shaving & Grooming, while Food & Beverage improved its profitability as a consequence of portfolio rationalization and strict cost control.

COMPONENTS

amounts in millions of euros                              2001         2000          1999
                                                         ------       ------        ------
Sales                                                    2,772          5,042        4,101
  % nominal (decrease) increase                            (45)            23           (3)
Segment revenues                                         3,705          6,920        5,947
Income (loss) from operations                             (667)           608          293
  as a % of sales                                        (24.1)          12.1          7.1
  as a % of segment revenues                             (18.0)           8.8          4.9
Income (loss) from operations excl. special items         (510)           382          190
  as a % of sales                                        (18.4)           7.6          4.6
  as a % of segment revenues                             (13.8)           5.5          3.2

As a result of the high level of sales of products and services to other product sectors, income from operations is also expressed as a percentage of segment revenues. Segment revenues are the total of sales to third parties and intersegment sales.

The financial data relating to Display Components have been consolidated for the first six months of 2001 only, due to the transfer of Display Components into the joint venture with LG Electronics of Korea effective July 2, 2001. No financial result has been recorded on this transfer, except for the related disentanglement costs.

The performance of Components over the past three years, excluding Display Components, is presented in the following table:

amounts in millions of euros                    2001         2000         1999
                                               ------       ------       ------
Sales                                           2,086       3,048        2,336
Segment revenues                                2,458       3,757        3,115
Income (loss) from operations                    (529)        448          143
  as a % of sales                               (25.4)       14.7          6.1
  as a % of segment revenues                    (21.5)       11.9          4.6

Sales in the Components sector totaled EUR 2,772 million in 2001, a decrease of 45% compared to the previous year. A substantial part of the decrease (13%) was caused by the deconsolidation of the Display Components activities. Sales were negatively impacted by a volume reduction of 19% and price erosion of 10%, as a result of the slowdown in key markets such as personal computers and cellular phones. Price erosion was stronger in 2001, up 4% on the prior year. The mobile displays market decreased by 2% in value during 2001, while our sales declined by 30%. Sales at Mobile Display Systems (MDS) declined significantly due to an excess inventory build-up by customers in 2000, which only started to improve in the third quarter of 2001. Furthermore, market acceptance of color screens was slow, except in Japan, where MDS does not yet have a market position.

The optical storage market witnessed a severe decline of 32% in 2001. Our performance in this business was slightly below the market, mainly due to time-to-market issues. Segment revenues decreased by 46% (28% after adjustment for changes in consolidation and exchange rates).

Income from operations decreased considerably to a loss of EUR 667 million in 2001. The results were impacted by special items comprised of restructuring costs (EUR 156 million), disentanglement costs related to the transfer of Display Components to the joint venture with LG Electronics (EUR 42 million) and a partial release of EUR 41 million of the provision related to the sale of the Advanced Ceramics & Modules (AC&M) activities in 2000.

Restructuring actions have been taken to realign the cost levels of the organizations to the present market situation. In Optical Storage, automotive manufacturing sites have been concentrated in Gyor, Hungary. Manufacturing of the CD-ReWritable (CD-RW) drives has been outsourced and is located in the Philippines. The Optical Pick-up Units (OPU) manufacturing has been concentrated in Shanghai, as have most of the Super Twisted Nematic (STN) manufacturing sites of Mobile Display Systems. Excluding the special items, income from operations amounted to a loss of EUR 510 million in 2001. This was mainly due to the decline in Optical Storage and Mobile Display Systems sales as a result of the depressed markets. Capital expenditures have been lowered to minimum levels, while overhead and selling expenses have also been reduced.

Sales in 2000 totaled EUR 5,042 million, a sharp rise (23%) on the year before. Changes in consolidation, particularly the divestment of AC&M as of July 1, 2000, had a negative effect of 5%. Currency movements had a positive effect of 14% on nominal sales. Volume growth was 20%, partially offset by a 6% reduction in average selling prices. Segment revenues were 16% higher than in the previous year. The larger part of the sector's growth was realized in Optical Storage, whose sales were more than 80% higher than the year before. In addition, strong growth was realized by Flat Display Systems, whose components are used in mobile telephones and other mobile applications.

Income from operations benefited from the higher sales in 2000. The divestment of the AC&M business generated a profit of EUR 309 million. All businesses, except for Flat Display Systems, reported major improvements during 2000. Income from operations in 2000 included restructuring charges of EUR 78 million relating to Display Components and Flat Display Systems. Income in 1999 benefited from a gain on the sale of the Conventional Passive Components activities of EUR 169 million, partly offset by restructuring charges of EUR 66 million.

SEMICONDUCTORS

amounts in millions of euros                           2001            2000         1999
                                                      ------          ------       ------
Sales                                                  4,389           5,879        3,796
  % nominal (decrease) increase                          (25)             55           18
Segment revenues                                       4,940           6,812        4,557
Income (loss) from operations                           (607)          1,346          614
  as a % of sales                                      (13.8)           22.9         16.2
  as a % of segment revenues                           (12.3)           19.8         13.5
Income (loss) from operations excl. special items       (403)          1,344          660
  as a % of sales                                       (9.2)           22.9         17.4
  as a % of segment revenues                            (8.2)           19.7         14.5

As a result of the high level of sales of products and services to other product sectors, income from operations is also expressed as a percentage of segment revenues. Segment revenues are the total of sales to third parties and intersegment sales.

Sales in the Semiconductors sector in 2001 totaled EUR 4,389 million, down 25% compared to the year 2000, despite the 3% positive effect of the acquisition of MiCRUS as of June 1, 2000. Sales volume decreased by 18%, while average prices declined by 10%. The effect of exchange rate differences was negligible. The significant decline, which occurred in all business lines and geographic regions, was caused by the most severe downturn in semiconductor history (30% according to preliminary WSTS statistics), resulting from the slowdown of the world's Overall market share increased, as the downturn in the DRAM memories business, in which Philips is not active, was even worse. Lower than expected presence in high-growth markets put pressure on our share of the markets we serve. Exposure to low-growth but profitable markets such as analog is still significant, and focus on high-growth digital markets continues. Segment revenues decreased by 27% in 2001.

Income from operations in 2001 included special items of EUR 204 million, consisting of restructuring charges related to the closure of a wafer fab in Albuquerque, USA, the announced closure of a fab in Caen, France, the reduction of inventory levels and the streamlining of operational costs. Excluding these items, income decreased considerably compared with last year, mainly as a result of the aforementioned sales declines. The severe market conditions, coupled with a worldwide increase in production capacity, led to 40% factory utilization, which is approximately 25% below break-even level. To reduce overcapacity, capital expenditures were lowered as much as possible. To further limit our exposure to capital commitments, cooperation with TSMC, SSMC and ST Micro-electronics will be continued, including a joint 12-inch pilot fab that is being built with STM.

Income in 2001 also included EUR 39 million for the settlement of insurance claims for the Albuquerque fire in 2000.

Sales in 2000 increased by 55% to EUR 5,879 million. The consolidation of MiCRUS from June 1, 2000 had a positive effect of 3% on nominal sales. In addition, 2000 contains the full-year sales of VLSI, compared to 7 months in 1999 (a positive effect of 8%). Furthermore, currency movements had a substantial positive effect of 14% on nominal sales. Volume growth was 33%, while average prices decreased by 3%. All businesses and regions contributed to the large sales increases.

Income from operations in 2000 totaled EUR 1,346 million. The main reason for the improvement in income compared to the previous year was the higher sales level due to the general upturn in the industry, which led to shortages in the market during the year. The acquisition of MiCRUS increased capacity. The VLSI acquisition was successfully integrated into the existing businesses.

MEDICAL SYSTEMS

amounts in millions of euros                         2001          2000         1999
                                                    ------        ------       ------
Sales                                                4,834         3,031        2,493
  % nominal increase                                    59            22           28
Income (loss) from operations                         (199)          169          181
  as a % of sales                                     (4.1)          5.6          7.3
Income from operations excl. special items             255           213          181
  as a % of sales                                      5.3           7.0          7.3


During the year 2001 Philips acquired the medical systems divisions of Agilent and Marconi, substantially improving its position in the medical markets, particularly patient monitoring and medical diagnostic imaging.

Sales in the Medical Systems sector in 2001 totaled EUR 4,834 million, representing 59% growth, of which 49% came from acquisitions. The strategy to have a complete product range with a No. 1 or 2 position in the markets in which we operate was accomplished upon the acquisition of the medical systems businesses of Agilent and Marconi. The acquisition of Agilent Healthcare Solutions Group in August 2001 added 20% to sales growth. Marconi Medical Systems was acquired in October 2001 and increased sales by 11%. The acquisitions of MedQuist (July 2000) and ADAC (December 2000) added 7% and 11% respectively to the sales growth in 2001. Volume growth of 12% was partly offset by an average price decrease of 3%. Currency effects were positive 1%. All regions realized positive sales growth, most significantly North America and Europe. In product terms, the main growth areas are magnetic resonance, computed tomography, X-ray and the customer support business. Order intake, excluding acquisitions in 2001, increased by 11%, ahead of the 7% market average. The increase was primarily due to Magnetic Resonance, Imaging IT and Cardio-vascular.

Income from operations in 2001 included acquisition-related costs including in-process R&D write-offs of EUR 379 million and restructuring charges of EUR 75 million. After the recent acquisitions, income from operations for the year 2001 included amortization costs for goodwill and other intangibles for an amount of EUR 231 million, compared to EUR 95 million in 2000. Excluding special items and amortization charges, income from operations improved by EUR 178 million. This significant improvement in operational income is primarily attributable to the increased sales and higher profit margins in the Magnetic Resonance and X-ray businesses where Philips is the market leader. MedQuist also contributed to the improvement. The integration of the new acquisitions and the related restructuring program are on schedule.

Sales in the Medical Systems sector in 2000 totaled EUR 3,031 million, representing growth of 22%. The acquisition of MedQuist as of July 1, 2000 increased sales by 8%. In addition, currency movements had a positive effect of 10% on nominal sales. Volume growth was 7%, while prices decreased on average by 3%. Sales growth was particularly strong in Asia Pacific and North America. In product terms, the main growth areas were magnetic resonance, cardio-vascular, ultrasound and the customer support business.

Income from operations in 2000 amounted to EUR 169 million, compared to EUR 181 million in 1999. The acquisition of ADAC resulted in a fourth-quarter charge of EUR 44 million for the write-off of in-process R&D. Excluding amortization of intangibles related to the acquisitions of MedQuist and ADAC in 2000 and ATL Ultrasound in 1998, income was EUR 308 million, which was a EUR 89 million improvement over 1999.

In addition to the positive contribution of MedQuist, USA/Canada in particular contributed to this improvement, partly due to the strong US dollar. Income from operations of ATL Ultrasound improved over 1999, despite the negative effects of the strong US dollar due to ATL's Eastern Europe was weak due to a lower sales level.

ORIGIN

amounts in millions of euros                                  2000             1999
                                                             ------           ------
Sales                                                          717             1,056
  % nominal (decrease) increase                                (32)                0
Segment revenues                                             1,164             1,735
Income from operations                                       1,063                97
  as a % of sales                                                                9.2
  as a % of segment revenues                                  91.3               5.6
Income (loss) from operations excl. special items               (9)               97
  as a % of sales                                             (1.3)              9.2

As a result of the high level of sales of products and services to other product sectors, income from operations is also expressed as a percentage of segment revenues. Segment revenues are the total of sales to third parties and intersegment sales.

Due to the Atos Origin merger, the financial data relating to Origin were included in the consolidated Philips accounts of 2000 for nine months until October 1. With effect from that date, the Philips share in the results relating to the merged activities of Atos Origin has been included in the results relating to unconsolidated companies on a three-month delayed basis, due to Atos Origin's different reporting cycle.

Income in 2000 included a gain of EUR 1,072 million related to the Atos Origin merger.

MISCELLANEOUS

amounts in millions of euros                           2001            2000         1999
                                                      ------          ------       ------
Sales                                                  1,985           2,974        2,522
  % nominal (decrease) increase                          (33)             18            3
Income (loss) from operations                           (104)           (191)        (118)
  as a % of sales                                       (5.2)           (6.4)        (4.7)
Income (loss) from operations excl. special items       (246)            (56)         (70)
  as a % of sales                                      (12.4)           (1.9)        (2.8)

This sector comprises various activities and businesses not belonging to a product sector. It consists mainly of two groups of activities: the central research and technology centers (such as Philips Research, Intellectual Property and Standards, Philips Centre for Industrial Technology and Philips Design) and Corporate Investments (such as NavTech, Assembleon (formerly EMT) and Philips Enabling Technologies Group (PETG)). NavTech was consolidated in 2001 following the conversion of loans to NavTech into equity, raising our participation from 50% to 82%.

Sales in the Miscellaneous sector in 2001 totaled EUR 1,985 million, a 33% decrease from 2000, mainly due to the deconsolidation of FEI, Philips Broadcast and Marantz.

Income from operations in 2001 benefited from gains on the sale of part of the investment in FEI (EUR 185 million) and of Philips Broadcast to Thomson Multimedia of France (EUR 57 million), partly offset by restructuring charges, mainly for PETG and Assembleon, and acquisition-related costs. Excluding these special items, income in 2001 decreased significantly due to operating losses in particular at PETG and Assembleon, which suffered from the downturn in the semiconductor equipment market. These operating losses were partly offset by the improved performance of Philips Speech Processing. Moreover, starting in May 2001, income of the profitable FEI business was reported, under results related to unconsolidated companies, while the loss-making activities of NavTech, formerly recorded under results of unconsolidated companies, were consolidated and reported in the Miscellaneous sector.

Sales in the Miscellaneous sector in 2000 totaled EUR 2,974 million, representing an 18% increase over 1999. Changes in consolidation had a downward effect of 4%, while the appreciation of currencies had a positive effect of 8%. Sales growth was particularly strong at Assembleon, FEI and PETG.
Geographically, Asia Pacific recorded the most significant sales growth.

Income from operations in 2000 amounted to a loss of EUR 191 million, or 6.4% of sales, compared to a loss of EUR 118 million, or 4.7% of sales, in 1999. The income of the Miscellaneous activities was affected by special items including disentanglement costs related to the sale of Philips Projects (EUR 70 million), charges related to the impairment of identified intangibles and goodwill of Voice Control Systems (EUR 35 million) and restructuring charges (EUR 30 million).

A number of businesses in the Corporate Investments group are in the low-growth low-return area and are being considered for divestment.

In 2001, expenditures for Research and Development activities included in income of the product divisions, mainly Semiconductors, amounted to EUR 3,312 million, representing 10.2% of sales, compared to EUR 2,766 million, or 7.3% of sales, in 2000, and EUR 2,284 million, or 7.3% of sales, in 1999. The major increase in 2001 compared to the previous year was caused by the higher level of research and development activities and also included the effect of consolidation changes for an amount of more than EUR 200 million. A major part of these expenditures relates to contract research which is commissioned by the product divisions. Expenditures related to basic Company research are reported in this sector. To become more effective, as well as to adjust to the lower level of short-term contracts, Research recently announced its intention to reduce the worldwide organization by about 10% of the total workforce. Long-term corporate-funded research investments will not be affected.

UNALLOCATED

This product sector comprises the costs of the corporate center - including the initial funding of e-business and global brand management programs - as well as country and regional overhead costs. Income from operations amounted to a loss of EUR 102 million in 2001, compared to losses of EUR 79 million and EUR 393 million in 2000 and 1999 respectively.

A decline in group overheads in 2001 was offset by lower pension credits.

SALES AND INCOME FROM OPERATIONS BY GEOGRAPHIC AREA

                                  2001                      2000                       1999
                        ------------------------   -----------------------    ----------------------
                                      income                      income                   income
                                    (loss) from                    from                  (loss) from
                         sales       operations     sales       operations     sales      operations
                        -------     ------------   -------      ----------    -------    -----------
Europe                   13,920         (479)       16,967        3,246        14,658        1,124
USA/Canada                9,296         (854)        9,565          186         7,918           82
Latin America             1,918          (13)        2,285           59         1,862          (41)
Africa                      237          (10)          271            3           229            1
Asia Pacific              6,968          (15)        8,774          787         6,792          585
                         ------       ------        ------       ------        ------       ------
                         32,339       (1,371)       37,862        4,281        31,459        1,751

All regions recorded lower sales in 2001, particularly Europe, Asia Pacific and Latin America.

Sales in USA/Canada were 3% below the level in 2000, despite the 11% increase resulting from the acquisitions at Medical Systems. Excluding Medical Systems, sales in USA/Canada decreased significantly, particularly at Consumer Electronics, Components and Semiconductors, which were impacted by the downturn in the US economy and weak demand in the PC and telecommunications markets.

Sales in Europe were 18% lower than in 2000, part of which (5%) was caused by deconsolidation effects. The primary reason for the decrease was the reduced sales at Consumer Communications. Additionally, the decision to refocus on a limited number of platforms resulted in significant decreases at Digital Networks. Other steep declines were posted at Components and Semiconductors. Sales of Mainstream CE remained unchanged in spite of weaker markets.

Sales in Asia Pacific were 21% lower than in 2000, of which 5% is attributable to the deconsolidation of Display Components. Other important decreases related to Mainstream CE, Digital Networks, Licenses, Components and Semiconductors. On the upside, increases were recorded at Lighting, Consumer Communications and Medical Systems.

Sales in Latin America were 16% lower than in 2000, affected by consolidation changes, which had a negative effect of 6%, and weaker currencies (5%). DAP, Digital Networks, Components and Semiconductors generated significantly lower sales. On the positive side, sales at Medical Systems increased strongly.

Sales growth in 2000 was strong in all regions, particularly Asia Pacific. Sales in Asia Pacific increased strongly and ended 29% above the 1999 level, with all sectors contributing, especially Semiconductors. The sharp upturn of sales in Europe (16%) was driven by Semiconductors, Components and Consumer Electronics. In addition, Latin America recorded substantial positive growth, recovering from the weak sales in the years before. The recovery was led by Brazil, benefiting from the upturn in economic conditions in that country. In 2000, USA/Canada recorded a 21% increase in sales compared to 1999, attributable to the strong rise of the US dollar and the new acquisitions in the region.

Income from operations in 2001 deteriorated in all regions. Europe, Asia Pacific and USA/Canada incurred the sharpest decreases in income, driven by the unfavorable developments at Semiconductors, Components and Consumer Electronics. In 2000, income in Europe and Asia Pacific was positively affected by the non-cash gain from the Atos Origin merger and the gain on the sale of the AC&M business.

COOPERATIVE BUSINESS ACTIVITIES AND UNCONSOLIDATED COMPANIES

Philips engages from time to time in cooperative activities with other companies. principal cooperative business activities and participating interests are set out below.

Taiwan Semiconductor Manufacturing Company Limited (TSMC) is a semiconductor foundry operation in which Philips currently holds 21.8% of the total number of outstanding common shares. Additionally, the Company has purchased redeemable preferred shares, bringing its total holding in TSMC to approximately 27.5%. The principal reasons for this shareholding are to secure a strategic supply of wafers, to share and exchange technology and manufacturing knowledge, and to reduce capital expenditures.

Systems on Silicon Manufacturing Company (SSMC) is a Singapore-based wafer fabrication firm established by Philips (48%), TSMC (32%) and the Economic Development Board of Singapore (20%). The principal reasons for the shareholding are to secure a strategic supply of wafers and to limit loading risks and capital expenditures.

Atos Origin started on October 1, 2000, when Origin was merged with Atos of France. The merger has created a leader in end-to-end business and e-business solutions. The company is operational in 30 countries. Philips holds a 48.7% stake in Atos Origin. In 2002, Philips may reduce its stake in the combined entity to below 35%, subject to market conditions being acceptable. Philips has also received two tranches of stock warrants, each representing approximately
2.4 million Atos Origin shares, which may be exercised only on certain conditions, subject to the appreciation of the Atos Origin share price to specified levels.

LG. Philips LCD Co. is a 50/50 manufacturing joint venture with LG Electronics of South Korea, and is the world's This joint venture has enabled Philips to become a leading company in the area of active-matrix LCDs, a display technology that is rapidly migrating from notebook displays to desktop monitors, and in the near future to other areas, including television. As a consequence, the Company believes this business has the potential for rapid growth.

LG. Philips Displays is a 50/50 joint venture with LG Electronics of South Korea, which was established effective July 2, 2001, and is a leading supplier in its line of business. The joint venture combines the two companies' synergy potential in the mature CRT display market.

In the LumiLeds Lighting 50/50 joint venture, Philips and Agilent have the complementary strengths and positions to successfully develop the market for LED-based lighting products. Both companies have expanded the scope of their existing activities. Both parties hold equal shares in the venture, whose product portfolio has been extended from LED traffic signal products to a variety of other applications, including automotive, signaling, contour lighting and signs, illumination and LCD backlighting, demonstrating both parties' 2001, the operations were located in confidence in the new the USA, Malaysia and the Netherlands.

FEI Company is a US-based company in which Philips previously held the majority of the shares. On May 22, 2001, Philips sold a significant portion of these shares, retaining 25.5% of the outstanding shares. FEI is the leading supplier of Structural Process Management TM solutions to the world's biological structures.

By year-end 2001 the Corporate Venturing portfolio comprised some 30 companies in which Philips has both a minority stake and a business relationship. During 2001, the Company made a small number of new investments, while disposing of certain investments from prior years.

RESULTS RELATING TO UNCONSOLIDATED COMPANIES

Results relating to unconsolidated companies amounted to a loss of EUR 754 million in 2001, compared to profits of EUR 3,970 million in 2000 and EUR 409 million in 1999. The composition of these results is as follows:

                                                          2001         2000         1999
                                                         ------       ------       ------
Income (loss) excl. amortization of goodwill and other
Intangibles and special items                             (139)         697          391
Amortization of goodwill and other intangibles            (367)        (124)         (49)
Special items:
- Restructuring and impairment charges                    (208)
- Gain on sale of shares                                    20        2,717
- Dilution (losses) gains TSMC                             (60)         680           67
                                                         ------       ------       ------
                                                          (754)       3,970          409

The unfavorable results in 2001 compared to 2000 are primarily attributable to a deterioration in the performance of virtually all of our major unconsolidated companies, coupled with increased amortization of goodwill and other intangibles and the effect of special items.

The performance of Taiwan Semiconductor Manufacturing Company (TSMC), LG. Philips LCD and the newly established joint venture LG. Philips Displays was affected by overcapacity and the severely depressed telecom and PC-related markets, resulting in sharp price erosion and low sales volumes. Results in 2001 also reflect full-year goodwill amortization of Atos Origin and half-year amortization of LG. Philips Displays. Excluding special items and amortization of goodwill and other intangibles, in the 2001 results of TSMC and the two joint ventures with LG Electronics of Korea amounted to a profit of EUR 144 million and a loss of EUR 205 million respectively (in 2000 a profit of EUR 518 million and a profit of EUR 286 million respectively).

The 2001 results were affected by several special items. The employee bonus stock option program of TSMC had the effect of diluting resulting in a loss of EUR 60 million. Additionally, the results of TSMC included a charge for impairment of EUR 82 million. Restructuring charges at LG.Philips Displays of EUR 89 million, and the write-down of certain Corporate Venturing investments totaling EUR 37 million also impacted earnings. This affected by a gain of EUR 20 million resulting from the sale of the Battery Corporation.

In 2000, LG. Philips LCD contributed to income for the full year, compared with only six months in 1999. The share in income of ASML, in which 2000, was significantly higher during the first five months of 2000 than in the previous full year, reflecting ASML's offset by our share in the losses of Systems on Silicon Manufacturing Company (SSMC) due to the high costs of ramping-up the factory, start-up expenses at LumiLeds and increased funding requirements of NavTech. In 2001, the latter was consolidated due to the increase in our shareholding to 82% through the conversion of Philips loans to NavTech into equity. TSMC's 2000 benefited from the favorable semiconductor market.

Income in 2000 was favorably impacted by a number of special items. A substantial portion of the ASML shares was sold, resulting in a gain of EUR 2,595 million, while Philips' 33% interest in Beltone Electronics was exchanged for GN Great Nordic shares, resulting in a transaction gain of EUR 122 million. In 2000 several equity transactions by TSMC resulted in a net dilution gain of EUR 680 million.

Income in 1999 was positively influenced by the significant contribution from LG.Philips LCD and improving TSMC results, which reflected upturn in the semiconductor industry in that year. ASML reported a 31% increase in earnings, reflecting a particularly strong second half of the year.

RESTRUCTURING AND IMPAIRMENT CHARGES

The weak economic conditions around the world, together with unacceptably low profitability in certain business areas, required strong measures from management. In 2001 we reduced overcapacity, aligned our cost base to the prevailing market situation, and addressed a number of loss-making activities. This, combined with the ongoing process of efficiency improvement and portfolio rationalization, has led to restructuring and impairment charges, for various projects, of EUR 1,093 million, net of releases.

The most significant projects in 2001 were:

o the outsourcing of mobile phone development and manufacturing (EUR 318 million);

o the closure of production lines at Semiconductors, Albuquerque, USA, and Caen, France (EUR 204 million);

o rationalization of manufacturing capacity at Optical Storage and process rationalization at Mobile Display Systems, Components (EUR 167 million);

o programs to reduce platform diversity at Digital Networks (EUR 122 million);

o integration and process standardization of the European commercial sector of Medical Systems after the acquisition of the medical systems businesses of Agilent and Marconi (EUR 74 million);

o downsizing of Philips Enabling Technologies Group in the Netherlands and Belgium and the worldwide Assembleon activities (EUR 67 million);

o outsourcing of video recording development and manufacturing activities in Austria (EUR 44 million).

Restructuring charges in 2000 amounted to EUR 162 million, consisting of EUR 208 million for new projects at Consumer Electronics, Components, Lighting and Miscellaneous, partly offset by releases of EUR 46 million. Individually, the largest projects in 2000 were the closure of the large-screen operations of Hosiden and Philips Display (HAPD) in Kobe, Japan, and the streamlining of the Display Components activities in Germany and Taiwan.

In 1999, overall net restructuring charges totaled EUR 86 million, consisting of EUR 164 million for various projects in the Lighting, Components, Consumer Electronics and Miscellaneous sectors, partly offset by releases of EUR 78 million. Individually, these projects were not of material significance, the largest being the restructuring of the Flat Panel Display activities at Waalre in the Netherlands (EUR 38 million).

Total gross restructuring charges in 2001, 2000 and 1999 can be categorized as follows:

                                              2001        2000        1999
                                             -----       -----        -----
- Personnel lay-off costs                      437         125           71
- Write-down of assets                         547          57           81
- Other costs                                  136          26           12
                                             -----       -----        -----
                                             1,120         208          164
                                             =====       =====        =====

In 2001 releases of surplus restructuring provisions totaled EUR 27 million. The releases were primarily related to Lighting and Components and were caused by reduced severance requirements, due to the transfer of employees scheduled to be laid-off to other positions within the Company.

In 2000 surplus provisions amounted to EUR 46 million, due to lower expenditures on completed projects, and were related to Consumer Electronics, Lighting, Components, Semiconductors and Miscellaneous, while in 1999 lower expenditures led to releases of EUR 78 million, primarily for Lighting, Consumer Electronics and Components.

Restructuring projects started in 2001 have led to a headcount reduction of approximately 10,800, of which 7,000 relate to direct labor and 3,800 to indirect labor (total lay-offs in 2000 approximately 5,000 persons, and in 1999 approximately 1,500 persons). There are more lay-offs expected in 2002 to complete the restructuring projects initiated during 2001.

Asset write-downs in 2001 are primarily related to Digital Networks and Consumer Communications (as part of Consumer Electronics), Components and
Semiconductors. In 2000, asset write-downs were recorded primarily in the Components and Miscellaneous sectors, while in 1999 they largely related to Components and Lighting. Other charges mainly reflect the costs involved in the cancellation of various suppliers' contracts.

In general, restructuring plans lead to cash outflows in the year in which they are recognized or in the following year, and are financed from the normal cash flow from operations. Estimated cash outflows relating to projects started in 2001 and previous years can be summarized in the following table:

                                total                                                         of which
                              charges     non-cash    cash 1999    cash 2000    cash 2001    cash 2002
                              -------     --------    ---------    ---------    ---------    ---------
Restructuring 2001              1,120          554                                    124          442
Restructuring 2000                208           60                       106           42
Restructuring 1999                164           83          39            42


Future cash outflows are based on estimates.

Philips' share in restructuring to EUR 89 million and as such is included in the results relating to unconsolidated companies.

For further details on restructuring charges, see notes 2 and 5 to the consolidated financial statements.

FINANCIAL INCOME AND EXPENSES

Financial income and expenses amounted to a net expense of EUR 915 million in 2001, compared to income of EUR 1,988 million in 2000 and EUR 32 million in 1999. Net interest expenses amounted to EUR 391 million in 2001, compared with EUR 167 million in 2000 and EUR 129 million in 1999. The net interest expenses in 2001 and 2000 were higher, mainly as a result of the higher net debt level of the Group, partly offset by lower interest rates.

Unlike previous years, financial income in 2001 did not include gains from the sale of marketable securities. During the year 2000 the Company sold a portion of the JDS Uniphase shares that had been received upon the sale of Philips Optoelectronics. The gain from the sale amounted to EUR 1,207 million. Moreover, in 2000, Seagram shares were exchanged for shares of Vivendi Universal. The shares in Seagram had previously been obtained as a partial settlement of the sale of Philip's 75% stake in PolyGram in 1998. The 2000 gain from the exchange of Seagram shares amounted to EUR 966 million. In 1999 a gain of EUR 117 million was realized on the sale of a portion of the JDS Uniphase shares.

In view of the extended period of time over which the market value of our security investments in Vivendi Universal and GN Great Nordic was below bookvalue, these shares were written down to fair value at December 31, 2001, being EUR 2,353 million and EUR 46 million respectively. The impairment losses of EUR 440 million and EUR 86 million respectively are included in financial income and expenses.

In addition, in 2001, dividends totaling EUR 33 million were received on the Vivendi Universal shares, while in 2000 dividends totaling EUR 32 million were received on the Seagram shares, compared with EUR 28 million in 1999.

Hedging costs and costs to swap borrowings to the applicable currency and interest profile amounted to EUR 64 million in 2001 and EUR 86 million in 2000. In 1999 these costs amounted to EUR 7 million.

INCOME TAX

The income tax benefit totaled EUR 421 million in 2001, compared to charges of EUR 570 million in 2000 and EUR 336 million in 1999. This corresponds to an effective tax rate of 18%, up from 9% in 2000 but down from 19% in 1999. For the coming year the Company expects an effective tax rate of around 25%. The effective tax rate for 2001 was affected by non-deductible charges for the impairment of securities (tax effect 6%), whereas the effective tax rate for 2000 was influenced by tax-exempt proceeds from the sale of various securities (tax effect 13%).

MINORITY INTERESTS

In 2001, the share of third-party minority interests in the loss of group companies amounted to EUR 15 million, compared with the share in income of EUR 67 million and EUR 52 million in 2000 and 1999 respectively.

This change is primarily attributable to the consolidation of NavTech as of January 1, 2001 and the deconsolidation of FEI in May 2001. Moreover, minority interests decreased as a consequence of the buy-out of minority shareholdings in India, Pakistan and South Africa.

In 2000 the increase was fully attributable to the improved results of FEI Company and the China operations, partly offset by losses of HAPD absorbed by third-party shareholders.

NET INCOME

Income from continuing operations amounted to a loss of EUR 2,604 million in 2001 (EUR 2.04 per common share - basic) compared to income of EUR 9,602 million (EUR 7.31 per common share - basic) in 2000 and EUR 1,804 million (EUR 1.31 per common share - basic) in 1999.

There were no extraordinary items in 2001 and 2000, whereas a loss of EUR 5 million was recorded in 1999. The extraordinary loss in 1999 related entirely to premiums paid for the early redemption of long-term debentures.

Net income in 2001 amounted to a loss of EUR 2,604 million (EUR 2.04 per common share - basic) compared to income of EUR 9,602 million (EUR 7.31 per common share -basic) in 2000 and EUR 1,799 million (EUR 1.31 per common share - basic) in 1999.

US GAAP

The Group financial statements have been prepared on a basis consistent with Dutch GAAP, which differs in certain respects from US GAAP. Income from continuing operations determined in accordance with US GAAP amounted to a loss of EUR 2,475 million in 2001, compared with a profit of EUR 9,577 million in 2000 and a profit of EUR 1,595 million in 1999. These aggregate amounts result in basic earnings per common share of a loss of EUR 1.94 in 2001, a profit of EUR 7.30 in 2000 and a profit of EUR 1.16 in 1999. Diluted earnings per common share amounted to a loss of EUR 1.94 in 2001, a profit of EUR 7.22 in 2000 and a profit of EUR 1.15 in 1999.

Please refer to note 27 to the consolidated financial statements for a description of the primary differences between Dutch GAAP and US GAAP and the US GAAP earnings per common share.


CASH FLOWS

Cash flows from operating activities in 2001 amounted to EUR 1,248 million, substantially lower than in previous years, mainly due to the lower profitability of the Company. In 2000 a positive cash flow of EUR 2,996 million was reported, compared to EUR 1,913 million in 1999. A substantial reduction of inventories, partly caused by supply chain improvement programs, and lower receivables were partly offset by lower payables and contributed a net cash flow of EUR 1,080 million. In 2000 the working capital requirements amounted to EUR 1,069 million and in 1999 to EUR 469 million.

Expressed as a percentage of sales, inventories were 13.3% of sales at the end of 2001, compared to 13.9% at the end of 2000 and 14.5% at the end of 1999. Outstanding trade receivables at year-end 2001 were the equivalent of 1.5 months' sales, compared to 1.5 months' at the end of 2000 and 1.4 months' a year earlier.

Cash flows from investing activities required EUR 4,564 million in 2001, EUR 2,404 million in 2000 and EUR 3,834 million in 1999.

During the year 2001, Philips invested EUR 3,636 million in businesses operating in strategic areas to further strengthen its global market position. The investments included the purchase of the assets of the Healthcare Solutions Group of Agilent (EUR 1,943 million) and the acquisition of the medical systems activities of Marconi for EUR 1,245 million. In 2001, LG Electronics redeemed its 7.5% redeemable preferred shares. This redemption resulted in a cash inflow of EUR 486 million. In addition, EUR 200 million was generated by the sale of a portion of the shares in FEI and the repayment by FEI of loans from Philips. Furthermore, EUR 295 million was generated by the sale of the Glass business to LG.Philips Displays.

During the year 2000, Philips invested EUR 3,209 million in businesses. The investments included the purchase of a 71% majority interest in MedQuist (EUR 1,339 million), the acquisition of Optiva Corp. (EUR 291 million), payments for the acquisition of MiCRUS (EUR 228 million), the purchase of ADAC (EUR 437 million), the purchase of 3.5% redeemable preferred shares in TSMC (EUR 458 million) and investments in a number of smaller Corporate Venturing and other businesses (EUR 126 million and EUR 330 million respectively). Moreover, Philips invested EUR 505 million in the purchase of 7.5% redeemable preferred shares of LG Electronics. The divestment of Philips' AC&M business yielded a net amount of EUR 658 million in cash. A positive cash flow of EUR 2,710 million was generated by the sale of 16.5% of the shares in ASML. Furthermore, an amount of EUR 1,272 million was generated by the sale of a portion of the JDS Uniphase shares.

During 1999, the Company's investment in businesses amounted to EUR 2,993 million. These investments included the purchase of VLSI Technology of the USA (EUR 976 million) and of a 50% share in LG Philips LCD of Korea (EUR 1,496 million), as well as the acquisition of an additional 10% of the shares in Origin (EUR 124 million) and of a number of smaller businesses (EUR 397 million). The largest divestment, that of Philips' Conventional Passive Components business, yielded a net amount of EUR 323 million in cash. Additionally, the sale of a minority interest in NavTech generated a positive cash flow of EUR 98 million. Furthermore, EUR 158 million was generated by the sale of a portion of the JDS Uniphase shares.

In 2001 cash requirements for capital expenditures were scaled back substantially as the Company aligned its manufacturing facilities more closely to the market (especially at Components and Semiconductors). Gross capital spending on property, plant and equipment of EUR 2,143 million in 2001 compared with EUR 3,170 million in 2000. In 1999 an amount of EUR 1,662 million was spent. In 2001 the ratio of gross investments to depreciation was 1.1, compared to 1.8 in 2000 and 1.1 in 1999.

As a result of the items mentioned above, cash flows before financing activities were negative EUR 3,316 million, compared with positive EUR 592 million in 2000 and negative EUR 1,921 million in 1999.

In 2001 net cash flows provided by financing activities amounted to EUR 3,159 million. This includes EUR 4,250 million from the issuance of bonds and EUR
521 million from the issuance of commercial paper. Philips shareholders received dividends of EUR 458 million. Treasury stock transactions totaled EUR 336 million.

In 2000 the net cash flows used for financing activities amounted to EUR 2,038 million, of which EUR 1,673 million was used for a 3% share reduction program. Additionally, EUR 612 million was used to repay interest-bearing debt and EUR 399 million was used for the payment of dividends to Philips shareholders. Furthermore, treasury stock transactions required EUR 578 million.

In 1999 the net cash flows used for financing activities came to EUR 2,606 million, of which EUR 1,490 million was used for an 8% share reduction program. Additionally, EUR 717 million was used to repay interest-bearing debt and EUR 361 million was used for the payment of dividends to Philips shareholders. An amount of EUR 38 million net cash was used for treasury stock transactions.


FINANCING

Total debt outstanding at the end of 2001 was EUR 7,866 million, compared with EUR 4,027 million at the end of 2000 and EUR 3,314 million at the end of 1999.

In 2001, long-term debt increased by EUR 4,311 million to EUR 6,595 million. This increase is the net result of new borrowings of EUR 4,580 million, repayments totaling EUR 554 million, the decrease of the current portion of long-term debt by EUR 293 million and currency, (de)consolidation and other effects of EUR 8 million. During 2001, Philips issued four new bonds for a total amount of EUR 4,250 million in two tranches. Two outstanding bonds matured during 2001 for a total amount of EUR 441 million. In 2000, long-term debt was reduced by EUR 453 million to EUR 2,284 million. The reduction was the result of net repayments totaling EUR 122 million and the reclassification of long-term debt into short-term debt for an amount of EUR 377 million, offset by currency,
(de)consolidation and other effects of EUR 46 million.

 Philips had two "putable" USD bonds outstanding at year-end 2001 for a total amount of EUR 304 million. The investors may require repayment in one specific month during the lifetime of the respective bonds. Assuming that investors require repayment at the relevant put dates, the average remaining tenor of the total outstanding long-term debt was 5.2 years, compared to 5.9 years in 2000. However, assuming that the "putable" bonds will be repaid at maturity, the average remaining tenor at the end of 2001 was 6.1 years, compared to 8.4 years at the end of 2000. Long-term debt as a proportion of the total debt at the end of 2001 stood at 84%, compared to 57% at the end of 2000.

At the end of 2001, the Group had long-term committed and undrawn credit lines available of USD 2,500 million, unchanged from a year earlier. The USD 2,500 million committed credit line is a multi-currency revolving standby credit facility, which was signed in July 1996 and will expire in July 2003.

Short-term debt decreased by EUR 472 million in 2001 to EUR 1,271 million at year-end. This decrease was the result of net repayments of EUR 73 million, the decrease of the current portion of long-term debt by an amount of EUR 293 million, and a decrease of EUR 106 million as a result of currency and
(de)consolidation effects. At the beginning of 2001, Philips established a global commercial paper program totaling USD 2,500 million. Under this program the outstanding amounts reached a maximum of EUR 1,596 million during the year, while at year-end EUR 521 million was outstanding. The previously mentioned standby credit facility acts as a back-up for the outstanding amount under the global commercial paper program.

Cash and cash equivalents declined by EUR 199 million in 2001 to EUR 890 million at year-end. The currency impacts and (de)consolidation changes accounted for a EUR 42 million decrease. The EUR 1,242 million decrease in cash in 2000 was to a large extent related to the investments in MedQuist, Optiva, ADAC, SSMC and redeemable preferred stock in LG Electronics and TSMC, as well as a 3% share reduction program.

The Company had a net debt position (debt, net of cash and cash equivalents) of EUR 6,976 million at the end of 2001. The net debt position at the end of 2000 amounted to EUR 2,938 million and at the end of 1999 to EUR 983 million. The net debt to group equity ratio amounted to 27:73 at the end of 2001, compared to 12:88 at the end of 2000 and 6:94 at the end of 1999.

Stockholders' equity decreased by EUR 3,283 million to EUR 18,453 million at year-end 2001, which was mainly due to the net loss of EUR 2,604 million in 2001. Translation differences in equity resulted in an increase of EUR 102 million, while the deferred results of financial derivative transactions within equity increased equity by EUR 22 million. Furthermore, equity was reduced by treasury stock transactions of EUR 336 million and by dividend payments of EUR 458 million related to the profit distribution for the year 2000. The EUR 6,979 million increase in equity in 2000 was mainly due to 2000 net income of EUR 9,602 million, partly offset by a 3% share reduction program (EUR 1,673 million).

The number of outstanding common shares of Royal Philips Electronics at December 31, 2001 was 1,274 million (2000: 1,284 million shares).

At the end of 2001 the Group held 41.9 million shares in treasury to cover the future delivery of shares in conjunction with the 50.1 million conversion and stock option rights outstanding at the end of 2001. At year-end 2000, 32.2 million shares were held in treasury against a 33.6 million rights overhang. As the Company cannot predict whether or not performance-related stock options will vest in the future, it has been the Company's policy to hedge all regular option grants and only 50% of the performance-related option grants.


DISTRIBUTION TO SHAREHOLDERS

With the approval of the Supervisory Board and the Meeting of Priority Shareholders, a proposal will be submitted to the General Meeting of Shareholders to make a distribution to shareholders of EUR 0.36. per common share charged to the other reserves (compared with the EUR 0.36 dividend per common share paid in 2001, reflecting the 2000 profit distribution). The balance sheet presented in this report, as part of the consolidated financial statements for the period ended December 31, 2001, is before distribution, which is subject to shareholder approval after year-end. Adoption of the proposal by the General Meeting of Shareholders will result in a total cash payment in the year 2002 and a reduction of the other reserves by approximately EUR 459 million (compared with EUR 458 million in 2001).


EMPLOYMENT

The number of employees at December 31, 2001 totaled 188,643, which is 30,786 lower than at December 31, 2000. A large part of the reduction is related to the deconsolidation of various activities, involving a reduction of 27,684 in total, of which Display Components was the most significant (23,251). Conversely, 15,470 employees were added to the Company's payroll as a result of new acquisitions, the most significant of which were Agilent HSG (4,770) and Marconi (5,200). Excluding the changes related to the portfolio, the number of employees decreased by 18,567. The main reductions in the headcount were at Components (5,207), Semiconductors (4,053), Mainstream CE (2,389) and Consumer Communications (2,165). In geographic terms, Asia Pacific and Europe accounted for most of the decrease.

Employment
(In thousands)                                   2001         2000         1999
--------------                                  ------       ------       ------
Nominal position, at year-end                   188.6        219.4        226.9
Consolidation changes:
- new consolidations                             15.5         10.0          3.0
- deconsolidations                              (27.7)       (20.7)        (5.7)
Comparable changes                              (18.6)         3.2         (4.1)


OTHER ISSUES

NEW ACCOUNTING STANDARDS AND POSSIBLE CHANGE IN ACCOUNTING PRINCIPLES
New accounting standards becoming effective in 2002 and a possible change in accounting principles are described in detail on pages 44 and 45.

Risk management

In addition to the risks inherent to its operations, Philips is exposed to specific market and financial risks. In the following paragraphs, a summary of the Philips approach towards risk management and a brief description of the nature and the extent of its exposure to risks are given. The risk overview provided is not exhaustive. Some risks, not yet known to Philips or currently believed not to be material, could later turn out to have a major impact on Philips' businesses, revenues, income, assets, liquidity or capital resources.

Risk management approach

Risk management forms an integral part of business management. The Company's risk and control policy is designed to provide reasonable assurance that strategic objectives are met by creating focus, by integrating management control over the Company's operations, by ensuring compliance with legal requirements and by safeguarding the reliability of the financial reporting. It makes management responsible for identifying the critical business risks and the implementation of fit-for-purpose risk responses. Structured self-assessments are used company-wide to identify and assess business risks and to monitor the effectiveness of compensating controls. In addition, internal and external auditors review the quality of the control system and adherence to the Company's risk and control policy. Accountability is enforced through the formal issuance of a Statement on Business Controls by each business unit, resulting, via a cascade process, in a statement by each product division.

Internal Audit Committees at product division and business level meet on a quarterly basis to address weaknesses in the business control infrastructure as reported by the internal and external auditors and to take corrective action where necessary. They are also involved in determining the desired audit coverage.

Once every quarter, the quality of the Company's system of internal controls and the results of internal and external audits are reported to and discussed in the Audit Committee of the Supervisory Board.

Standard norms and values for "doing business" applicable to all our employees and business partners are laid down in the Philips General Business Principles and enforced by a global system of Compliance Officers.


Market risks

Philips is active in more than 60 different businesses with different risk profiles, which are geared to the business environment in which they operate and the competitive advantage they aim to achieve.

Depending on the nature of the activity, the risk profile of Philips' businesses is diverse. Some, like Lighting and Domestic Appliances and Personal Care, are active in more stable markets.

Others, like Semiconductors, operate in highly cyclical markets and may experience substantial period-to-period fluctuations in their results as a result of changes in industry conditions, economic conditions or other factors. After last year's record performance, Semiconductors suffered from the steep downturn in the economy in 2001, characterized by diminished product demand, accelerated price erosion and overcapacity in production.

The consumer electronics businesses in which Philips is engaged, including broadband networks and electronic components, are intensely competitive. Accordingly, Philips continually faces challenges from its competitors, including rapid technological change, evolving standards, short product life cycles and price erosion.

In particular, during periods of depressed demand, consumers tend to be more price-sensitive. Such price-driven competition results in a reduction of profit margins in the industry, thus adversely affecting Philips' results.

Philips operates in high-tech markets, and it is Philips' objective to be a high-growth technology company. This objective exposes Philips to the risk of keeping pace with rapid technological development and requires the Company to make large financial investments. Philips continues to utilize partnerships to share these risks. These partnerships take place through minority shareholdings, joint ventures and majority shareholdings. Managing this growing number of strategic alliances (particularly in the form of joint ventures), i.e. bridging the international, legal and cultural differences, is a growing risk in itself. The possible benefits available through such joint ventures may be more difficult to achieve or may prove less valuable than expected. In addition, Philips may face problems related to conflicts of interests, loss of control over cash flows and loss of proprietary technologies by participating in joint ventures.

In its Medical Systems business, Philips made a number of major acquisitions in 2000 and 2001. Currently, the Company is in the process of integrating four newly acquired businesses into its Medical Systems division. This integration process and the alignment of business processes, systems and procedures to create synergies require substantial management attention. A special task force manages this operation.

Philips' longer-term success depends on technological innovation, global standards and its ability to obtain and retain licenses and other intellectual property rights covering its products and its design and manufacturing processes. The process of seeking intellectual property protection can be long and expensive. Competitors and other third parties may also develop technologies that are protected by patents and other intellectual property rights. These technologies may therefore not be available to Philips or may be made available to Philips only on unfavorable terms and conditions.

A critical risk area that has our priority attention is human resources. A high-growth technology company requires talented people at all levels of the organization. Employee retention, both of highly specialized technical personnel and of employees in e.g. sales and marketing, research and development, finance and general management, is critical for the success of the Company.

Being a global company, Philips has established subsidiaries in about 70 countries. These subsidiaries are exposed to changes in governmental regulations and unfavorable political developments, which may limit the realization of business opportunities or impair the value of the local Philips investment.


Financial risks

Currency fluctuations may impact Philips' financial results. Furthermore, Philips is exposed to interest rate risk, commodity price risk, equity price risk and credit risk. The Company does not purchase or hold derivative financial instruments for trading purposes.

Currency risk

The Company has a structural currency mismatch between costs and revenues, as a substantial proportion of its production, administration and research & development costs is denominated in euros, while a substantial proportion of its revenues is denominated in US dollars. Consequently, fluctuations in the exchange rate of the US dollar against the euro can have a material impact on Philips' financial results. In particular, a relatively stronger US dollar during any reporting period will improve Philips' income from operations, while a weaker US dollar will worsen it.

The Company is exposed to currency risk in the following areas:

o transaction exposures, such as both existing and forecasted sales and purchases and payables/receivables resulting from such transactions;

o translation exposure of investments in foreign entities (including results);

o    exposures of non-functional currency-denominated debt;

o    exposures of non-functional currency-denominated securities.

All businesses must identify and measure their exposures from material transactions denominated in currencies other than their own functional currency. It is Philips' policy that significant transaction exposures should be hedged by the businesses. Generally, the maximum tenor of these hedges is 12 months. Translation exposure on investments in foreign entities is not hedged.

Financing of subsidiaries is generally done in the functional currency of the borrowing entity. If the financing currency is not the functional currency of the business, then in principle the entity's exposure to foreign exchange risks is hedged, unless it is restricted for regulatory reasons.

Philips does not currently hedge the foreign exchange exposure arising from securities available for sale. Forward foreign exchange hedges that were outstanding at the end of 2000 became ineffective, and the results have been charged to financial income and expenses for an amount of EUR 35 million.

The Company uses foreign exchange derivatives to manage its currency risk. The inherent risk related to the use of these derivatives is outlined below.

An instantaneous 10% strengthening or weakening of non-euro currencies against the euro from their levels at December 31, 2001, with all other variables held constant, would result in an estimated change in the fair value of the Company's financial instruments of EUR 43 million, compared with EUR 18 million in 2000. For the purpose of this analysis, financial instruments consist of debt, liquid assets, securities and derivative financial instruments, leading to the following sensitivity:

                                            Sensitivity to a 10% increase in the
                                                 euro versus non-euro currencies
Debt                                                                       (589)
Liquid assets                                                                (2)
Securities                                                                  (10)
Derivatives                                                                 644
                                                                           ----
Total                                                                        43

The dollar and the pound sterling account for a significant percentage of the above exposure. An instantaneous 10% increase of the dollar against the euro from their levels at December 31, 2001, with all other variables held constant, and an instantaneous 10% increase of the pound sterling against the euro from their levels at December 31, 2001, with all other variables held constant, would result in the following changes in the fair value of the Company's financial derivatives.

                                                                     Sensitivity to a 10%
                                             Sensitivity to a 10%    increase in the euro
                                             increase in the euro        versus the pound
                                             versus the US dollar                sterling
Derivatives related to debt/liquid assets                     558                       4
Derivatives related to securities                              --                      --
Derivatives related to transactions                            15                      40
                                                              ---                     ---
Total                                                         573                      44


The hedges of forecasted sales and purchases account for a part of the sensitivity calculated above. They are concluded to offset the effect of changes in foreign currency related to forecasted transactions by the businesses. These forecasted transactions are not financial instruments and therefore are not recorded in the accounts of the Company. The hedges related to these forecasted transactions are recorded as cash flow hedges. The results from such hedges currently deferred in equity amount to a loss of EUR 9 million. This loss will be released to the income statement in 2002 when the related hedged transactions affect the income statement.

Virtually all transaction hedges that were outstanding at December 31, 2001 were forward foreign exchange contracts that will expire in 2002. During 2001 no results were recorded in the income statement as a result of ineffectiveness of these hedges.

Changes in fair value of hedges related to accounts payable, receivable, external debt and intercompany loans are recognized in the income statement. The changes in fair value of these hedges are partly offset by changes in fair value of the hedged items in the income statement. All fair value hedges are forward exchange contracts or cross currency basis swaps.


Interest rate risk

At year-end 2001, Philips had a ratio of fixed-rate debt to total outstanding debt of approximately 69%, compared to 48% one year earlier. The Company partially hedges the interest rate risk inherent in the external debt. As of year-end 2001, the Company hedged a notional amount of USD 146 million, compared to current outstanding USD-denominated fixed-rate public debt of USD 1,063 million, EUR 700 million compared to outstanding EUR-denominated fixed-rate public debt of EUR 4,948 million and TWD 12,999 million compared to an investment of TWD 12,999 million.

The Company also entered into five interest rate swaps, paying fixed interest on 110 million and receiving fixed interest on EUR 64 million for general asset and liability management purposes. Interest rate swaps hedge the Company against adverse movements of long-term interest rates. These interest rate hedges related to bonds or investments are fair value hedges; thus profits resulting from the hedges (EUR 41 million in 2001) are offset by equal and opposite losses recorded on the underlying financial instruments in the income statement. At inception of an interest rate swap, the Company requires the correlation between the hedged item and the interest rate swap to match. At December 31, 2001 the condition of correlation continued to exist, therefore there was no hedge ineffectiveness during the year on interest rate swaps. Some interest rate hedges related to bonds were unwound during 2001. The gains on these hedges will be released over the remaining life of the underlying financial instruments to the income statement. In 2002 we expect to release a gain of EUR 5 million. As the fixed flows of the swaps match exactly the coupons of the underlying financial instruments, the hedges are deemed to be effective. No results were released to the income statement as a result of ineffectiveness of interest rate hedges in 2001. The results on other interest rate swaps are recognized in the income statement.

As of December 31, 2001 the majority of debt consisted of bonds. Of the EUR 6,152 million of outstanding bonds, 4.9% have a so-called "embedded put" feature, which allows the investor to ask for redemption of the bonds in one specific month prior to their final maturity date.

A sensitivity analysis shows that if long-term interest rates were to decrease instantaneously by 1% from their level of December 31, 2001, with all other variables (including foreign exchange rates) held constant, the fair value of the long-term debt and investments would increase by EUR 282 million. In this case, the fair value of debt and investments plus the fair value of related interest rate swaps would increase by EUR 267 million (compared to EUR 106 million in 2000). This increase is based on the assumption that the "putable" bonds will be repaid at their final maturity date. If the bondholders required payment at their respective put dates and there was an increase in interest rates by 1%, this would reduce the market value of the bonds and investments by EUR 235 million. In this case, the fair value of debt and investments plus the fair value related to interest rate swaps would decrease by EUR 221 million (compared to EUR 71 million in 2000).


Other financial risks

Other financial risks include the equity price risk, the commodity price risk and the credit risk.

In November 2000, Philips purchased 1.3 billion redeemable preferred shares in Taiwan Semiconductor Manufacturing Company (a publicly listed Taiwanese company in which the Philips Group has a substantial shareholding) for 13 billion Taiwanese dollars (EUR 458 million). The preferred shares are redeemable in 2003.

The dividend yield on these preferred shares is 3.5%. The preferred shares confer the same voting rights as TSMC's common shares. The preferred shares are carried at cost in the accompanying consolidated balance sheet. The redeemable preferred shares result in a concentration of credit risks. However, the Company is of the opinion that TSMC will have sufficient means to redeem the preferred shares at the redemption date.

In 2001, an impairment loss of EUR 526 million was recognized on the security investments in Vivendi Universal and GN Great Nordic in view of the extended period of time during which the market value of these shares was below cost. In addition to TSMC, Vivendi and Great Nordic, Philips is a shareholder of other publicly listed companies such as Atos Origin, ASML, FEI, JDS Uniphase and MedQuist and therefore is exposed to the equity price risk through movements in the share prices of these companies. The aggregate market value of all these investments exceeded the book value by EUR 8,838 million at year-end 2001.

The Company is a purchaser of certain base metals (such as copper), precious metals and energy. The Company maintains a commodity price risk management strategy that uses derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity price volatility. The commodity price derivatives that the Company enters into are concluded as cash flow hedges to offset forecasted purchases.

Credit risk represents the loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. As of December 31, 2001, the Company identified 3 customers with significant exposure. This exposure amounts to EUR 201 million in total and ranges from EUR 58 million to EUR 79 million per customer. To reduce exposure to credit risk, the Company performs ongoing credit evaluations of the financial condition of its customers but generally does not require collateral. The Company invests available cash and cash equivalents with various financial institutions.

The Company is also exposed to credit risks in the event of non-performance by counterparties with respect to derivative financial instruments. The Company does not enter into any derivative financial instruments to protect against default by financial counterparties. However, the Company requires, in principle, that financial counterparties with which it deals in derivative transactions complete legally enforceable set-off agreements prior to trading and, whenever possible, have a strong credit rating from Standard & Poor's and Moody's Investor Services. It is the Company's policy to conclude financial transactions, where possible, under an ISDA (International Swap Dealers Association) master agreement. Wherever possible, cash is invested and financial transactions are concluded with financial institutions with strong credit ratings.


PROXY SOLICITATION

Philips is continuously striving to improve relations with its shareholders. For instance, Philips was one of the key companies in the establishment of the Shareholders' Communication Channel - a pilot project of Euronext Amsterdam, banks in the Netherlands and several major Dutch companies to simplify contacts between a participating company and its shareholders.

Philips will use the Shareholders' Communication Channel to distribute the Management Report booklet of its Annual Report and the Agenda for this year's General Meeting of Shareholders. As in 2001, Philips will use a proxy solicitation system in the Netherlands for this year's General Meeting of Shareholders; a voting instruction form will be distributed via the Shareholders' Communication Channel. For the General Meeting of Shareholders on March 28, 2002, a record date (being March 21, 2002) will apply: those persons who on March 21, 2002 hold shares in the Company and are registered as such in one of the registers designated by the Board of Management for the General Meeting of Shareholders will be entitled to participate and vote at the meeting.

Philips is convinced of the value of the Shareholders' Communication Channel and will continue to advocate its widespread adoption. In a broader context, Philips is constantly striving to improve its contacts with the financial community at large.


ENVIRONMENTAL PERFORMANCE

Philips initiated a pragmatic approach in 1994 and defined measurable targets, laid down in four-year action programs. The most recent four-year program, running from 1998 until year-end 2001, is called EcoVision. Details of Philips' environmental policy and of the progress made in implementing EcoVision in 2001 are to be found in the separate Corporate Environmental Report.

Under the EcoVision program, Green Flagships, or "green" star products, are developed. These are products with a better environmental performance than predecessors or competitors in one or more of five Green Focal Areas - weight, hazardous substances, energy consumption, packaging and recyclability. The results for 2001 show that 74 Philips products were identified as Green Flagships, of which 48 were marketed as such.

It should be noted that the comparability of the data given below for the reporting period and previous years is affected by changes to the portfolio of reporting units.

Compared with the reference year 1994, energy saving improved from 27% in 1999 to 31% in 2000, declining to 24% in 2001. For industrial waste, savings of 60% were realized in 2001, compared with 58% in 2000 and 45% in 1999. Water consumption was reduced by 50%, compared with 45% in 2000 and 41% in 1999.

Of the manufacturing sites, 92% are certified and manage their activities in accordance with the internationally accepted environmental standards ISO 14001 or EMAS (85% in 2000; 75% in 1999).


INFORMATION TECHNOLOGY

Philips.com

Over the last few years the number of web initiatives at Philips has increased rapidly, creating a very diverse Internet presence. In 2001, the relaunch - with a standard template - of www.philips.com ensured that Philips presented a new "single face" on the Internet. The ongoing program focuses on improving the gateway to Philips' businesses and ensuring a coherent, balanced and consistent expression of Philips' brand presence through the introduction of standards, guidelines and templates.


IT STRATEGY CONSOLIDATION

In 2001 the IT strategies of all product divisions and corporate departments were analyzed for cross-organizational opportunities and consolidated in a Philips Group IT Strategy and Plan. It is expected that consolidation will make the total portfolio of IT activities across the Philips Group more transparent and will make it easier to define opportunities to share solutions, work together and deliver cost savings.

E-BUSINESS SECURITY

Trading via the Internet is inherently more risky than traditional business. Maintaining the integrity of transactions and the availability of critical systems is a major challenge. Our e-business security policy and organization, defined to counterbalance these business risks, were successfully deployed in 2001 in fighting an increasing number of cyber-attacks. The lessons learned from these virus attacks have been used to improve security policy and organization and to enhance prevention, detection and correction measures for both virus attacks and hacking attempts.


INTERNET WEBSITE CONSOLIDATION

Early 2000, the migration of Philips Internet websites to a new shared Internet Data Center (IDC) was started. By the end of 2001 this project was completed. The Internet websites of all Philips organizations are now running in the IDC, enjoying a stable, reliable, secure and scaleable environment, integration with existing infrastructure and systems, connections to the Internet, security services, shared hardware, access to the Philips Global Network and technical support.


IT IMPLICATIONS OF DIVESTMENTS, MERGERS AND ACQUISITIONS

A number of companies divested from Philips are still closely coupled to our corporate IT infrastructure. In 2001, "disentanglement" contracts were developed to ensure orderly disengagement from this infrastructure. These contracts strike a balance between limiting continued dependency on Philips' IT investment and negatively impacting the value of the company being divested. Merger and acquisition checklists for assessing the value or risks inherent in a company's technical infrastructure, applications portfolio and contractual relationships with suppliers have been improved. They also provide a better framework for analyzing the complexity and cost of integrating a new company into Philips' standard IT infrastructure.


HUMAN RESOURCES MANAGEMENT

In 2001 the labor markets lost some of the severe tension that was characteristic of the previous year. Competition for top talent for business leadership positions remained fierce, however. Philips holds a strong competitive position on the labor market: the technological base, the global brand and the challenging industry attract talent across the world. In the markets for technical specialists, the changes in the economic climate were most clearly reflected in the growth of the supply of people.

The worldwide program HR Excellence 2002, which was launched in 2000, was deployed throughout the Company's managerial ranks in the reporting year. Renewed and coherent policies, processes and tools for management development have been implemented in a comprehensive program of workshops.

Processes aimed at achieving excellence in the way HR management is conducted throughout the organization have been implemented. In this respect, the BEST program, which serves as the driver of business excellence at Philips, is applied to the HR function as it is used in the businesses. A comprehensive "HR for HR" program has been started to ensure world-class professionalism in the HR organization.

Leadership development has been further intensified. The existing programs based on the Philips Leadership Competencies have been upgraded and a number of new ones have been launched. In particular, the deployment of 360 degrees assessment, combined with intensive coaching, has been taken further into the executive population and beyond. Philips sees particularly effective outcomes from this form of leadership development. We will take this process further in the next year, in order to give a yet larger group of business leaders an opportunity to develop their leadership competence.

In order to maintain our competitiveness in a number of relevant labor markets, the performance-related stock option program for executives has been further deployed to a select group of individuals below the executive ranks (approximately 10,500).


BUSINESS EXCELLENCE

In 2001 we made further progress in implementing BEST (Business Excellence through Speed and Teamwork), our company-wide improvement drive aimed at achieving world-class excellence in every aspect of the business.

Businesses in Philips are gaining more experience in deploying the Business Balanced Scorecard as a key tool for management to focus improvement efforts. A recently installed online communication system for the balanced scorecard helps management to monitor the evolution of the businesses' most critical success factors and also to review the progress of the key improvement actions. More and more, the balanced scorecard serves not only as the starting point for identifying those areas where breakthroughs in performance are most needed, but also as an instrument for tracking progress.

We are also widely implementing our Process Survey Tool approach. The maturity of operational processes is assessed twice per year by those directly involved in these processes with the help of dedicated survey tools. This approach is proving to be an effective driver of continuous improvement. We are experiencing the same effect at business level, where most management teams have now conducted several cycles of annual self-assessment of Business Excellence (based on the EFQM model). Validation of these assessments by peers reinforces the improvement process by providing cross-business exposure to leadership practice.

OUTLOOK

Economic conditions around the world continue to point to a limited growth environment. Improvement in results in 2002 will come mainly from cost reductions, efficiency improvements and restructuring programs, many of which were already initiated in 2001, as well as ongoing portfolio management.

As a consequence of weakness in the stock markets, we anticipate a significant reduction of pension credits in our results throughout 2002.

The severe declines of the IT and telecommunication markets, which were so damaging in 2001, have now stopped, and excess inventories, both at customers and in the industry, have mostly disappeared. In general, we do not see markets strengthening, therefore we maintain a cautious stand on costs, capital spending, working capital and employment in 2002.

The Company has been streamlined and focused during the downturn and is in a good position to be an early beneficiary of any upturn in its markets.


February 5, 2002
Board of Management

ACCOUNTING POLICIES

The consolidated financial statements are prepared on a basis consistent with generally accepted accounting principles in the Netherlands ("Dutch GAAP"). Historical cost is used as the measurement basis unless otherwise indicated.


PRESENTATION CHANGES

In order to better reflect the nature of Philips as a technology company and to gain insight into the composition of income from operations, the presentation on the face of the consolidated statements of income has changed.

-- Research and Development (R&D) costs and charges recorded with respect to acquired in-process R&D are excluded from the line cost of sales and are presented separately;

-- Impairment charges are also excluded from the line cost of sales and are presented with restructuring charges on the line restructuring and impairment charges;

-- Amortization of goodwill and other intangibles and interest income and expenses are disclosed separately.

Comparative figures of previous years have been reclassified to conform with the current-year presentation.


CONSOLIDATION PRINCIPLES

The consolidated financial statements include the accounts of Koninklijke Philips Electronics N.V. ("Royal Philips Electronics") and all of its subsidiaries in which a direct or indirect controlling interest is maintained. All intercompany accounts and transactions are eliminated in consolidation. Net income is reduced by the portion of the earnings of subsidiaries applicable to minority interests. The minority interests are disclosed separately in the consolidated statements of income and in the consolidated balance sheets.

Investments in companies in which Royal Philips Electronics does not have the ability to directly or indirectly control the financial and operating decisions, but does possess the ability to exert significant influence, are accounted for by the equity method. Generally, significant influence is presumed to exist if at least 20% of the voting stock is owned. The Company's share of the net income of these companies is included in results relating to unconsolidated companies in the consolidated statements of income. Investments in companies in which Royal Philips Electronics does not have the ability to exert significant influence are carried at cost or are written down to their estimated fair value if an other-than-temporary decline in value exists.


Foreign currencies

The financial statements of foreign operations are translated into euros. Assets and liabilities are translated using the exchange rates on the respective balance sheet dates. Income and expense items are translated at average exchange rates during the year. The resulting translation adjustments are recorded directly in stockholders' equity. Cumulative translation adjustments are recognized as income or expense upon disposal or liquidation of a foreign operation.

The functional currency of foreign operations is generally the local currency, unless the primary economic environment requires the use of another currency. However, when foreign operations conduct their business in economies considered to be highly inflationary, they record transactions in a designated functional currency instead of their local currency.

Gains and losses arising from the translation or settlement of foreign-denominated monetary assets and liabilities into the local currency are recognized in income in the period in which they arise. However, currency differences on intercompany loans which have the nature of a permanent investment are accounted for as translation differences directly in stockholders' equity.

Derivative financial instruments

The Company uses derivative financial instruments principally in the management of its foreign currency risks and to a more limited extent for interest rate and commodity price risks. Applying Statement of Financial Accounting Standards
(SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", the Company measures all derivative financial instruments based on fair values derived from market prices of the instruments or from option pricing models, as appropriate. Gains or losses arising from changes in the fair value of the instruments are recognized in the income statement during the period in which they arise to the extent that the derivatives have been designated as a hedge of recognized assets or liabilities, or to the extent that the derivatives have no hedging designation or are ineffective. The gains and losses on the designated derivatives substantially offset the changes in the values of the recognized hedged items, which are also recognized as gains and losses in the income statement.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk, are recorded in the income statement.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are recorded in other reserves, until earnings are affected by the variability in cash flows of the designated hedged item. Changes in the fair value of derivatives that are highly effective as hedges and that are designated and qualify as foreign currency hedges are recorded in either earnings or other reserves, depending on whether the hedge transaction is a fair value hedge or a cash flow hedge.

The Company formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, the Company continues to carry the derivative on the balance sheet at its fair value, and no longer adjusts the hedged asset or liability for changes in fair value. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the Company continues to carry the derivative on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet, and recognizes any changes in its fair value in earnings.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and short-term highly liquid investments with an original maturity of three months or less that are readily convertible into known amounts of cash. They are stated at face value.


Securities

Securities designated as available for sale are carried at the lower of cost or market value. Gains or losses, if any, are recorded in financial income and expenses. Securities hedged under a fair value hedge are remeasured for the changes in the fair value that are attributable to the risk which is being hedged.


Receivables

Receivables are carried at face value, net of allowances for doubtful accounts.


Inventories

Inventories are valued at the lower of cost or market value, less advance payments on work in process. The cost of inventories comprises all costs of purchase, costs of conversion and other costs incurred bringing the inventories to their present location and condition. The costs of conversion of inventories include direct labor and fixed and variable production overheads, taking into account the stage of completion. The cost of inventories is determined using the first-in, first-out (FIFO) method. Provision is made for obsolescence.


Other non-current financial assets

Loans receivable are carried at face value, less a provision for doubtful accounts. Long-term investments in equity securities are carried at cost or are written down to fair value if an other-than-temporary decline in value exists.


Property, plant and equipment

Property, plant and equipment are carried at cost, less accumulated depreciation. Assets manufactured by the Company include direct manufacturing costs, production overheads and interest charges incurred during the construction period. Government grants are deducted from the cost of the related asset. Depreciation is calculated using the straight-line method over the expected economic life of the asset. Depreciation of special tooling is based on the expected future economic benefit of these tools. Gains and losses on the sale of property, plant and equipment are included in other business income. Costs related to major maintenance activities are expensed in the period in which they are incurred.


Intangible assets

Intangible assets, including goodwill arising from acquisitions, are amortized using the straight-line method over their estimated economic lives, not exceeding twenty years. In-process Research and Development (R&D) is written off immediately upon acquisition. Patents and trademarks acquired from third parties are capitalized and amortized over their remaining lives.

Certain costs relating to the development and purchase of software for internal use are capitalized and subsequently amortized over the estimated useful life of the software in conformity with US Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use".

All costs of research and development are expensed in the period in which they are incurred, in conformity with SFAS No. 2, "Accounting for Research and Development Costs".

Impairment of intangible and tangible fixed assets

Intangible and tangible fixed assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.


Provisions

The Company recognizes provisions for liabilities and losses which have been incurred as of the balance sheet date and for which the amount is uncertain but can be reasonably estimated. Additionally, the Company records provisions for losses which are expected to be incurred in the future, but which relate to contingencies that exist as of the balance sheet date.

The provision for restructuring relates to the estimated costs of planned reorganizations that have been approved by the Board of Management and publicly announced before the year-end, and which involve the realignment of certain parts of the industrial and commercial organization. When such reorganizations require discontinuance and/or closure of lines of activities, the anticipated costs of closure or discontinuance are included in restructuring provisions.

Provisions for environmental liabilities resulting from past operations or events are recognized when it is probable that a liability has been incurred and the amount can be reasonably estimated. Measurement of liabilities is based on current legal requirements and existing technology. Liabilities are determined independently of expected insurance recoveries. The carrying amount of liabilities is regularly reviewed and adjusted for new facts or changes in law or technology.

Provisions are stated at face value, with the exception of certain long-term provisions, such as provisions for postretirement benefits (including pensions) and severance payments in certain countries where such payments are made in lieu of pension benefits; those provisions are stated at the present value of the future obligations.


Debt and other liabilities

Debt and liabilities other than provisions are stated at face value. However, loans which are hedged under a fair value hedge are remeasured for the changes in the fair value that are attributable to the risk which is being hedged.


Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured. Generally, these criteria are met at the time the product is shipped or services are rendered and acceptance, when required, has been obtained. Revenues are recorded net of sales taxes, customer discounts, rebates and similar charges. Service revenue is recognized over the contractual period or as services are rendered. Revenues from long-term contracts are recognized in accordance with the percentage-of-completion method.

Provision for estimated contract losses, if any, is made in the period that such losses are determined. Royalty income, which is generally payable based upon a percentage of sales or a fixed amount per product sold, is recognized on an accrual basis. Government grants, other than those relating to assets, are recognized as income as qualified expenditures are made.

Financial income and expenses

Interest income and interest expense are recognized on an accrual basis.


Income taxes

Income tax expense is based on pre-tax financial accounting income and comprises current and deferred tax. Income tax is recognized in the income statement except to the extent that it relates to an item recognized directly to equity, in which case it is recognized in equity. Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Measurement of deferred tax assets and liabilities is based upon the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets, including assets arising from loss carryforwards, are recognized if it is more likely than not that the asset will be realized. Deferred tax assets and liabilities are not discounted.

Deferred tax liabilities for withholding taxes are recognized in situations where the income of subsidiaries is to be paid out as dividends in the near future, and in the case of undistributed earnings of minority shareholdings.

Changes in tax rates are reflected in the period that includes the enactment date.


Benefit accounting

The Company accounts for the cost of pension plans and postretirement benefits other than pensions in accordance with SFAS No. 87, "Employers' Accounting for Pensions", and SFAS No. 106, "Postretirement Benefits other than Pensions", respectively.

Most of the Company's defined-benefit plans are funded with plan assets that have been segregated and restricted in a trust to provide for the pension benefits to which the Company has committed itself.

When plan assets have not been segregated by the Company or in such cases in which the Company is required to make additional pension payments, the Company recognizes a provision for such amounts.

Pension costs, in respect of defined-benefit pension plans, primarily represent the increase in the actuarial present value of the obligation for pension benefits based on employee service during the year and the interest on this obligation in respect of employee service in previous years, net of the expected return on plan assets.

In the event that at any date the accumulated benefit obligation, calculated as the present value of the benefits attributed to employee service rendered prior to that date and based on current and past compensation levels, would be higher than the market value of the plan assets or the existing level of the pension provision, the difference is immediately recognized as an additional liability.

Obligations for contributions to defined-contribution pension plans are recognized as an expense in the income statement as incurred.

In certain countries, the Company also provides postretirement benefits other than pensions to various employees. The cost relating to such plans consists primarily of the present value of the benefits attributed on an equal basis to each year of service, interest cost on the accumulated postretirement benefit obligation, which is a discounted amount, and amortization of the unrecognized transition obligation. This transition obligation is being amortized through charges to earnings over a twenty-year period beginning in 1993 in the USA and in 1995 for all other plans.

Prior service costs related to pension plans and postretirement benefits other than pensions are being amortized by assigning a proportional amount to the income statements of a number of years reflecting the average remaining service period of the active employees.


Stock-based compensation

The Company accounts for stock-based compensation using the intrinsic value method in accordance with Dutch GAAP, which is also in conformity with US Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees". The Company has adopted the proforma disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation".


Discontinued operations

Any gain or loss from disposal of a segment of a business (product sector), together with the results of these operations until the date of disposal, are reported separately as discontinued operations. The financial information of a discontinued segment of business is excluded from the respective captions in the consolidated financial statements and related notes.


Extraordinary income and losses

Extraordinary items include transactions which occur infrequently and are unrelated to the ordinary and typical activities of the Company.


Cash flow statements

Cash flow statements have been prepared under the indirect method in accordance with Dutch GAAP, which is in conformity with the requirements of SFAS No. 95, "Statement of Cash flows", and the amendment, SFAS No. 104. Cash flows resulting from hedges are presented in the same category as the hedged items. Cash flows in foreign currencies have been translated into euros using the average rates of exchange for the periods involved. Cash flows resulting from the acquisition or sale of securities are reported under cash flows from investing activities.


Distribution to shareholders

The proposed distribution to shareholders from the other reserves (according to article 38, paragraph 1 of the Articles of Association), which is subject to approval by the General Meeting of Shareholders, is recorded when such approval is received.


Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements in order to conform with generally accepted accounting principles. Actual results could differ from those estimates.

NEW ACCOUNTING STANDARDS

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations", and SFAS No.142, "Goodwill and Other Intangible Assets".

SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies certain criteria that intangible assets must meet to be recognized apart from goodwill.

Under SFAS No. 142, goodwill will no longer be amortized on a straight-line basis over its estimated useful life, but will be tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is to be performed on a reporting unit level. A reporting unit is defined as an operating segment under SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" or one level lower. Goodwill will no longer be tested for impairment under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". Additionally, goodwill on equity method investment will no longer be amortized; however, it will continue to be tested for impairment in accordance with APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock". Under SFAS No. 142, intangible assets with indefinite lives will not be amortized. Instead they will be carried at the lower of cost or market value and tested for impairment at least annually. All other recognized intangible assets will continue to be amortized over their estimated useful lives. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 although goodwill on business combinations consummated after June 30, 2001 will not be amortized. On adoption the Company may be required to record a cumulative effect adjustment to reflect the impairment of previously recognized intangible assets. In addition, goodwill on prior business combinations will cease to be amortized. Goodwill amortization in 2001 totaled Euro 583 million. The Company has not yet determined the impact that these Statements will have on intangible assets or whether a cumulative effect adjustment will be required upon adoption. The initial impairment tests will be performed in the first half of 2002.

Also in June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". This Statement requires that the fair value of an asset retirement obligation be recognized in the period in which it is incurred and be capitalized as part of the carrying amount of the long-lived asset. Previously, accounting practices were diverse. This Standard will become effective for fiscal years beginning after June 15, 2002. Upon adoption, the Company may be required to record a cumulative effect adjustment related to the recognition of such obligations. The Company has not yet determined the impact that this Statement will have on liabilities and long-lived assets and whether a cumulative effect adjustment will be required upon adoption.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" This Statement replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", and also amends several other existing standards. SFAS No. 144 retains most of the requirements of SFAS No. 121. However, it requires that long-lived assets to be disposed of other than by sale continue to be depreciated, whereas SFAS No. 121 did not require such.

Furthermore, SFAS No. 144 requires that a component of an entity for which operations and cash flows can be clearly distinguished operationally and for financial reporting purposes, and which has been disposed of or is classified as held for sale, be reported in discontinued operations, whereas APB Opinion No. 30 required this only for a reportable segment, i.e. a product sector. The Company expects to designate its Businesses, which are one level below product sector level, as components. SFAS No. 144 will become effective for fiscal years beginning after December 15, 2001. The Company expects the impact of the adoption of SFAS No. 144, in sofar as it replaces SFAS No. 121, to be insignificant.

POSSIBLE CHANGE IN ACCOUNTING PRINCIPLES

In anticipation of possible new regulations in the Netherlands, which would enable companies to adopt internationally recognized accounting principles, the Company is considering changing over to full US GAAP reporting in 2002.

As in previous years, a reconciliation of net income and stockholders' equity, determined in accordance with US GAAP and Dutch GAAP is provided in note 27 to these financial statements.

             CONSOLIDATED STATEMENTS OF INCOME OF THE PHILIPS GROUP
                        FOR THE YEARS ENDED DECEMBER 31

                  in millions of euros unless otherwise stated

                                                                           2001                     2000                     1999
                                                          ----------------------     ---------------------   ---------------------
   Sales                                                                  32,339                    37,862                  31,459
   Cost of sales:
   - amortization of goodwill and other intangibles            (371)                     (263)                   (147)
   - other costs of sales                                   (22,814)                  (25,579)                (21,962)
                                                           --------                  --------                --------
                                                                         (23,185)                  (25,842)                (22,109)
                                                                        --------                  --------                --------
      GROSS INCOME                                                            9,154                    12,020                9,350
   Selling expenses                                          (5,027)                   (4,960)                 (4,337)
   General and administrative expenses                       (1,230)                   (1,298)                 (1,212)
   Research and development expenses                         (3,312)                   (2,766)                 (2,284)
   Write-off of acquired in-process R&D                        (106)                      (44)                    (68)
   Restructuring and impairment charges                      (1,093)                     (197)                    (86)
                                                           --------                  --------                --------
                                                                         (10,768)                   (9,265)                 (7,987)
   Other business income - net                                               243                     1,526                     388
                                                                        --------                  --------                --------
2  INCOME (LOSS) FROM OPERATIONS                                          (1,371)                    4,281                   1,751
3  Financial income and expenses:
   - interest                                                  (391)                     (167)                   (129)
   - other                                                     (524)                    2,155                     161
                                                           --------                  --------                --------
                                                                            (915)                    1,988                      32
                                                                        --------                  --------                --------
   INCOME (LOSS) BEFORE TAXES                                             (2,286)                    6,269                   1,783
4  Income taxes                                                              421                      (570)                   (336)
                                                                        --------                  --------                --------
   INCOME (LOSS) AFTER TAXES                                              (1,865)                    5,699                   1,447
5  Results relating to unconsolidated companies:
   - income excluding amortization of goodwill and other
   intangibles                                                 (387)                    4,094                     458
   - amortization of goodwill and other intangibles            (367)                     (124)                    (49)
                                                           --------                  --------                --------
                                                                            (754)                    3,970                     409
                                                                        --------                  --------                --------
   GROUP INCOME (LOSS)                                                    (2,619)                    9,669                   1,856
6  Minority interests                                                         15                       (67)                    (52)
                                                                        --------                  --------                --------
   INCOME (LOSS) FROM CONTINUING OPERATIONS                               (2,604)                    9,602                   1,804
7  EXTRAORDINARY ITEMS - NET                                                  --                        --                      (5)
                                                                        --------                  --------                --------
8  NET INCOME (LOSS)                                                      (2,604)                    9,602                   1,799


The accompanying notes are an integral part of these consolidated financial statements.

Earnings per share

                                                                            2001            2000           1999
                                                                          ---------      ---------      ---------
Weighted average number of common shares outstanding (after deduction
of treasury stock) during the year (in thousands)                         1,278,077      1,312,859      1,378,041

BASIC EARNINGS PER COMMON SHARE IN EUROS:
Income (loss) from continuing operations                                      (2.04)          7.31           1.31
Net income (loss)                                                             (2.04)          7.31           1.31

DILUTED EARNINGS PER COMMON SHARE IN EUROS*:
Income (loss) from continuing operations                                      (2.04)          7.24           1.30
Net income (loss)                                                             (2.04)          7.24           1.30

Dividend paid per common share in euros (from prior-year profits)              0.36           0.30           0.25

* The dilution effects on EPS are only taken into consideration if this does not result in an improvement in income per share or in a reduction in loss per share, as is the case in 2001.

The accompanying notes are an integral part of these consolidated financial statements.

                CONSOLIDATED BALANCE SHEETS OF THE PHILIPS GROUP
                               AS OF DECEMBER 31

                  in millions of euros unless otherwise stated

The consolidated balance sheets are presented before appropriation of profit


ASSETS

                                                                             2001                           2000
                                                            ---------------------         ----------------------
CURRENT ASSETS
Cash and cash equivalents                                                      890                          1,089
 9 Securities                                                                  130                            111
10 Receivables:- Accounts receivable - net                   5,298                           5,905
   - Accounts receivable from unconsolidated companies         122                              56
   - Other receivables                                         392                             539
   - Prepaid expenses                                          342                             306
                                                            ------                          ------
                                                                             6,154                          6,806
11 Inventories                                                               4,290                          5,279
                                                                            ------                         ------
   Total current assets                                                     11,464                         13,285
   NON-CURRENT ASSETS
 5 Unconsolidated companies:
   - Investments                                             5,170                           4,793
   - Loans                                                     462                             535
                                                            ------                          ------
                                                                             5,632                          5,328
12 Other non-current financial assets                                        2,789                          3,747
13 Non-current receivables:
   - Accounts receivable - net                                 149                             143
   - Accounts receivable from unconsolidated companies           1                               3
   - Other receivables                                         156                             157
   - Prepaid expenses                                        3,276                           2,410
                                                            ------                          ------
                                                                             3,582                          2,713
14 Property, plant and equipment:
   - At cost                                                18,069                          20,265
   - Less accumulated depreciation                         (10,351)                        (11,224)
                                                            ------                          ------
                                                                             7,718                          9,041
15 Intangible assets - net                                                   7,269                          4,427
                                                                            ------                         ------
   Total non-current assets                                                 26,990                         25,256

                                                                            ------                         ------
TOTAL                                                                       38,454                         38,541

The accompanying notes are an integral part of these consolidated financial statements.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                               2001                       2000
                                                              ---------------------         ------------------
      CURRENT LIABILITIES
      Accounts and notes payable:
      - Trade creditors                                       3,240                          4,250
      - Unconsolidated companies                                  3                              5
                                                              -----                         ------
                                                                               3,243                      4,255
16    Accrued liabilities                                                      4,137                      3,701
17,18 Short-term provisions                                                    1,456                        969
19    Other current liabilities                                                  813                        862
20,22 Short-term debt                                                          1,271                      1,743
                                                                              ------                     ------
      Total current liabilities                                               10,920                     11,530
      NON-CURRENT LIABILITIES
21,22 Long-term debt                                                           6,595                      2,284
17,18 Long-term provisions                                                     2,284                      2,522
                                                                              ------                     ------
      Total non-current liabilities                                            8,879                      4,806
23    Commitments and contingent liabilities                                      --                         --
      GROUP EQUITY
6     Minority interests                                                         202                        469
24    Stockholders' equity:
      Priority shares, par value EUR 500 per share:
      Authorized and issued: 10 shares
      Preference shares, par value EUR 0.20 per share:
      Authorized: 3,249,975,000 shares
      - Issued: none
      Common shares, par value EUR 0.20 per share:
      Authorized: 3,250,000,000 shares
      - Issued: 1,316,070,392 shares
               (1,316,070,392 shares in 2000)
      - Treasury: 41,897,949 shares
                 (32,175,659 shares in 2000)                    263                            263
      Share premium                                              13                              7
      Other reserves                                         20,781                         11,864
      Profit (loss) for the year                             (2,604)                         9,602
                                                             ------                         ------
                                                                              18,453                     21,736
                                                                              ------                     ------
      TOTAL                                                                   38,454                     38,541

The accompanying notes are an integral part of these consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CASH FLOWS OF THE PHILIPS GROUP
                        FOR THE YEARS ENDED DECEMBER 31

                  in millions of euros unless otherwise stated

                                                                           2001              2000           1999
                                                                          ------            ------         ------
Cash flows from operating activities:
NET INCOME (LOSS)                                                         (2,604)            9,602          1,799
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization                                              2,797             2,320          1,853
Net gain on sale of investments                                            (378)            (6,384)          (491)
(Income) loss from unconsolidated companies (net of dividends received)      676            (1,187)          (410)
Minority interests (net of dividends paid)                                   (21)               56             38
Decrease (increase) in working capital                                     1,080            (1,069)          (469)
Increase in non-current receivables                                         (874)             (510)           (32)
Increase (decrease) in provisions                                            287               386            (87)
Other items                                                                  285              (218)          (288)
                                                                          ------            ------         ------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                  1,248             2,996          1,913

Cash flows from investing activities:
Purchase of intangible assets (software)                                    (234)             (140)          (200)
Capital expenditures on property, plant and equipment                     (2,143)           (3,170)        (1,662)
Proceeds from disposals of property, plant and equipment                     221               178            286
(Purchase) proceeds from the sale of securities available for sale            (1)              848            158
Purchase of other non-current financial assets                               (76)             (560)          (119)
Proceeds from other non-current financial assets                             550                63             67
Purchase of businesses                                                    (3,636)           (3,209)        (2,993)
Proceeds from sale of interests in businesses                                755             3,586            629
                                                                          ------            ------         ------
NET CASH USED FOR INVESTING ACTIVITIES                                    (4,564)           (2,404)        (3,834)
                                                                          ------            ------         ------
CASH FLOWS BEFORE FINANCING ACTIVITIES                                    (3,316)              592         (1,921)

Cash flows from financing activities:
(Decrease) increase in short-term debt                                       (73)              734           (257)
Principal payments on long-term debt                                        (554)             (325)          (563)
Proceeds from issuance of long-term debt                                   4,580               203            103
Treasury stock transactions                                                 (336)             (578)           (38)
Capital repayment to shareholders                                             --             (1,673)       (1,490)
Dividends paid                                                              (458)              (399)         (361)
                                                                          ------            ------         ------
NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES                       3,159             (2,038)       (2,606)
                                                                          ------            ------         ------
CASH USED FOR CONTINUING OPERATIONS                                         (157)            (1,446)       (4,527)
Effect of changes in exchange rates and consolidations on cash positions     (42)               204           305
Cash and cash equivalents at beginning of year                             1,089              2,331         6,553
                                                                          ------            ------         ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                     890              1,089         2,331

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statements of cash flows
of the Philips Group (continued)


Supplemental disclosures to consolidated statements of cash flows:

                                                                        2001              2000           1999
                                                                       ------            ------         ------
DECREASE (INCREASE) IN WORKING CAPITAL:
Decrease (increase) in accounts receivable and prepaid expenses         1,207             (513)           (534)
Decrease (increase) in inventories                                        790             (979)             46
(Decrease) increase in accounts payable and accrued expenses             (917)             423              19
                                                                       ------            ------         ------
                                                                        1,080           (1,069)           (469)

Net cash paid during the year for:
Interest                                                                  391              167             129
Income taxes                                                              355              266             222


Net gain on sale of investments:
Cash proceeds from the sale of investments                              1,526             4,675          1,140
Book value of these investments                                        (1,190)             (875)          (649)
Non-cash gains                                                             42             2,584             --
                                                                       ------            ------         ------
                                                                          378             6,384            491
Non-cash investing and financing information:
Assets received in lieu of cash                                            63             2,589             11

Treasury stock transactions:
Shares acquired                                                          (379)             (682)          (139)
Exercise stock options/warrants/convertible
personnel debentures                                                       43               104            101

For a number of reasons, principally the effects of translation differences and consolidation changes, certain items in the statements of cash flows do not correspond to the differences between the balance sheet amounts for the respective items.


The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statements of changes in equity of the Philips Group in millions of euros unless otherwise stated

                                                   number of shares          issued,
                                            -----------------------------    paid-up    share      other    treasury
                                             outstanding       issued        capital   premium   reserves    shares     total
                                            -------------   -------------    -------   -------   --------   --------    ------
BALANCE AS OF DECEMBER 31, 1998             1,442,760,868   1,473,979,296     1,672     1,824     11,587       (523)    14,560
Issued upon exercise of:
- Convertible debentures                                          276,324                   2         27                    29
- Stock options                                                        80                            (11)                  (11)
Net income for the year                                                                            1,799                 1,799
Dividend paid                                                                                       (361)                 (361)
Treasury stock transactions                                                                          (55)        28        (27)
8% share reduction                                           (117,940,456)   (1,333)     (184)                   27     (1,490)
Translation differences and other changes                                                            258                   258
BALANCE AS OF DECEMBER 31, 1999             1,331,600,540   1,356,315,244       339     1,631     13,255       (468)    14,757
Change in accounting policy:
- Product/process development costs
previously included in inventories                                                                  (241)                 (241)
- Derivatives (SFAS 133)                                                                              58                    58
Issued upon exercise of:
- Convertible debentures                                          458,356                   6          7                    13
Net income for the year                                                                            9,602                 9,602
Dividend paid                                                                                       (399)                 (399)
Treasury stock transactions                                                                          (23)      (555)      (578)
3% share reduction                                            (40,703,208)      (76)   (1,630)        (8)         41    (1,673)
Translation differences and other changes                                                            197                   197
BALANCE AS OF DECEMBER 31, 2000             1,283,894,733   1,316,070,392       263         7     22,448       (982)    21,736

Net income (loss) for the year                                                                    (2,604)               (2,604)
Dividend paid                                                                                       (458)                 (458)
Additional paid-in capital stock options                                                    6                                6
Treasury stock transactions                                                                          (21)      (312)      (333)
Translation differences and other changes                                                            106                   106
                                            -------------   -------------    ------    ------     ------     ------     ------
BALANCE AS OF DECEMBER 31, 2001             1,274,172,443   1,316,070,392       263        13     19,471     (1,294)    18,453



The accompanying notes are an integral part of these consolidated financial statements.

Notes to the consolidated financial statements of the Philips Group all amounts in millions of euros unless otherwise stated






INTRODUCTION

The financial statements of Koninklijke Philips Electronics N.V. (`Royal Philips Electronics'), the parent company the Philips Group, are included in the statements of the Philips Group. Therefore the unconsolidated statements of income of Royal Philips Electronics only reflect the net after-tax income of affiliated companies and other income after taxes.

PRESENTATION OF FINANCIAL STATEMENTS

The current balance sheet presentation is different from the one used under Dutch regulations and is more in line with common practice in the United States in order to accommodate the expectations of foreign - mainly US - shareholders. Under the current format, the order of presentation of assets and liabilities is based on the degree of liquidity.

2 ACQUISITIONS AND DIVESTMENTS

A summary of the most significant acquisitions and divestments during 2001 is given below.

Marconi
In October 2001, Philips acquired all the shares of Marconi's Medical
System business, which comprises two businesses, the core Medical Imaging Equipment business, a global participant in the medical diagnostic imaging equipment industry, and the Marconi Healthcare Products business (HCP), one of the largest distributors of radiology imaging supplies in the USA. Philips intends to divest HCP. The acquisition price of Marconi Medical Systems was 1.2 billion in cash. The primary reasons for the acquisition were to enhance Medical Systems' computed tomography (CT) portfolio and to acquire an additional CT installed base whose service and maintenance is the most profitable area of the diagnostic imaging industry. The cost of the acquisition was allocated on the basis of the fair value of the assets acquired and liabilities assumed. The allocation includes the cost of planned restructuring associated with certain existing activities and involuntary termination costs. Based upon an independent appraisal, EUR 338 million was assigned to specific intangible assets acquired, including purchased technology and in-process R&D. Of this amount, EUR 51 million, representing the value of in-process R&D that had not yet reached technological feasibility and had no alternative use, was charged to expense as of the date of acquisition. Additionally, EUR 556 million, representing the excess of cost over the fair value of the net assets acquired, has been recorded as goodwill. All goodwill has been recorded in the Medical Systems segment. In accordance with Dutch GAAP, goodwill is being amortized over 15 years. Most of the goodwill will be tax-deductible. The intangible assets, other than goodwill, are not expected to have a residual value at the end of their respective useful lives. The weighted average amortization period for customer-related intangible assets is 15 years and for technology-based intangible assets 10 years, which averages approximately 12.5 years for all intangibles other than goodwill. No intangible assets with indefinite lives have been recognized. The results of operations for Marconi's Medical Systems business have been included in the Company's consolidated financial statements as from October 19, 2001.

The elements of the purchase price, converted into euros using the exchange rate at acquisition date, have been allocated to the net assets of Marconi Medical Systems as follows:

Total purchase price                                        1,245

Allocated to:

Property, plant and equipment                                 177
Net working capital                                           265
Restructuring liability                                       (91)
Developed product technology                                   96
Core technology                                                48
In-process R&D                                                 51
Customer relationships                                        143
                                                             ----
Goodwill                                                      556


The allocation of the purchase price to the net assets acquired had not yet been completely finalized at year-end 2001.

In addition to the acquisition of Marconi's Medical Systems, Philips has agreed to enter into a five-year technology supply partnership with Marconi, under which Philips will purchase up to USD 150 million of equipment and services covering a broad range of Marconi's communications

Lighting

In September 2001, Philips acquired the fluorescent lighting ballast operation of Lumisistemas (Mexico) and all lighting ballast activities of Helfont (Brazil). The acquisition price was approximately EUR 72 million. As from the beginning of September 2001, Philips consolidates these newly acquired businesses; EUR 53 million has been recorded as goodwill.

Agilent

In August 2001, Philips completed the acquisition of the net assets of Agilent Technologies Inc.'s Healthcare Solutions Group (HSG) for a total purchase price of EUR 2.0 billion in cash. HSG is active in the field of pervasive cardiology and monitoring solutions, and is a leading global provider of medical products and services to hospitals, healthcare clinics, physicians' offices, airlines and others. The primary reason for the acquisition was to enhance our existing business and to provide Medical Systems with a strong position in the cardiac sector. Additionally, the acquisition enables Medical Systems to enter certain new, high-growth segments such as home care technology enabling remote diagnostics. The cost of the acquisition was allocated on the basis of the fair value of the assets acquired and liabilities assumed. Based upon an independent appraisal, EUR 421 million was assigned to specific intangible assets acquired, including purchased technology and in-process R&D. Of this amount, EUR 55 million, representing the value of in-process R&D that had not yet reached technological feasibility and had no alternative use, was charged to expense as of the date of acquisition.

Additionally, EUR 1,032 million, representing the excess of cost over the fair value of the net assets acquired, has been recorded as goodwill. All goodwill has been recorded in the Medical Systems segment. Most of the goodwill will be tax-deductible. In accordance with Dutch GAAP, goodwill is being amortized over 15 years. The intangible assets, other than goodwill, are not expected to have a residual value at the end of their respective useful lives. The weighted average amortization period for customer-related intangible assets is 15 years and for technology-based intangible assets 10 years, which averages approximately 12.5 years for all intangibles other than goodwill. No intangible assets with indefinite lives have been recognized. As of August 1, 2001, the results of operations for Agilent have been included in Philips' consolidated financial statements.

The elements of the purchase price, converted into euros using the exchange rate at acquisition date, have been allocated to the net assets of HSG as follows:

Total purchase price*                                       2,049

Allocated to:

Property, plant and equipment                                 125
Net working capital                                           473
Restructuring liability                                        (2)
Developed product technology                                  139
Core technology                                                59
In-process R&D                                                 55
Customer relationships                                        168
                                                            -----
Goodwill                                                    1,032

* of which EUR 106 million is recorded under accrued expenses.

The allocation of the purchase price to the net assets acquired had not yet been completely finalized at year-end 2001.

LG.Philips Displays

In June 2001, Philips and LG Electronics (LGE) completed a definitive agreement through which the two companies merged their respective cathode ray tube (CRT) businesses into a new joint venture company. LGE and Philips share equal control of the joint venture. The joint venture remitted USD1.1 billion in cash to LGE and USD 0.3 billion to Philips to close the difference in the valuation of the net assets contributed.

The investment is accounted for using the equity method. The excess of the Company's investment over its underlying equity in the recognized net assets, commonly referred to as goodwill under Dutch GAAP, is EUR 801 million. This excess is being amortized over the average remaining useful lives of the non-current assets that have been contributed to the joint venture, determined in proportion to the relative excess of the fair values over the historical cost basis of all assets contributed to the joint venture, which is 4.5 years. As from July 2, 2001, the CRT businesses are no longer consolidated in the Company's financial statements. Sales of Philips' CRT businesses amounted to EUR 1,994 million and EUR 1,765 million for the years ended December 31, 2000 and 1999 respectively, and EUR 686 million for the six months ended June 30, 2001.

Philips' assets and liabilities transferred to the new joint venture are as follows:

Current assets                                                684
Non-current assets                                          1,685
                                                            -----
Total assets                                                2,369
Other liabilities                                            (785)
Provisions                                                    (43)
Intercompany financing                                         33
                                                            -----
Net assets                                                  1,574

No gain or loss has been recognized at the formation of the joint venture.

The LG.Philips Displays joint venture comprises approximately 75 organizations in 25 countries. For local statutory, fiscal and contractual purposes, individual assets and liabilities in each legal entity have to be valued and audited. As the valuation process has not yet been completed, the joint venture's opening balance sheet and its current-year results have not yet been finalized. Parties are having discussions on certain valuation principles which, if not resolved, could be submitted for arbitration. Consequently, certain estimates have been used to account for Philips' investment in this joint venture and the share in its earnings.

Due to heavy capital expenditures, the weak markets for CRTs and the high cost of integration, the joint venture requires additional financing. Both partners have agreed in principle to inject additional equity for a total aggregate amount of USD 250 million.

Philips Consumer Communications

In October 2001, Philips announced it had signed a definitive agreement with respect to a transfer of Philips' mobile handset activities to China Electronics Corporation (CEC). Under the agreement, Philips will contribute part of the research & development and manufacturing activities of Philips Consumer Communications (PCC) into a partnership with CEC. Philips will maintain a focused sales and marketing activity in mobile telephony under the Philips brand.

In December 2001, 65% of the shares in the manufacturing company in China were transferred to the CEC group, bringing their ownership to 75%. Therefore, at year-end this company was deconsolidated. The transfer of 100% of the shares in the development company in France is expected to be completed in the first quarter of 2002. Given that both transactions are related, any gain on the total transaction will be recognized when the share transfer in the development company is completed.

Part of the Le Mans manufacturing operations that remained after the restructuring of PCC has been sold to European Telecom plc; the transaction was closed on December 31, 2001, therefore the operations have been deconsolidated as of December 31, 2001.

FEI

In May 2001, Philips reduced its stake in FEI Company to 25.5% through a public offering of FEI shares and through the sale of approximately 6 million shares owned by Philips. The cash proceeds were EUR 200 million, resulting in a gain of EUR 185 million included in other business income.

Following the offering, Philips no longer consolidates the financial data of FEI, previously included in the product sector Miscellaneous. The remaining investment is accounted for as an equity investment from May 2001 onwards.

Philips Broadcast

In February 2001, Philips sold its Broadcast group to Thomson Multimedia of France for a cash amount of EUR 165 million, of which EUR 63 million will be received in 2002 and 2003. In relation to this sale a gain was recognized, net of cost of disposal, of EUR 57 million, which is included in other business income.

Other

In May 2001, Philips sold its investment in Philips Matsushita Battery Corporation to its joint venture partner for EUR 42 million, resulting in a gain of EUR 20 million, which is presented under results relating to unconsolidated companies.

In May 2001, Marantz Japan Inc. (MJI) bought the Marantz trademark and the European and American sales organizations from Philips. In addition, Philips sold 1.5% of its shareholding in MJI, reducing its share from 50.5% to 49%. As a result, these activities are no longer consolidated in Philips but are accounted for as an equity investment. Cash proceeds amounted to EUR 40 million, and the gain from this transaction was EUR 3 million.

Early in 2001, Philips became the majority shareholder in NavTech as a result of a conversion of debt into equity. As a consequence, Philips started to consolidate the financial figures of NavTech.

THE MOST SIGNIFICANT ACQUISITIONS AND DIVESTMENTS DURING 2000 AND 1999 WERE AS
FOLLOWS:

TSMC preferred stock

In November 2000, the Company purchased 1.3 billion redeemable preferred shares in Taiwan Semiconductor Manufacturing Company (a publicly listed Taiwanese company in which the Philips Group has a substantial shareholding) for 13 billion Taiwanese dollars (EUR 458 million). The preferred shares are redeemable in 2003. The dividend yield on these preferred shares is 3.5%. The preferred shares carry the same voting rights as TSMC's common shares. The preferred shares are carried at cost (redemption value) in the accompanying consolidated balance sheet. The redeemable preferred shares result in a concentration of credit risks. However, based on historical results, the Company is of the opinion that TSMC will have sufficient means to redeem the shares at the redemption date.

ADAC

In December 2000, Philips acquired substantially all of ADAC Laboratories' common stock for USD 18.50 per share for each outstanding share. The total purchase price was EUR 483 million. The cost of the acquisition was allocated on the basis of the fair value of the assets acquired and the liabilities assumed. Based upon an independent appraisal, EUR 241 million was assigned to specific intangible assets acquired, including purchased technology, in-process R&D, the value of the customer base and the value of the existing workforce. Of this amount, EUR 44 million, representing the value of in-process R&D that had not yet reached technological feasibility and had no alternative future use, was charged to expense as of the date of acquisition. An amount of EUR 257 million, representing the excess of cost over the fair value of the net assets acquired, has been recorded as goodwill. Goodwill and other intangibles are being amortized over their useful lives, which average approximately 13 years.

MedQuist

During 2000, in a series of transactions, Philips acquired approximately 71% of the outstanding shares in MedQuist, a provider of electronic medical transcription services in the United States, for a total aggregate cash purchase price of EUR 1,339 million. The cost of the acquisition was allocated on the basis of the fair value of the assets acquired and liabilities assumed. Based upon an independent appraisal, EUR 207 million was assigned to specific intangible assets acquired, including the value of the customer base and the existing workforce. An amount of EUR 1,097 million, representing the excess of cost over the fair value of the net assets acquired, has been recorded as goodwill. Goodwill and other intangibles are being amortized over their useful lives, which average approximately 15 years. The results of operations for MedQuist have been included in the Company's consolidated financial statements as from July 1, 2000.

Optiva

In October 2000, Philips acquired all of the outstanding shares of Optiva Corporation, the manufacturer of the Sonicare toothbrush, at a cost of EUR 291 million. The cost of the acquisition was allocated on the basis of the fair value of the assets acquired and liabilities assumed. Based upon an independent appraisal, EUR 99 million was assigned to specific intangible assets acquired, including patents and trademarks and the value of the workforce. Additionally, EUR 182 million, representing the excess of cost over the fair value of the net assets acquired, has been recorded as goodwill. The intangible assets are being amortized over their estimated useful lives, which average approximately 14.5 years. As from October 1, 2000, the results of operations for Optiva have been included in the Company's consolidated financial statements.

Philips has changed the name of Optiva into Philips Oral Healthcare with effect from 2001.

MiCRUS

In June 2000, Philips purchased IBM's MiCRUS 8-inch wafer fab in the USA, a semiconductor activity, for which the results of operations have been included in the consolidated financial statements as from June 1, 2000. The acquisition price was EUR 378 million, of which approximately EUR 340 million was paid through December 31, 2001. Based upon an independent appraisal, EUR 367 million was assigned to the fixed assets acquired and EUR 11 million was assigned to the value of the existing workforce.

Atos Origin

In October 2000, Philips and Atos of France, a leading European IT services provider, merged Atos and Origin, Philips' IT services subsidiary. Under this transaction, Philips received 21.3 million newly issued Atos shares based on Atos closing price August 25, 2000 of EUR 122 per share, representing 48.7% of the shares in the combined entity Atos Origin.

Additionally, Philips received two tranches of warrants, each representing approximately 2.4 million Atos Origin shares. These warrants may be exercised in the event the weighted average share price of Atos Origin exceeds EUR 156 per share for twelve consecutive business days within 20 months following the closing date for the first tranche, and EUR 208 per share within 32 months for the second tranche. As from October 1, 2000, Philips no longer consolidates Origin as a separate division, but, under the equity method of accounting, includes its share in Atos Origin's earnings in results relating to unconsolidated companies from January 1, 2001 onwards. Due to Atos Origin's different reporting cycle, Philips' share can only be accounted for on a three-month-delay basis.

The Company adjusted its investment in Origin to equal its share of the post-transaction merged equity of Atos Origin, based on Philips' accounting policies, resulting in a gain of EUR 1,072 million, which is included in other business income.

Philips limited its voting rights to 35% and has the intention to reduce its stake in Atos Origin below 35% (directly or indirectly) within two years after the closing date, subject to market conditions being acceptable.

AC&M

In May 2000, Philips reached agreement with Yageo Corporation of Taiwan to sell its AC&M (Advanced Ceramics & Modules) business to Yageo Corporation.

The transaction was completed in August 2000, and the Company received cash proceeds of EUR 658 million and recognized a gain, net of cost of disposal, of EUR 309 million (net of taxes EUR 247 million), which is included in other business income. Sales and income related to this business included in the consolidated statement of income for 2000 totaled EUR 239 million and EUR 41 million respectively.

LG.Philips LCD Co., LTD

With effect from July 1, 1999, Philips and LG Electronics of South Korea finalized a manufacturing joint venture agreement, creating a world-leading supplier of Active Matrix Liquid Crystal Displays (AMLCDs).

Philips acquired a 50 per cent stake in LGE's LCD business for EUR 1.7 billion and accounts for the investment using the equity method. The cost of the acquisition was allocated on the basis of the fair value of the assets acquired and liabilities assumed. The excess of the Company's investment over its underlying equity in the recognized net assets, commonly referred to as goodwill under Dutch GAAP, is EUR 1.3 billion. Goodwill and other intangibles are being amortized over their estimated useful lives, which average 15 years.

VLSI Technology, Inc.

In June 1999 the Company acquired all of the outstanding shares of VLSI Technology (VLSI), a semiconductor business, at a cost of EUR 1.1 billion, which included EUR 0.1 billion of assumed debt. The results of operations for VLSI have been included in the Company's consolidated financial statements from the date of acquisition. The cost of the acquisition was allocated on the basis of the fair value of the assets acquired and liabilities assumed. Based upon an independent appraisal, EUR 342 million was assigned to specific intangible assets acquired, including purchased technology, in-process R&D, patents and trademarks, and the value of the existing workforce. Of this amount, EUR 48 million, representing the value of in-process R&D that had not yet reached technological feasibility and had no alternative future use, was charged to expense as of the date of acquisition. An amount of EUR 305 million, representing the excess of cost over the fair value of the net assets acquired, has been recorded as goodwill. Goodwill and other intangibles are being amortized over their useful lives, which average approximately 7 years.

Origin B.V.

In June 1999, the Company acquired an additional 10% interest in Origin at a cost of EUR 124 million. Philips then owned approximately 98% of Origin's stockholders' equity. Goodwill resulting from the acquisition totaled EUR 107 million and had a useful life of 7 years.

Conventional Passive Components

In the first quarter of 1999, Philips sold its Conventional Passive Components activities for an amount of EUR 358 million. A gain of EUR 169 million was recognized on the sale (net of taxes EUR 130 million).

2 INCOME FROM OPERATIONS

Salaries and wages

                                                    2001               2000         1999
                                                    -----              -----        -----
Salaries and wages                                  7,292              7,631        6,910
Pension costs                                        (430)              (445)         (42)
Other social security and similar charges:
- Required by law                                   1,049              1,009          958
- Voluntary                                           189                261          190
                                                    -----              -----        -----
TOTAL                                               8,100              8,456        8,016

See note 18 to the financial statements for further information on pension costs.

Employees

The average number of employees during 2001 was 205,870 (2000: 231,161, 1999:
230,016). The number of employees by category is summarized as follows:

                                                2001                    2000        1999
                                ---------------------------------      -------     ------
                                beginning    end          average**    average     average
                                  of year*   of year
Production                      128,660      111,401      124,306      124,473     126,622
Research & Development           23,393       23,394       23,661       22,201      21,104
Other                            44,913       38,865       39,345       60,484      62,443
                                -------      -------      -------      -------     -------
Permanent employees             196,966      173,660      187,312      207,158     210,169
Temporary employees              22,458       14,983       18,558       24,003      19,847
                                -------      -------      -------      -------     -------
TOTAL                           219,424      188,643      205,870      231,161     230,016

----------------
 * including changes in consolidation at January 1, 2001

**(de)consolidation changes have not been taken into consideration in determining the average number of employees


The number of employees at year-end 2001 decreased by 30,781 as compared to the beginning of the year. This includes a decrease of 23,251 relating to the deconsolidation of the Display Components activities and an increase of 9,970 relating to the acquisitions of the medical systems businesses of Marconi and Agilent.

Remuneration of the Board of Management and Supervisory Board

Board of Management

Remuneration and pension costs relating to the members of the Board of Management amounted to EUR 3,043,533 (2000: EUR 4,442,733, 1999: EUR 9,412,000).
The costs for former members of the Board of Management, which relate to pension charges, amounted to EUR 1,647,000 (2000: EUR 1,350,000, 1999: EUR 1,470,000).

In 2001, the present members of the Board of Management were granted 360,000 stock option rights (2000: 500,000 stock option rights, 1999: 440,000 stock option rights). At year-end 2001, the members of the Board of Management held 1,564,000 stock option rights (year-end 2000: 1,911,200) at a weighted average exercise price of EUR 24.20 (year-end 2000: EUR 20.56).

See note 25 to the financial statements for further information on stock options and pages 106 and 107 for further information on individual remuneration and interests in stock options and Philips shares.

Supervisory Board

The remuneration of the members of the Supervisory Board amounted to EUR 331,260 (2000: EUR 376,637, 1999: EUR 414,000); former members received no remuneration. The annual remuneration for individual members is EUR 40,840 and for the Chairman EUR 74,874. Additionally, the membership of committees of the Supervisory Board is compensated by an amount of EUR 4,538 per year per committee. At year-end 2001 the present members of the Supervisory Board held no stock options.

For further information on individual remuneration and interests in Philips shares, see page 108.

Depreciation and amortization

Depreciation of property, plant and equipment and amortization of intangibles is as follows:

                                                        2001           2000         1999
                                                        -----          -----        -----
Depreciation of property, plant and equipment           1,994          1,808        1,565
Amortization of software                                  146             86           24
Amortization of goodwill and other intangibles:
- Amortization of goodwill relating to consolidated
  Companies                                               216            173           95
- Amortization of other intangible assets                 155            125           52
Write-off of in-process R&D                               106             44           68
                                                        -----          -----        -----
                                                        2,617          2,236        1,804


Depreciation of property, plant and equipment and amortization of software are primarily included in cost of sales.

Included in the table above is an amount of EUR 240 million (2000: EUR 47 million, 1999: EUR 76 million) which is reported under restructuring and impairment charges.

Depreciation of property, plant and equipment includes an additional write-off in connection with the retirement of property, plant and equipment amounting to EUR 25 million in 2001 (2000: EUR 19 million, 1999: EUR 17 million).

Amortization of goodwill relating to consolidated companies and other intangible assets increased because of new acquisitions in 2001, mainly the medical systems businesses of Marconi and Agilent, and full-year amortization relating to the acquisitions in the previous year.

Research and development expenses

Expenditures for research and development activities amounted to EUR 3,312 million, representing 10.2% of sales (2000: EUR 2,766 million, 7.3% of sales; 1999: EUR 2,284 million, 7.3% of sales). The major increase in 2001 compared to last year was caused by the higher level of research and development activities and also included the effect of consolidation changes for an amount of more than EUR 200 million.

Write-off of acquired in-process Research and Development

The write-off of acquired in-process R&D in 2001 related to the acquisitions of the medical systems businesses of Agilent and Marconi (EUR 106 million); in 2000 it related to the acquisition of ADAC (EUR 44 million) and in 1999 to the acquisitions of VLSI, Voice Control Systems and Micrion/FEI (EUR 68 million).

Advertising and promotional cost

Advertising and promotional cost incurred during 2001 totaled EUR 988 million (2000: EUR 1,039 million, 1999: EUR 978 million).

Restructuring and impairment charges

The following table presents the changes in the restructuring provision from December 31, 1998 to December 31, 2001:

                                balance                                                 balance
                           December 31,                                     other   December 31,
                                   2000    additions  utilized  releases  changes           2001
                            -----------    ---------  --------  --------  -------   ------------
Personnel costs                67              437      (166)      (12)                326
Write-down of assets           22              547      (560)       (3)                  6
Other costs                    11              136       (66)      (12)      41        110
                              ---            -----      ----       ---       --        ---
TOTAL                         100            1,120      (792)      (27)      41        442

                                 balance                                                balance
                            December 31,                                    other  December 31,
                                    1999   additions  utilized  releases  changes          2000
                            ------------   ---------  --------  --------  -------  ------------

Personnel costs                84             125       (115)      (27)                 67
Write-down of assets           13              57        (38)      (10)                 22
Other costs                    18              26        (24)       (9)                 11
                              ---             ---       ----       ---     ----        ---
Total                         115             208       (177)      (46)                100


A goodwill-related impairment loss of EUR 35 million in the year 2000 with respect to Voice Control Systems within the sector Consumer Electronics was included in restructuring and impairment charges.

                                 balance                                                  balance
                            December 31,                                     other   December 31,
                                    1998    additions  utilized  releases  changes           1999
                            ------------    ---------  --------  --------  -------   ------------
Personnel costs               175             71        (116)      (46)                84
Write-down of assets           30             81         (87)      (11)                13
Other costs                    60             12         (33)      (21)                18
                              ---            ---         ---       ---     ----       ---
Total                         265            164        (236)      (78)               115


The movements in the provision for restructuring costs in 2001 are presented by sector as follows:

                                 balance                                                 balance
                            December 31,                                    other   December 31,
                                    2000   additions  utilized  releases  changes*          2001
                            ------------   ---------  --------  --------  --------   -----------
Lighting                        25             26        (27)      (8)                   16
Consumer Electronics             5            504       (371)      (1)                  137
DAP                              6              4         (9)                             1
Components                      51            167       (140)     (11)      (6)          61
Semiconductors                                204       (163)                            41
Medical Systems                                79         (6)      (4)      47          116
Miscellaneous                    8             99        (37)      (3)                   67
Unallocated                      5             37        (39)                             3
                               ---          -----       ----      ---       --          ---
TOTAL                          100          1,120       (792)     (27)      41          442

-------------
* relate to transferred provision into the joint venture LG.Philips Displays and restructuring recorded in conjunction with the acquisition of Marconi.

Additions of EUR 1,120 million are presented by sector as follows:

                                                write-
                                                  down         write-
                               personnel      of fixed        down of   other
                                    cost        assets    inventories   costs       total
                               ---------      --------    -----------   -----       -----
Lighting                          20                           2           4           26
Consumer Electronics             147             74          233          50          504
DAP                                2                                       2            4
Components                        51             53           35          28          167
Semiconductors                    53             91           37          23          204
Medical Systems                   70                                       9           79
Miscellaneous                     71              8                       20           99
Unallocated                       23             14                                    37
                                 ---            ---          ---         ---         ----
Total                            437            240          307         136        1,120


The movements in the provision for restructuring costs in 2000 are presented by sector as follows:

                                 balance                                                 balance
                            December 31,                                    other   December 31,
                                    1999   additions  utilized  releases  changes           2000
                            -----------    ---------  --------  --------  -------   ------------
Lighting                       43             31         (35)       (14)                 25
Consumer Electronics           21             27         (33)       (10)                  5
DAP                                           13          (7)                             6
Components                      3             90         (30)       (12)                 51
Semiconductors                  6                         (4)        (2)
Miscellaneous                  20             38         (42)        (8)                  8
Unallocated                    22              9         (26)                             5
                              ---            ---        ----        ---    ----         ---
Total                         115            208        (177)       (46)                100


Additions of EUR 208 million are presented by sector as follows:

                                                write-
                                                  down         write-
                               personnel      of fixed        down of   other
                                    cost        assets    inventories   costs       total
                               ---------      --------    -----------   -----       -----
Lighting                          27                                      4            31
Consumer Electronics              18              3                       6            27
DAP                                7              1           1           4            13
Components                        53             17           8          12            90
Miscellaneous                     17             21                                    38
Unallocated                        3              5           1                         9
                                 ---             --          --          --           ---
Total                            125             47          10          26           208



The movements in the provision for restructuring costs in 1999 are presented by sector as follows:



                                balance  additions       utilized       releases      other         balance
                           December 31,                                             changes    December 31,
                                   1998                                                                1999
                           ------------  ---------      ---------       --------    -------    ------------
Lighting                        45            44            (31)           (15)                     43
Consumer Electronics           135             6            (79)           (41)                     21
DAP                              8                           (8)
Components                      19            79            (82)           (13)                      3
Semiconductors                  21                          (13)            (2)                      6
Miscellaneous                   35            13            (21)            (7)                     20
Unallocated                      2            22             (2)                                    22
                              ----          ----           ----           ----                    ----
Total                          265           164           (236)           (78)                    115


Additions of EUR 164 million are presented by sector as follows:


                                     personnel      write-        write-        other          total
                                         costs     down of      down of        costs
                                                     fixed   inventories
                                                    assets
                                    ----------     -------   -----------       ------          -----
Lighting                                    34           6                          4             44
Consumer Electronics                         2           2             1            1              6
DAP
Components                                   6          68             3            2             79
Miscellaneous                                7                         1            5             13
Unallocated                                 22                                                    22
                                        ------       -----        ------        -----          -----
Total                                       71          76             5           12            164


The projects initiated in 2001 will ultimately reduce direct labor by approximately 7,000 persons and indirect labor by approximately 3,800 persons.

The release of surplus in 2001 was primarily attributable to reduced severance due to a transfer of employees, who were scheduled to be laid off, to other positions in the Company. The release in 2000 and 1999 also related to a change in severance as well as lower expenditures than originally planned.

The remaining prior-year provisions available at December 31, 2001 relate primarily to personnel costs. The Company expects to make cash expenditures of EUR 442 million in 2002 under existing restructuring programs.

Other business income, net

Other business income consists of amounts not directly related to the production and sale of products and services and acquisition-related costs. An amount of EUR 287 million relates to the net gain from the disposal of certain business interests (2000: EUR 1,429 million, 1999: EUR 257 million). In 2001, EUR 185 million arose from the sale of a portion of Philips' share in FEI Company. In 2000, the gain primarily related to the Atos Origin merger (EUR 1,072 million) and the sale of AC&M (EUR 309 million); in 1999 it mainly related to the sale of Conventional Passive Components (EUR 169 million).

Other business income also includes gains of EUR 74 million from the sale of fixed assets (2000: EUR 48 million), of which EUR 44 million relates to sale and lease-back transactions. In addition, EUR 80 million was received as insurance recoveries.

3  FINANCIAL INCOME AND EXPENSES


                                                                   2001         2000            1999
                                                                   ----         ----            ----
Interest income                                                     66           99             133
Interest expense                                                  (457)        (266)           (262)
                                                                  ----        -----            ----
TOTAL INTEREST EXPENSE, NET                                       (391)        (167)           (129)

Income from securities                                               5        2,217             117
Income from non-current financial assets                            62           13              44
Write-off of non-current financial assets                         (526)          --              --
Foreign exchange hedging costs                                     (64)         (86)              7
Miscellaneous financing costs                                       (1)          11              (7)
                                                                  ----        -----            ----
TOTAL                                                             (915)       1,988              32
                                                                  ====        =====            ====


In 2001, no securities were sold. Income from securities in 2000 includes the gain on the sale of JDS Uniphase shares of EUR 1,207 million. Additionally, 2000 includes the gain on the exchange of Seagram shares for Vivendi Universal shares, amounting to EUR 966 million, net of a USD hedge result. The corresponding results for 1999 include the gain on the sale of JDS Uniphase shares.

Write-off of non-current financial assets in 2001 arises from the impairments of Vivendi Universal and GN Great Nordic shares for an amount of EUR 440 million and EUR 86 million respectively (see note 12).

Dividends received in 2001 on shares of Vivendi Universal of EUR 33 million and in 1999 on Seagram shares of EUR 28 million are classified under income from non-current financial assets. In 2000, dividends received from Seagram of EUR 32 million are classified under income from securities.

4. INCOME TAXES

The tax benefit on income from continuing operations amounted to EUR 421 million in 2001 (2000: tax expense EUR 570 million, 1999: tax expense EUR 336 million).

The components of income before taxes are as follows:


                                                                   2001         2000            1999
                                                                -------        -----           -----
Netherlands                                                       (638)        4,620             479
Foreign                                                         (1,648)        1,649           1,304
                                                                -------        -----           -----
INCOME BEFORE TAXES                                             (2,286)        6,269           1,783

The components of income tax expense are as follows:
Netherlands:
Current taxes                                                      (61)          120              45
Deferred taxes                                                    (129)          277              35
                                                                -------        -----           -----
                                                                  (190)          397              80
Foreign:
Current taxes                                                       292          349             229
Deferred taxes                                                    (523)        (176)              27
                                                                -------        -----           -----
                                                                  (231)          173             256
                                                                -------        -----           -----
INCOME TAX (BENEFIT) EXPENSE FROM CONTINUING OPERATIONS           (421)          570             336


Philips' operations are subject to income taxes in various foreign jurisdictions with statutory income tax rates varying from 16% to 42%, which causes a difference between the weighted average statutory income tax rate and the Netherlands' statutory income tax rate of 35%.

A reconciliation of the weighted average statutory income tax rate as a percentage of income before taxes and the effective income tax rate is as follows:


                                                                   2001        2000            1999
                                                                   ----        ----            ----
Weighted average statutory income tax rate                         31.7        34.2            33.3
Tax effect of:
Utilization of previously unrecognized loss carryforwards           3.9        (2.5)          (10.6)
New loss carryforwards not recognized                              (4.8)        1.4             5.0
Changes in the valuation of other deferred taxes                   (1.2)       (0.3)            5.4
Released valuation allowance                                         --        (2.6)           (9.4)
Exempt income and non-deductible expenses                          (7.6)      (19.2)           (4.0)
Withholding and other taxes                                        (2.9)        1.3             3.9
Tax incentives and other                                           (0.7)       (3.2)           (4.8)
                                                                   ----        ----            ----
Effective tax rate                                                 18.4         9.1            18.8


In 2001 and 2000 there were no taxes on extraordinary items, compared to a EUR 2 million benefit in 1999.

The tax effects of transactions recorded directly to in stockholders' equity. The 2001 include a benefit arising from stock option transactions of EUR 1 million (2000: EUR 11 million; 1999: EUR 23 million) and a charge relating to the deferred results on hedge transactions of EUR 16 million (2000: EUR 85 million, 1999: benefit of EUR 102 million). In 2000, a benefit of EUR 107 million was also included with respect to the accounting change related to inventories.

Deferred tax assets and liabilities

Deferred tax assets and deferred tax liabilities are as follows:


                                                                     2001                         2000
                                                     --------------------      -----------------------
                                                     assets   liabilities      assets      liabilities
                                                     ------   -----------      ------      -----------
Intangible fixed assets                                  70         (470)          80            (400)
Property, plant and equipment                           240         (150)         240            (310)
Inventories                                             220          (40)         240             (40)
Receivables                                              70          (10)          80             (20)
Provisions:
- Pensions                                              100         (140)         100            (110)
- Restructuring                                         150             -          50                -
- Guarantees                                             10             -          10                -
- Other                                                 600          (10)         510             (10)
Other assets                                            220         (430)          40            (440)
Other liabilities                                       220         (324)         120             (63)
                                                    -------       -------     -------          -------
Total deferred tax assets/liabilities                 1,900       (1,574)       1,470          (1,393)
                                                    -------       -------     -------          -------

Net deferred tax position                               326                        77

Tax loss carryforwards (including tax
credit carryforwards)                                 1,977                     1,379

Valuation allowances                                (1,308)                   (1,015)
                                                    -------                   -------
NET DEFERRED TAX ASSETS                                 995                       441


In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income in the countries where the net operating losses were incurred. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 2001.

The valuation allowance for deferred tax assets as of December 31, 2001 and 2000 was EUR 1,308 million and EUR 1,015 million respectively. The net change in the total valuation allowance for the years ended December 31, 2001 and 2000 was an increase of EUR 293 million and a decrease of EUR 448 million respectively.

The portion of the valuation allowance relating to deferred tax assets, for which subsequently recognized tax benefits will be allocated to reduce goodwill or other non-current intangible assets of an acquired entity or directly to contributed capital, amounts to EUR 52 million (2000: EUR 50 million).

At December 31, 2001, operating loss carryforwards expire as follows:


Total                 2002     2003     2004    2005     2006     2007/2011   later        unlimited
4,810                   40      100      100      40       60           450     670            3,350


The Company also has tax credit carryforwards of EUR 479 million, which are available to offset future tax, if any, and which expire as follows:

Total                 2002     2003     2004    2005     2006     2007/2011   later        unlimited
479                     27        6        5       6        5             8      19              403

Classification of the deferred tax assets and liabilities takes place at a fiscal entity level as follows:

                                                                                2001            2000
                                                                                ----            ----
Deferred tax assets grouped under non-current receivables                      1,482             916
Deferred tax liabilities grouped under provisions                               (487)           (475)
                                                                               -----           -----
                                                                                 995             441

An amount of EUR 516 million (2000: EUR 441 million), included in deferred tax assets of EUR 1,482 million, is expected to be realized within one year.

Classification of the income tax payable and receivable is as follows:


                                                                                2001            2000
                                                                                ----            ----
Income tax receivable grouped under non-current receivables                       95              89
Income tax receivable grouped under current receivables                           42              24
Income tax payable grouped under current liabilities                            (328)           (613)


The amount of the unrecognized deferred income tax liability for temporary differences, EUR 145 million (2000: EUR 254 million), relates to unremitted earnings in foreign Group companies, which are considered to be permanently re-invested. Under current Dutch tax law, no additional taxes are payable. However, in certain jurisdictions, withholding taxes would be payable.

5. RESULTS RELATING TO UNCONSOLIDATED COMPANIES

                                                                   2001         2000            1999
                                                                   ----         ----            ----
Results relating to unconsolidated companies:
- income (loss) excluding amortization of goodwill and
  other intangibles                                               (387)        4,094             458
- amortization of goodwill and other intangibles                  (367)         (124)            (49)
                                                                  ----         -----            ----
TOTAL                                                             (754)        3,970             409

The results relating to unconsolidated companies for 2001 are affected by a number of special items. In 2001, Philips sold its ownership in Philips Matsushita Battery Corporation, resulting in a gain of EUR 20 million. The results of LG.Philips Displays include a restructuring charge of EUR 89 million. The employee stock option program of TSMC resulted in a dilution effect of Philips' shareholding in the company, amounting to a loss of EUR 60 million. Additionally, results of TSMC included a special charge of EUR 82 million for impairment at a TSMC subsidiary, partly offset by a gain of EUR 41 million related to a reduction in the provision for withholding tax.

The results for 2000 included several special items. A gain of EUR 680 million was recorded in conjunction with issuance of shares by TSMC at a price in excess of the Company's per share carrying value. Additionally, the sale of ASM, Lithography Shares in June 2000 resulted in a gain of EUR 2,595 million. Furthermore, the exchange of Philips' approximately 33% equity interest in Beltone Electronics Inc. for shares of GN Great Nordic A/S resulted in a gain of EUR 122 million.

The results for 1999 included a special item in respect of EUR 67 million TSMC dilution gain.

Amortization of goodwill and other intangibles includes the amortization of the excess of the Company's investment over its underlying equity in the net assets of unconsolidated companies of EUR 180 million in 2001 (2000: EUR 84 million, 1999: EUR 49 million) and the Company's share of amortization recorded by the unconsolidated companies of EUR 187 million in 2001 (2000: EUR 40 million, 1999:
nil).

Amortization of goodwill and other intangibles in 2001 was substantially higher than the previous year because of full-year amortization of Atos Origin and six month amortization relating to LG.Philips Displays.

Investments in, and loans to, unconsolidated companies

Amortization of goodwill, changes in deferred taxes and gains on sales, totaling EUR 128 million net, are not included in "share in income" in the table below.

The changes during 2001 are as follows:

                                                                 total       investments         loans
                                                                 -----       -----------         -----
Balance as of January 1, 2001                                    5,328             4,793           535
Changes:
Acquisitions/additions                                           1,227             1,108           119
Sales/redemptions                                                 (245)              (47)         (198)
Share in income                                                   (626)             (619)           (7)
Dividend received                                                  (85)              (85)            -
Changes in consolidations                                           20                20             -
Translation and exchange rate differences                           13                 -            13
                                                                 -----             -----          ----
BALANCE AS OF DECEMBER 31, 2001                                  5,632             5,170           462

 The excess of the Company's investment over its underlying equity in the net assets of unconsolidated companies, commonly referred to as goodwill under Dutch GAAP, is not included in investments in unconsolidated companies but in intangible assets.

Loans to unconsolidated companies include redeemable preferred shares of TSMC for an amount of EUR 431 million (2000: EUR 421 million).

Philips' stake in NavTech has been increased from 50% to 82% and as a consequence the company is consolidated as of January 1, 2001. The majority shareholding in FEI Company was reduced to 25.5%, resulting in deconsolidation as from May 1, 2001. The investments in unconsolidated companies at December 31, 2001 include EUR 204 million (2000: EUR 215 million) for companies accounted for under the cost method. Income from unconsolidated companies includes EUR 1 million (2000: EUR 3 million) representing dividends received.

The total book value of investments in, and loans to, unconsolidated companies is summarized as follows:


                                                                              2001            2000
                                                      ----------------------------       ---------
                                                      shareholding %        amount

Philips' joint ventures with LGE (Korea)                        50.0         1,182             832
Taiwan Semiconductor Manufacturing Co. (Taiwan)                 21.8         2,450           2,553
Atos Origin (France)                                            48.7         1,388           1,449
Other                                                                          612             494
                                                                             -----           -----
TOTAL                                                                        5,632           5,328


The fair values of Philips' shareholdings in TSMC and Atos Origin, based on quoted market prices at December 31, 2001, were EUR 10.4 billion (2000: EUR 6.7 billion) and EUR 1.6 billion (2000: EUR 1.6 billion) respectively.

Summarized financial information for the Company's equity investments in unconsolidated companies on a combined basis is presented below:


                                                                                    January-December
                                                                 -----------------------------------
                                                                  2001        2000            1999
                                                                ------        -----          -----
Net sales                                                       12,697        9,039           5,633
Income before taxes                                               (911)       2,572           1,254
Income taxes                                                        38           (4)           (124)
                                                                ------        -----           -----
Income after taxes                                                (873)       2,568           1,130
Net income                                                      (1,091)       2,594           1,097

Total share in net income of unconsolidated companies
recognized in the consolidated statements of income               (754)       1,333             412

                                                                                        December 31,
                                                                         ---------------------------
                                                                             2001               2000
                                                                          -------            -------
Current assets                                                              7,740              5,080
Non-current assets                                                         18,882             16,609
                                                                          -------            -------
                                                                           26,622             21,689
Current liabilities                                                       (6,397)            (4,123)
Non-current liabilities                                                   (4,924)            (3,427)
                                                                          -------            -------
Net asset value                                                            15,301             14,139

Investments in and loans to unconsolidated companies included in the
consolidated balance sheet                                                  5,632              5,328

6  MINORITY INTERESTS

   The share of third-party minority interests in the loss of Group companies in 2001 amounted to EUR 15 million, compared with the share in income of EUR 67 million and EUR 52 million in 2000 and 1999 respectively.

   Minority interests in consolidated companies, totaling EUR 202 million (2000 EUR 469 million),are based on the third-party shareholding in the underlying net assets. The change in 2001 is mainly attributable to the deconsolidation of FEI Company and Hua Fei China in connection with the establishment of the joint venture LG.Philips Displays. Moreover, the buy-out of third-party minority shareholdings in India, Pakistan and South Africa resulted in a further reduction. The consolidation of NavTech slightly increased minority interests.

7  EXTRAORDINARY ITEMS -NET

   There were no extraordinary items in 2001 and 2000.

   Extraordinary losses in 1999 (EUR 7 million, net of taxes EUR 5 million) resulted from the early redemption of debt.

8  EARNINGS PER SHARE

   The earnings per share data have been calculated in accordance with SFAS No.128, "Earnings per Share", as per the following schedule:




                                                                            2001                      2000                     1999


WEIGHTED AVERAGE NUMBER OF SHARES                                  1,278,076,537             1,312,859,102            1,378,040,952
BASIC EPS COMPUTATION
-- Income (loss) from continuing operations available to
   holders of common shares                                               (2,604)                    9,602                    1,804
-- Extraordinary items -- net                                                 --                        --                       (5)
NET INCOME (LOSS) AVAILABLE TO HOLDERS OF COMMON
SHARES                                                                    (2,604)                    9,602                    1,799
DILUTED EPS COMPUTATION
-- Income (loss) from continuing operations available to
   holders of common shares                                               (2,604)                    9,602                    1,804
-- Plus interest on assumed conversion of convertible
   debentures, net of taxes                                                    1                         1                       --
-- Income (loss) available to holders of common shares                    (2,603)                    9,603                    1,804
-- Extraordinary items - net                                                  --                        --                       (5)
NET INCOME (LOSS) AVAILABLE TO HOLDERS OF COMMON
SHARES PLUS EFFECT OF ASSUMED CONVERSIONS                                 (2,603)                    9,603                    1,799

WEIGHTED AVERAGE NUMBER OF SHARES                                  1,278,076,537             1,312,859,102            1,378,040,952
Plus shares applicable to:
-- Options                                              6,420,978                 9,961,410                 6,954,752
-- Convertible debentures                               2,046,122                 3,717,651                 4,230,552
                                                       ----------                ----------                ----------
Dilutive potential common shares                                       8,467,100                13,679,061               11,185,304
                                                                   -------------            --------------           --------------
ADJUSTED WEIGHTED AVERAGE NUMBER OF SHARES                         1,286,543,637             1,326,538,163            1,389,226,256
EARNINGS PER SHARE:
-- Basic earnings                                                          (2.04)                     7.31                     1.31
-- Diluted earnings*                                                       (2.04)                     7.24                     1.30


* The dilution effects on EPS are only taken into consideration if this does not result in an improvement in income per share or in a reduction in loss per share, as is the case in 2001.

9  SECURITIES

   Included in securities are investments in equity securities which have been designated as available for sale (immediately available or within a period of one year) relating to shares of JDS Uniphase and ASML.

   All are carried at the lower of cost or market value and are presented in the table below:


                                                                            2001         2000
                                      ------------------------------------------       ------
                                           number              book       market         book
                                        of shares             value        value        value

JDS Uniphase                          10,477,168                 77          103           61
ASML                                  30,000,000                 50          586           50
Others                                                            3            3           --
                                                              -----      -------       ------
BALANCE AS OF DECEMBER 31                                       130          692          111



      During 2001 no changes in securities have taken place with regard to the number of shares in JDS Uniphase and ASML.

      During 2000 a portion of the JDS Uniphase shares was sold (see note 3).

      In December 2000, Philips exchanged its Seagram shares for Vivendi Universal shares, which have been classified under other non-current financial assets (see note 12).

10 RECEIVABLES

   Trade accounts receivable include installment accounts receivable of EUR 69 million (2000:EUR 69 million).

   Discounted drafts of EUR 5 million (2000:EUR 8 million) have been deducted.

   Income taxes receivable (current portion) totaling EUR 42 million (2000:EUR 24 million) are included under other receivables.

   The changes in the allowance for doubtful accounts are as follows:



                                                2001            2000        1999
                                                ----            ----        ----
Balance as of January 1,                         181            278         186
Additions charged to income                       43             59         198
Deductions from allowance *                      (37)          (182)       (118)
Other movements **                                94             26          12
                                                 ---           ----        ----
BALANCE AS OF DECEMBER 31,                       281            181         278



   * Write-offs for which an allowance was previously provided

   ** Including the effect of translation differences and consolidation changes

11 INVENTORIES

   Inventories are summarized as follows:


                                                           2001            2000
                                                           ----            ----
Raw materials and supplies                                1,507            1,638
Work in process                                             762            1,125
Finished goods                                            2,187            2,627
Advance payments on work in process                        (166)            (111)
                                                          -----            -----
TOTAL                                                     4,290            5,279


   The decrease in inventories in 2001 compared to 2000 is predominantly caused by supply chain improvements and programs. Lower inventories in Components, as a result of the deconsolidation of Philips' CRT business were offset by additional inventories from acquisitions in Medical Systems.

   The changes in the reserve for obsolescence of inventories are as follows:


                                                2001                    2000        1999

Balance as of January 1,                         754                     630         735
Additions charged to income                      397                     302         242
Deductions from reserve                         (351)                   (243)       (392)
Other movements *                                109                      65          45
                                                ----                    ----        ----
BALANCE AS OF DECEMBER 31,                       909                     754         630


   * Including the effect of translation differences and consolidation changes

12 OTHER NON-CURRENT FINANCIAL ASSETS

   The changes during 2001 are as follows:


                                            total           security       loans     restricted
                                                         investments                     liquid
                                                                                         assets

Balance as of January 1, 2001               3,747              3,511          93            143
Changes:
Acquisitions/additions                        104                  1          65             38
Sales/redemptions                            (550)              (465)        (80)            (5)
Value adjustments                            (527)              (526)         (1)            --
Translation and exchange differences           (2)                --          (2)            --
Changes in consolidation                       17                 (3)         20             --
                                            -----              -----         ---            ---
BALANCE AS OF DECEMBER 31, 2001             2,789              2,518          95            176
Accumulated total of write-downs
included in the book value                    543                530          13             --


   The sale of security investments in 2001 primarily consists of the redemption of the convertible redeemable preferred shares of LG Electronics of Korea (see note 1). Included in security investments are 38,265,561 shares in Vivendi Universal, a strategic investment being held in order to strengthen the relationship. Security investments also includes 6,830,687 shares in GN Great Nordic received in 2000 in exchange for the Company's equity position in Beltone Electronics Inc. Philips is restricted from selling these shares until 2003, a period of three years from the acquisition date.

   In view of the extended period of time over which the market value of the security investments in Vivendi Universal and GN Great Nordic was below bookvalue, these shares were written down to fair value at December 31, 2001, being EUR 2,353 million and EUR 46 million respectively. The impairment losses of EUR 440 million and EUR 86 million respectively are included in financial income and expenses.

   Other security investments include EUR 115 million of shares that are not available for sale or redemption (2000: EUR 111 million).

13 NON-CURRENT RECEIVABLES

   Non-current receivables include receivables with a remaining term of more than one year, and the non-current portion of income taxes receivable amounting to EUR 95 million (2000: EUR 89 million). Prepaid expenses in 2001 include prepaid pension costs of EUR 1,740 million (2000: EUR 1,469 million) and deferred tax assets of EUR 1,482 million (2000: EUR 916 million).

14 PROPERTY, PLANT AND EQUIPMENT

   The components of property, plant and equipment and the changes during 2001 were as follows:

Property, plant and equipment


                                      total           land        machinery            other      prepayments      no longer
                                                       and              and        equipment              and   productively
                                                 buildings    installations                      construction       employed
                                                                                                  in progress

Balance as of January 1, 2001:
Cost                                 20,265          3,821           11,804            2,840            1,741             59
Accumulated depreciation            (11,224)        (1,733)          (7,370)          (2,066)              --            (55)
                                    -------         ------           ------           ------            -----            ---
Book value                            9,041          2,088            4,434              774            1,741              4
Changes in book value:
Capital expenditures                  2,143            325            1,603              476             (267)             6
Retirements and sales                  (208)           (38)            (100)             (26)             (37)            (7)
Depreciation                         (1,948)          (154)          (1,355)            (436)              (1)            (2)
Write-downs and impairments             (21)            (5)              (6)             (10)
Translation differences                 231             43              129               17               42             --
Changes in consolidation             (1,520)          (235)            (844)             (15)            (430)             4
                                    -------         ------           ------           ------            -----            ---
Total changes                        (1,323)           (64)            (573)               6             (693)             1
Balance as of December 31, 2001:
Cost                                 18,069          3,732           10,456            2,796            1,048             37
Accumulated depreciation            (10,351)        (1,708)          (6,595)          (2,016)              --            (32)
                                    =======         ======           ======           ======            =====            ===
BOOK VALUE                            7,718          2,024            3,861              780            1,048              5



   Land is not depreciated.

   The expected service lives as of December 31, 2001 were as follows:


   Buildings                            from 14 to 50 years
   Machinery and installations          from 5 to 10 years
   Other equipment                      from 3 to 5 years

15 INTANGIBLE ASSETS

   The changes during 2001 were as follows:




                                                    total                               goodwill               other       software
                                                                   -----------------------------         intangibles
                                                                    relating to      relating to
                                                                   consolidated   unconsolidated
                                                                      companies       companies*


Balance as of January 1, 2001:
Acquisition cost                                    5,219                 2,295            1,294               1,262            368
Accumulated amortization                             (792)                 (289)            (132)               (257)          (114)
                                                   ------                 -----           ------               -----           ----
Book value                                          4,427                 2,006            1,162               1,005            254
Changes in book value:
Acquisitions                                        3,555                 1,744              801                 776            234
Amortization and write-downs                         (803)                 (216)            (180)               (261)          (146)
Translation differences                                87                    37                1                  45              4
Changes in consolidation                                3                   (50)              --                 (15)            68
                                                   ------                 -----           ------               -----           ----
Total changes                                       2,842                 1,515              622                 545            160
Balance as of December 31, 2001:
Acquisition cost                                    8,658                 3,978            2,095               1,909            676
Accumulated amortization                           (1,389)                 (457)            (311)               (359)          (262)
                                                   ------                 -----           ------               -----           ----
BOOK VALUE                                          7,269                 3,521            1,784               1,550            414



   * Represents the excess of the Company's investment over its companies

Goodwill relating to consolidated companies of EUR 1,744 million arose from the acquisitions of medical systems businesses of Agilent and Marconi as well as several smaller items. Goodwill relating to unconsolidated companies arose from the formation of the display joint venture with LG Electronics (see note 1).

The amount of other intangibles acquired (EUR 776 million) includes the amounts paid for in-process R&D of EUR 106 million relating to the aforementioned acquisitions of medical systems businesses which amount was charged directly to the 2001 income statement. In-process R&D for 2000 amounted to EUR 44 million (1999: EUR 68 million). Additionally, acquisitions include other specific intangible assets acquired in the above-mentioned transactions, such as purchased technology, patents and trademarks, the value of the customer base and, up to June 30, 2001, the value of the assembled workforce (see note 1). The value of the acquired assembled workforces of the medical systems businesses of Agilent and Marconi have been subsumed into goodwill in accordance with SFAS No. 141, "Business Combinations".

Amortization of goodwill relating to unconsolidated companies totaling EUR 180 million (2000: EUR 84 million, 1999: EUR 49 million) was not included in income from operations but was charged to results relating to unconsolidated companies (see note 5).

The amortization periods as of December 31, 2001 are as follows:

Goodwill                     from 5 to 15 years
Other intangibles            from 3 to 15 years
Software                     average 3 years


16.  ACCRUED LIABILITIES

Accrued liabilities are summarized as follows:

                                                                2001        2000
                                                               -----       -----
Personnel-related costs:
- Salaries and wages payable                                     493         546
- Accrued holiday rights                                         215         232
- Accrued pension costs                                           52          38
- Other                                                           90          66
Taxes:
- Income tax payable                                             328         613
- Other taxes payable                                             30          33
Commission, freight, interest and rent payable                   513         389
Deferred income                                                  291         367
Advertising costs payable                                        110         126
IT costs payable                                                  47          35
Warranties                                                        30          19
Other liabilities                                              1,938       1,237
                                                               -----       -----
TOTAL                                                          4,137       3,701
                                                               =====       =====

17.  PROVISIONS

Provisions are summarized as follows:

                                                              2001                     2000
                                            ----------------------   ----------------------
                                            Long-term   Short-term   Long-term   Short-term
                                            ---------   ----------   ---------   ----------
Pensions (see note 18):
- Defined-benefit plans                           699          100         900           68
- Other postretirement benefits                   417           56         385           47
Post-employment benefits                           85           26          79           17
Deferred tax liabilities (see note 4)             405           82         282          193
Restructuring (see note 2)                         58          384          20           80
Obligatory severance payments                     100           55         129           57
Replacement and guarantees                         83          359          74          354
Other provisions                                  437          394         653          153
                                                -----        -----       -----        -----
TOTAL                                           2,284        1,456       2,522          969
                                                =====        =====       =====        =====


Obligatory severance payments

The provision for obligatory severance payments cover the Company's commitment to pay employees a lump sum upon reaching retirement age, or upon the employees' dismissal or resignation. In the event that a former employee has died, the Company may have a commitment to pay a lump sum to the deceased employees' relatives.


Replacement and guarantees

The provision for replacement and guarantees reflects the estimated costs of replacement and free-of-charge services that will be incurred by the Company with respect to products sold.


Other provisions

Other provisions include provisions for expected losses on existing projects/orders totaling EUR 32 million (2000: EUR 38 million), for employee jubilee funds totaling EUR 107 million (2000: EUR 115 million) and environmental provisions of EUR 238 million (2000: EUR 202 million).

The changes in the provisions for post-employment benefits, obligatory severance payments, replacement and guarantees and other provisions are as follows:

Balance as of January 1, 2001                                             1,516
Changes:
Additions                                                                   667
Utilization                                                                (644)
                                                                          -----
BALANCE AS OF DECEMBER 31, 2001                                           1,539
                                                                          =====

18.  PENSIONS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

Employee pension plans have been established in many countries in accordance with the legal requirements, customs and the local situation in the countries involved. The majority of employees in Europe and North America are covered by defined-benefit plans. The benefits provided by these plans are based primarily on compensation near retirement.

In addition to providing pension benefits, the Company provides other postretirement benefits, primarily retiree healthcare benefits, in certain countries.

Contributions are made by the Company, as necessary, to provide assets sufficient to meet the benefits payable to defined-benefit pension plan participants. These contributions are determined based upon various factors, including legal and tax considerations as well as local customs. The Company funds certain defined-benefit pension plans and other postretirement benefit plans as claims are incurred. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for defined-benefit pension plans with accumulated benefit obligations in excess of plan assets were EUR 208 million, EUR 199 million and EUR 170 million respectively as of December 31, 2001 (2000: EUR 138 million, EUR 120 million and EUR 85 million respectively).

Provided below is a table with a summary of the changes in the pension benefit obligations and defined pension plan assets for 2001 and 2000, and a reconciliation of the funded status of these plans to the amounts recognized in the consolidated balance sheets.

Also provided below is a table with a summary of the changes in the accumulated postretirement benefit obligations and plan assets for 2001 and 2000, and a reconciliation of the obligations to the amounts recognized in the consolidated balance sheets.

                                                 2001           2000       2001           2000
                                               ------         ------     ------         ------
                                                    pension benefits   postretirement benefits
BENEFIT OBLIGATION
Benefit obligation at beginning of year        18,523         17,731        632            580
Service cost                                      351            366         12             13
Interest cost                                   1,105          1,090         43             43
Employee contributions                             28             32         --             --
Actuarial (gains) and losses                      (51)           401         34             13
Plan amendments                                     6             73         --              2
Settlements                                        (8)          (191)        --             --
Curtailments                                       --             (9)        --             (7)
Changes in consolidations                           3           (204)       (29)             8
Benefits paid                                  (1,015)          (940)       (47)           (47)
Exchange rate differences                         125            156         14             24
Miscellaneous                                      (3)            18         (2)             3
                                               ------         ------     ------         ------
BENEFIT OBLIGATION AT END OF YEAR              19,064         18,523        657            632

PLAN ASSETS
Fair value of plan assets at beginning of
   year                                        22,505         23,799         17             14
Actual return on plan assets                     (996)          (130)         1              2
Employee (refunds) contributions                   28             32         --             --
Employer contributions                           (205)          (215)         2              3
Settlements                                       (11)          (125)        --             --
Curtailments                                       --             (2)        --             --
Changes in consolidations                          54           (235)       (15)             4
Benefits paid                                    (923)          (855)        (3)            (6)
Exchange rate differences                         143            228         (2)            --
Miscellaneous                                      (1)             8         --             --
                                               ------         ------     ------         ------
FAIR VALUE OF PLAN ASSETS AT END OF YEAR       20,594         22,505         --             17

Funded status                                   1,530          3,982       (657)          (615)
Unrecognized net transition (asset)
   obligation                                     (82)          (140)       122            136
Unrecognized prior service cost                   161            192          6              7
Unrecognized net (gain) loss                     (701)        (3,571)        56             40
                                               ------         ------     ------         ------
NET BALANCES                                      908            463       (473)          (432)

CLASSIFICATION OF THE NET BALANCES IS AS
FOLLOWS:
- Prepaid pension costs under
  non-current receivables                       1,740          1,469
- Accrued pension costs under accrued
  liabilities                                     (52)           (38)
- Provisions for pensions under
  provisions                                     (799)          (968)
- Intangible assets                                 1             --
- Stockholders' equity                             18             --
                                               ------         ------
                                                  908            463

The weighted average assumptions underlying the pension computation were as follows:

                                                            2001            2000
                                                            ----            ----
Discount rate                                               6.1%            6.0%
Rate of compensation increase                               3.4%            3.4%
Expected return on plan assets                              7.2%            7.0%


The components of net periodic pension costs of major defined-benefit plans were as follows:

                                                           2001      2000      1999
                                                         ------    ------    ------
Service cost - benefits earned during the period            351       366       424
Interest cost on the projected benefit obligation         1,105     1,090       977
Expected return on plan assets                           (1,625)   (1,535)   (1,353)
Net amortization of unrecognized net transition assets      (68)      (98)     (100)
Net actuarial gain recognized                              (284)     (231)      (13)
Amortization of prior service cost                           31        21        14
Settlement (gain) loss                                        4      (106)        8
Curtailment (gain) loss                                       1         1        --
Minimum pension liability (gain) loss                        --       (23)      (29)
                                                         ------    ------    ------
NET PERIODIC PENSION COST                                  (485)     (515)      (72)


The Company also sponsors defined-contribution and similar-type plans for a significant number of salaried employees. The total cost of these plans amounted to EUR 55 million in 2001 (2000: EUR 70 million, 1999: EUR 30 million).

The components of the net periodic cost of postretirement benefits other than pensions are:

                                                           2001    2000    1999
                                                           ----    ----    ----
Service cost-benefits earned during the period               12      13      13
Interest cost on accumulated postretirement benefit
   obligation                                                43      43      35
Expected return on plan assets                               (1)     (2)     (2)
Amortization of unrecognized transition obligation           11      13      13
Net actuarial loss recognized                                 1       1       2
Curtailment loss                                             --      22       9
Settlement gain                                              --      --      (5)
                                                           ----    ----    ----
NET PERIODIC COST                                            66      90      65


The accumulated postretirement benefit obligation was determined using a weighted average discount rate of 7.0% (2000: 7.0%), an assumed compensation increase, where applicable, of 4.6% (2000: 4.6%), and an expected return on plan assets, where applicable, of 11.7% (2000: 11.7%). For measurement purposes, the rate of increase in per capita healthcare costs is assumed to be on average 5.7% for 2001, reaching 5% by the year 2005. Healthcare cost trend assumptions have a significant effect on the amounts reported for other postretirement benefits. Increasing the assumed healthcare cost trend rate by 1 percentage point would increase the accumulated postretirement benefit obligation as of December 31, 2001 by approximately EUR 62 million and increase the net periodic postretirement benefit cost for 2001 by EUR 5 million. Conversely, decreasing the assumed healthcare cost trend by 1 percentage point would decrease the accumulated postretirement benefit obligation as of December 31, 2001 by approximately EUR 51 million and decrease the net periodic postretirement benefit cost for 2001 by EUR 6 million.

19.  OTHER CURRENT LIABILITIES

Other current liabilities are summarized as follows:

                                                                  2001      2000
                                                                 -----     -----
Advances received from customers on orders not covered
by work in process                                                 192       168
Other taxes including social security premiums payable             381       375
Other short-term liabilities                                       240       319
                                                                 -----     -----
TOTAL                                                              813       862


20.  SHORT-TERM DEBT

                                                                  2001      2000
                                                                 -----     -----
Short-term bank borrowings                                         552     1,140
Commercial paper                                                   521        --
Other short-term loans                                              18       130
Current portion of long-term debt                                  180       473
                                                                 -----     -----
TOTAL                                                            1,271     1,743


During 2001 the weighted average interest rate on the bank borrowings was 5.5% (2000: 5.7% and 1999: 5.5%), and on commercial paper 3.9% (in 2001 only, due to newly established global commercial paper program).


21.  LONG-TERM DEBT

                                                                                                                         average
                                                                                                                       remaining
                                               range of  average rate       amount   due in   due after   due after         term
                                         interest rates   of interest  outstanding     2002        2002        2006   (in years)
                                         --------------  ------------  -----------   ------   ---------   ---------   ----------
Convertible debentures                              1.6           1.6          134       --         134          --          3.5
Other debentures                                5.0-8.8           6.1        6,253      147       6,106       3,060          5.3
Private financing                               2.5-5.8           3.7            2       --         2            --          3.5
Bank borrowings                                1.3-14.5           6.2          200        8         192          94          4.8
Liabilities arising from finance lease
transactions                                    2.9-5.5           4.6           15        6         9            --          3.0
Other long-term debt                            4.9-7.2           5.8          171       19         152          43          3.9
                                                                 ----        -----     ----       -----       -----
TOTAL                                                             6.0        6,775      180       6,595       3,197

Corresponding data previous year                                  7.0        2,757      473       2,284       1,063


The following amounts of long-term debt as of December 31, 2001 are due in the next five years:

          2002                                          180
          2003                                          306
          2004                                        2,399
          2005                                          313
          2006                                          380
                                                      -----
                                                      3,578
          Corresponding amount previous year          1,694


Of the total long-term debt outstanding, a portion amounting to EUR 180 million which falls due in 2002, is included in short-term debt.

In the Netherlands, Philips issues personnel debentures with a 5-year right of conversion into common shares of Royal Philips Electronics. Personnel debentures which were issued after December 31, 1998 may not be converted within a period of 3 years after the date of issue. These personnel debentures are available to most employees and are purchased by them with their own funds. The personnel debentures are redeemable on demand, but in practice are considered to be a form of long-term financing. The personnel debentures become non-convertible debentures at the end of the conversion period. At such time, they will be reported as other long-term debt.

At December 31, 2001 an amount of EUR 134 million (2000: EUR 105 million) of personnel debentures was outstanding, with an average conversion price of EUR
26.27 and an average interest rate of 1.6%. The conversion price varies between EUR 12.08 and EUR 49.50, with various conversion periods ending between January 1, 2002 and December 31, 2006.

During 2001, Philips issued new bonds for a total amount of EUR 4,250 million, as follows:

In May 2001, two tranches consisting of:

o    EUR 1,500 million with a fixed coupon of 5.75%, maturing in 2008;

o    EUR 750 million with a fixed coupon of 6.125%, maturing in 2011.

In July 2001, two tranches consisting of:

o    EUR 1,000 million with a fixed coupon of 5.125%, maturing in 2004;

o EUR 1,000 million with a floating coupon of EURIBOR + 0.625%, maturing in 2004.

Two outstanding bonds matured during 2001 for a total amount of EUR 441 million.

Philips had two "putable" US dollar bonds outstanding at year-end 2001, which amount to EUR 304 million (2000: EUR 288 million), for which the investor may require prepayment in one specific month during the lifetime of the respective bond. The average remaining tenor of total outstanding long-term debt was 5.2 years, compared to 5.9 years in 2000, assuming that investors require payment at the relevant put dates. However, assuming that the "putable" bonds will be repaid at final maturity dates, the average remaining tenor at the end of 2001 was 6.1 years, compared to 8.4 years at the end of 2000.

At the end of 2001, the Group had long-term committed and undrawn credit lines available of USD 2.5 billion (2000: USD 2.5 billion). The commitment fees amounted to EUR 2 million.


22. SECURED LIABILITIES

Certain portions of long-term and short-term debt have been secured by collateral as follows:

                            amount of the debt                        collateral
                            ------------------     -----------------------------
                                                       tangible
                                                   fixed assets     other assets
Institutional financing                     21               37               88
Other debts                                 16               28                2
                                          ----             ----             ----
TOTAL                                       37               65               90
Previous year                               45               78              107

23.  COMMITMENTS AND CONTINGENT LIABILITIES

Long-term operating lease commitments totaled EUR 768 million in 2001 (2000: EUR 614 million). These leases expire at various dates during the next 20 years. The payments which fall due in connection with these obligations during the coming five years are:

          2002                                136
          2003                                120
          2004                                113
          2005                                 77
          2006                                101

Guarantees given with regard to unconsolidated companies and third parties amounted to EUR 792 million (2000: EUR 805 million). The amount of conditional liabilities was EUR 8 million (2000: EUR 9 million).

Royal Philips Electronics and certain of its Group companies are involved as plaintiff or defendant in litigation relating to such matters as competition issues, commercial transactions, product liability, participations and environmental pollution. On the basis of information received to date, the Board of Management believes that this litigation will not materially affect Royal Philips Electronics' financial position and results of operations.

During 1999 the Company entered into agreements for the construction of the first phase of the High Tech Campus in the Netherlands. Upon completion of the first phase, the buildings will be leased to Philips until 2007. Commitments have been entered into, and a guarantee has been issued, for all present and future monetary payment obligations of the lessee, Philips Electronics Nederland B.V., with a maximum amount of EUR 130 million. The actual contingent liability outstanding at year-end from this guarantee is EUR 99 million (2000: EUR 26 million), which is the amount spent so far. The first lease payments were due in 2001, when the first premises became available for use.

The Company entered into two sale and operational lease-back arrangements where it sold office buildings for an aggregate amount of EUR 89 million in the Netherlands and the USA. The rental periods are 10 and 20 years, with the possibility to prolong both contracts. The rental payments are fixed but can be indexed, with a maximum of 5% per year. The rental payments for 2001 totaled EUR
0.2 million as both transactions took place in the second half of December 2001. Assuming a 5% index per year for the building in the Netherlands, the remaining minimum payments in millions of euros are as follows:

          2002                               8
          2003                               8
          2004                               8
          2005                               9
          2006                               9
          Later                             83

24.  STOCKHOLDERS' EQUITY

Priority shares

There are ten priority shares.

The issuance of shares or rights to shares, cancellation of shares, amendments to the Articles of Association and the liquidation of the Company need approval of the priority shareholders, who also make a binding recommendation for the appointment of members of the Board of Management and the Supervisory Board (see also page 111).


Preference shares

The "Stichting Preferente Aandelen Philips" has been granted the right to acquire preference shares in the Company. Such right has not been exercised (see also page 111).


Option rights

The Company has granted stock options on shares of Royal Philips Electronics at original exercise prices equal to market prices of the shares at the date of grant (see note 25).


Other reserves

Royal Philips Electronics' shares which have been repurchased and are held in treasury for delivery upon exercise of options and convertible personnel debentures are accounted for in stockholders' equity under other reserves. Treasury shares are recorded at cost, representing the market price on the acquisition date.

In order to reduce potential dilution effects, a total of 12,678,002 shares were acquired during 2001 at an average market price of EUR 29.86 per share, totaling EUR 379 million, and a total of 2,955,712 shares were delivered at an average exercise price of EUR 22.67. A total of 41,897,949 shares were being held by Group companies at December 31, 2001 (2000: 32,175,659 shares after stock split), acquired at an aggregate cost of EUR 1,294 million.

A net deferred foreign-exchange hedge loss (net of taxes) of EUR 7 million (2000: EUR 29 million loss) is included under other reserves.

The changes are as follows:

                                                             2001          2000
                                                             ----          ----
Balance as of January 1                                       (29)         (161)
Adjustments due to transition rules                            --            58
Net change in hedging transactions                            (31)         (403)
Recognition into earnings                                      40           577
Translation differences                                        (1)         (100)
Changes in consolidation                                       14            --
                                                             ----          ----
BALANCE AS OF DECEMBER 31*                                    (7)          (29)

---------------
* Estimated net amount expected to be reclassified into earnings within the next 12 months: EUR 7 million.


At the beginning of the year 2000 the opening balance of the deferred foreign exchange hedges was adjusted due to the introduction of SFAS No. 133. In the course of the year the deferred position was affected by substantial movements in the deferred foreign exchange results related to securities. Before the end of the year the majority of these results were recognized into earnings.

A cash distribution of EUR 0.36 per common share will be proposed to the General Meeting of Shareholders, which will result in a reduction of other reserves by EUR 459 million.

25.  STOCK-BASED COMPENSATION

The Company has granted stock options on its common shares to members of the Group Management Committee, Philips Executives and certain non-executives. The purpose of the stock option plans is to align the interests of management with those of shareholders by providing additional incentives to improve the Company's performance on a long-term basis, thereby increasing shareholder value. Under the Company's plans, options are granted at fair market value on the date of grant. Exercise of all options is restricted by the Company's rules on insider trading.

In 2001, fixed stock options and performance (variable) stock options were granted under the Corporate Philips Stock Option Plan 2001. Under this plan, options are granted for ten years, with a three-year restriction period during which no options can be exercised. The actual number of performance stock options that will be eligible for vesting will be determined based upon Total Shareholder Return of Philips, as defined in comparison with a peer group of multinationals over a three-year period.
In prior years, options were issued with terms of either five or ten years, all vesting within two or three years from grant.

USD-denominated stock options are granted to employees in the USA only.

Under the terms of an employee stock purchase plan established by the Company in the USA and various other countries, substantially all employees in those countries are eligible to purchase a limited number of shares of Philips stock, through payroll withholdings, at a price equal to the lower of 85% of the closing price at the beginning or end of quarterly stock purchase periods. A total of 955,668 shares were sold in 2001 under the plan at a price of USD 21.66 (2000: 54,034 shares, at a price of USD 36.13).

The shares subject to the stock option and stock purchase plans are partly covered by shares held in treasury.

The Company accounts for stock-based compensation using the intrinsic value method. Accordingly, no compensation has been recorded for the fixed stock options granted, nor for the stock purchase plan. Compensation cost of EUR 5 million was recognized for the performance stock options granted based on the market value of the shares at December 31, 2001.

The pro forma net income and earnings per share data, calculated as if the fair value of the options granted to option holders would have been considered as compensation costs, is as follows:

                                               2001           2000          1999
                                             ------         ------        ------
Net income (loss):
- As reported                                (2,604)         9,602         1,799
- Pro forma                                  (2,690)         9,515         1,775
Basic earnings per share:
- As reported                                 (2.04)          7.31          1.31
- Pro forma                                   (2.10)          7.25          1.29
Diluted earnings per share:
- As reported                                 (2.04)          7.24          1.30
- Pro forma                                   (2.10)          7.17          1.28

As noted above, the actual number of performance stock options that are ultimately eligible to vest is dependent upon Total Shareholder Return of Philips, as defined in comparison with a peer group of multinationals over a three-year period. To the extent that the number of stock options that ultimately vest differs from the assumptions underlying the pro forma results presented above, future pro forma net income will be adjusted. Pro forma net income may not be representative of that to be expected in future years.

In accordance with SFAS No. 123, the fair value of stock options granted is required to be based upon a statistical option valuation model. In actuality, since the options are not traded on any exchange, employees can receive no value nor derive any benefit from holding these stock options without an increase in the market price of stock. Such an increase in stock price would benefit all shareholders commensurately.

The fair value of the Company's 2001, 2000 and 1999 option grants was estimated using a Black-Scholes option pricing model and the following assumptions:

                                                    2001        2000        1999
                                                   -----------------------------
                                                               (EUR-denominated)
Risk-free interest rate                            4.66%       5.06%       3.19%
Expected dividend yield                             1.2%        0.7%        1.2%
Expected option life                               5 yrs       4 yrs       4 yrs
Expected stock price volatility                      49%         46%         37%

                                                    2001        2000        1999
                                                   -----------------------------
                                                               (USD-denominated)
Risk-free interest rate                            4.77%       6.26%       5.32%
Expected dividend yield                             1.2%        0.9%        1.2%
Expected option life                               5 yrs       5 yrs       5 yrs
Expected stock price volatility                      49%         43%         37%

The assumptions were used for these calculations only and do not necessarily represent an indication of management's expectations of future development.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The following table summarizes information about the stock options outstanding at December 31, 2001:

Fixed option plans

                                             options outstanding                  options exercisable
                                 -------------------------------     --------------------------------
                                                        weighted
                        number                           average          number             weighted
                   outstanding         exercise        remaining     exercisable     average exercise
                   at Dec. 31,        price per      contractual     at Dec. 31,            price per
                          2001            share     life (years)            2001                share
                                 (price in EUR)                                        (price in EUR)
1997                 1,664,200     9.19 - 19.43              0.3       1,664,200                12.98

1998                 2,012,800    11.57 - 21.02              1.2       2,012,800                16.55

1999                 3,758,400    15.76 - 23.01              2.2              --

2000                 3,397,425    42.03 - 53.75              8.3              --

2001                 5,258,660    24.35 - 37.60              9.3              --

                                 (price in USD)                                        (price in USD)

1998                 1,455,886    12.94 - 23.59              6.3       1,455,886                17.26

1999                 2,296,762    22.24 - 35.34              7.3       1,442,537                23.17

2000                 3,385,382    36.65 - 49.71              8.4              --

2001                 4,893,025    22.12 - 34.50              9.3              --
                    ----------                                        ----------
                    28,122,540                                         6,575,423

Variable plans
                                 (price in EUR)                                        (price in EUR)

2000                 3,394,025    42.03 - 53.75              8.3              --

2001                 4,862,060    24.35 - 37.60              9.2              --

                                 (price in USD)                                        (price in USD)

1993-1994              223,610     2.75 -  6.89              1.0         223,610                 2.92

1995-1997            1,260,272     7.50 - 14.20              3.0       1,260,272                 7.80

2000                 3,385,382    36.65 - 49.71              8.4              --

2001                 4,893,025    22.12 - 34.50              9.3              --
                    ----------                                        ----------
                    18,018,374                                         1,483,882

A summary of the status of the Company's stock option plans as of December 31, 2001, 2000 and 1999 and changes during the years then ended is presented below:

Fixed option plans

                                                                   2001                          2000                          1999
                                            ---------------------------   ---------------------------   ---------------------------
                                                               weighted                      weighted                      weighted
                                                                average                       average                       average
                                                               exercise                      exercise                      exercise
                                                shares   (price in EUR)       shares   (price in EUR)       shares   (price in EUR)
                                            ----------   --------------   ----------   --------------   ----------   --------------
Outstanding at the beginning of the year    12,305,150            22.75   13,261,600            14.27   15,376,800            11.61
Granted                                      5,282,385            31.45    3,445,850            43.52    3,983,400            16.22
Exercised                                   (1,330,000)            9.82   (4,172,484)           13.56   (6,062,600)            8.47
Forfeited                                     (166,050)           27.46     (229,816)           11.61      (36,000)            9.19
                                            ----------                    ----------                    ----------
Outstanding at the end of the year          16,091,485            26.63   12,305,150            22.75   13,261,600            14.27
Weighted average fair value of options
granted during the year in EUR                   14.75                         17.42                          4.76

                                                         (price in USD)                (price in USD)                (price in USD)

Outstanding at the beginning of the year     7,865,003            31.17    4,996,988            20.66    2,484,600            17.34
Granted                                      5,243,503            26.97    4,015,797            42.25    2,914,700            23.12
Exercised                                     (183,325)           19.21     (665,900)           19.06     (295,644)           17.52
Forfeited                                     (894,126)           33.68     (481,882)           32.76     (106,668)           20.47
                                            ----------                    ----------                    ----------
Outstanding at the end of the year          12,031,055            29.34    7,865,003            31.17    4,996,988            20.66
Weighted average fair value of options
granted during the year in USD                   11.90                         18.38                          8.55

Variable plans

                                                               weighted                      weighted                      weighted
                                                                average                       average                       average
                                                               exercise                      exercise                      exercise
                                                shares   (price in EUR)       shares   (price in EUR)       shares   (price in EUR)
                                            ----------   --------------   ----------   --------------   ----------   --------------
Outstanding at the beginning of the year     3,426,350            43.53           --               --           --               --
Granted                                      4,899,485            33.91    3,445,850            43.52           --               --
Exercised                                           --               --           --               --           --               --
Forfeited                                      (69,750)           37.55      (19,500)           42.92           --               --
                                            ----------                    ----------                    ----------
Outstanding at the end of the year           8,256,085            37.87    3,426,350            43.53           --               --
Weighted average fair value of options
granted during the year in EUR                   14.75                         17.42                            --

                                                         (price in USD)                (price in USD)                (price in USD)

Outstanding at the beginning of the year     5,363,954            31.97    2,787,200             7.14    4,804,736             6.95
Granted                                      5,243,503            26.97    4,015,797            42.25           --               --
Exercised                                      (72,262)            6.54   (1,174,348)            7.28   (1,904,648)            6.62
Forfeited                                     (772,906)           35.31     (264,695)           36.09     (112,888)            7.99
                                            ----------                    ----------                    ----------
Outstanding at the end of the year           9,762,289            29.21    5,363,954            31.97    2,787,200             7.14
Weighted average fair value of options
granted during the year in USD                   11.90                         18.38                            --

26.  Financial instruments and risks

Currency fluctuations may impact Philips' financial results. Furthermore, Philips is exposed to interest rate risk, commodity price risk, equity price risk and credit risk. The Company does not purchase or hold derivative financial instruments for trading purposes.


Currency risk

The Company has a structural currency mismatch between costs and revenues, as a substantial proportion of its production, administration and research & development costs is denominated in euros, while a substantial proportion of its revenues is denominated in US dollars. Consequently, fluctuations in the exchange rate of the US dollar against the euro can have a material impact on Philips' financial results. In particular, a relatively stronger US dollar during any reporting period will improve Philips' income from operations, while a weaker US dollar will worsen it.

The Company is exposed to currency risk in the following areas:

o transaction exposures, such as both existing and forecasted sales and purchases and payables/receivables resulting from such transactions;

o translation exposure of investments in foreign entities (including results);

o    exposures of non-functional-currency-denominated debt;

o    exposures of non-functional-currency-denominated securities.

All businesses must identify and measure their exposures from material transactions denominated in currencies other than their own functional currency. It is Philips' policy that significant transaction exposures should be hedged by the businesses. Generally, the maximum tenor of these hedges is 12 months. Translation exposure on investments in foreign entities is not hedged.

Financing of subsidiaries is generally done in the functional currency of the borrowing entity. If the financing currency is not the functional currency of the business, then in principle the entity's exposure to foreign exchange risks is hedged, unless it is restricted for regulatory reasons.

Philips does not currently hedge the foreign exchange exposure arising from securities available for sale. Forward foreign exchange hedges that were outstanding at the end of 2000 became ineffective, and the results have been charged to financial income and expenses for an amount of EUR 35 million.

The Company uses foreign exchange derivatives to manage its currency risk. The inherent risk related to the use of these derivatives is outlined below.

 An instantaneous 10% strengthening or weakening of non-euro currencies against the euro from their levels at December 31, 2001, with all other variables held constant, would result in an estimated change in the fair value of the Company's financial instruments of EUR 43 million, compared with EUR 18 million in 2000. For the purpose of this analysis, financial instruments consist of debt, liquid assets, securities and derivative financial instruments, leading to the following sensitivity:

                                       Sensitivity to a 10% increase in the euro
                                                      versus non-euro currencies
Debt                                                                       (589)
Liquid assets                                                                (2)
Securities                                                                  (10)
Derivatives                                                                 644
                                                                           ----
Total                                                                        43


The US dollar and the pound sterling account for a significant percentage of the above exposure. An instantaneous 10% increase of the US dollar against the euro from their levels at December 31, 2001, with all other variables held constant, and an instantaneous 10% increase of the pound sterling against the euro from their levels at December 31, 2001, with all other variables held constant, would result in the following changes in the fair value of the Company's financial derivatives.

                                                                     Sensitivity to a 10%
                                           Sensitivity to a 10%      increase in the euro
                                           increase in the euro          versus the pound
                                           versus the US dollar                  sterling
                                           --------------------      --------------------
Derivatives related to debt/liquid assets                   558                         4
Derivatives related to securities                            --                        --
Derivatives related to transactions                          15                        40
                                                           ----                      ----
Total                                                       573                        44

The hedges of forecasted sales and purchases account for a part of the sensitivity calculated above. They are concluded to offset the effect of changes in foreign currency related to forecasted transactions by the businesses. These forecasted transactions are not financial instruments and therefore are not recorded in the accounts of the Company. The hedges related to these forecasted transactions are recorded as cash flow hedges. The results from such hedges currently deferred in equity amount to a loss of EUR 9 million. This loss will be released to the income statement in 2002 when the related hedged transactions affect the income statement.

Virtually all transaction hedges that were outstanding at December 31, 2001 were forward foreign exchange contracts that will expire in 2002. During 2001 no results were recorded in the income statement as a result of ineffectiveness of these hedges.

Changes in fair value of hedges related to accounts payable, receivable, external debt and intercompany loans are recognized in the income statement. The changes in fair value of these hedges are partly offset by changes in fair value of the hedged items in the income statement. All fair value hedges are forward exchange contracts or cross currency basis swaps.

Interest rate risk

At year-end 2001, Philips had a ratio of fixed-rate debt to total outstanding debt of approximately 69%, compared to 48% one year earlier. The Company partially hedges the interest-rate risk inherent in the external debt. As of year-end 2001, the Company hedged a notional amount of USD 146 million, compared to current outstanding USD-denominated fixed-rate public debt of USD 1,063 million, EUR 700 million compared to outstanding EUR-denominated fixed-rate public debt of EUR 4,948 million, and TWD 12,999 million compared to an investment of TWD 12,999 million.

The Company also entered into five interest rate swaps, paying fixed interest on EUR 110 million and receiving fixed interest on EUR 64 million for general asset and liability management purposes.

Interest rate swaps hedge the Company against adverse movements of long-term interest rates. These interest rate hedges related to bonds or investments are fair value hedges; thus profits resulting from the hedges (EUR 41 million in 2001) are offset by equal and opposite losses recorded on the underlying financial instruments in the income statement. At inception of an interest rate swap, the Company requires the correlation between the hedged item and the interest rate swap to match. At December 31, 2001, the condition of correlation continued to exist, therefore there was no hedge ineffectiveness during the year on interest rate swaps. Some interest rate hedges related to bonds were unwound during 2001. The gains on these hedges will be released over the remaining life of the underlying financial instruments to the income statement. In 2002 it is expected that a gain of EUR 5 million will be released. As the fixed flows of the swaps match exactly the coupons of the underlying financial instruments, the hedges are deemed to be effective. No results were released to the income statement as a result of ineffectiveness of interest rate hedges in 2001. The results on other interest rate swaps are recognized in the income statement.

As of December 31, 2001, the majority of debt consisted of bonds. Of the EUR 6,152 million of outstanding bonds, 4.9% have a so-called "embedded put" feature, which allows the investor to ask for redemption of the bonds in one specific month prior to their final maturity date.

A sensitivity analysis shows that if long-term interest rates were to decrease instantaneously by 1% from their level of December 31, 2001, with all other variables (including foreign exchange rates) held constant, the fair value of the long-term debt and investments would increase by EUR 282 million. In this case the fair value of debt and investments plus the fair value of related interest rate swaps would increase by EUR 267 million (compared to EUR 106 million in 2000). This increase is based on the assumption that the "putable" bonds will be repaid at their final maturity date. If the bondholders required payment at their respective put dates and there was an increase in interest rates by 1%, this would reduce the market value of the bonds and investments by EUR 235 million. In this case the fair value of debt and investments plus the fair value related to interest rate swaps would decrease by EUR 221 million (compared to EUR 71 million in 2000).

Other financial risks

Other financial risks include the equity price risk, the commodity price risk and the credit risk.

In November 2000, Philips purchased 1.3 billion redeemable preferred shares in Taiwan Semiconductor Manufacturing Company (a publicly listed Taiwanese company in which the Philips Group has a substantial shareholding) for 13 billion Taiwanese dollars (EUR 458 million). The preferred shares are redeemable in 2003.

The dividend yield on these preferred shares is 3.5%. The preferred shares confer the same voting rights as TSMC's common shares. The preferred shares are carried at cost in the accompanying consolidated balance sheet. The redeemable preferred shares result in a concentration of credit risks. However, the Company is of the opinion that TSMC will have sufficient means to redeem the preferred shares at the redemption date.

In 2001, an impairment loss of EUR 526 million was recognized on the security investments in Vivendi Universal and GN Great Nordic in view of the extended period of time during which the market value of these shares was below cost.

In addition to TSMC, Vivendi and Great Nordic, Philips is a shareholder of other publicly listed companies such as Atos Origin, ASML, FEI, JDS Uniphase and MedQuist and therefore is exposed to the equity price risk through movements in the share prices of these companies. The aggregate market value of all these investments exceeded the book value by EUR 8,838 million at year-end 2001.

The Company is a purchaser of certain base metals (such as copper), precious metals and energy. The Company maintains a commodity price risk management strategy that uses derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity price volatility. The commodity price derivatives that the Company enters into are concluded as cash flow hedges to offset forecasted purchases.

Credit risk represents the loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. As of December 31, 2001, the Company identified 3 customers with significant exposure. This exposure amounts to EUR 201 million in total and ranges from EUR 58 million to EUR 79 million per customer. To reduce exposure to credit risk, the Company performs ongoing credit evaluations of the financial condition of its customers but generally does not require collateral.

The Company invests available cash and cash equivalents with various financial institutions.

The Company is also exposed to credit risks in the event of non-performance by counterparties with respect to derivative financial instruments. The Company does not enter into any derivative financial instruments to protect against default of financial counterparties. However, the Company requires in principle that financial counterparties with which it deals in derivative transactions complete legally enforceable set-off agreements prior to trading and, whenever possible, have a strong credit rating from Standard & Poor's and Moody's Investor Services. It is the Company's policy to conclude financial transactions, where possible, under an ISDA (International Swap Dealers Association) master agreement. Wherever possible, cash is invested and financial transactions are concluded with financial institutions with strong credit ratings.

Fair value of financial assets and liabilities

The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methods. The estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange or the value that will ultimately be realized by the Company upon maturity or disposition. Additionally, because of the variety of valuation techniques permitted under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", comparisons of fair values between entities may not be meaningful. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

                                             December 31, 2001       December 31, 2000
                                         ---------------------   ---------------------
                                         carrying    estimated   carrying    estimated
                                           amount   fair value     amount   fair value
                                         --------   ----------   --------   ----------
Assets:
Cash and cash equivalents                     890          890      1,089        1,089
Securities                                    130          692        111        1,189
Accounts receivable - current               5,812        5,812      6,500        6,500
Other financial assets                      2,789        2,789      3,747        3,631
Accounts receivable - non-current             306          272        303          269
Derivative instruments                        237          237        423          423

Liabilities:
Accounts payable                           (3,243)      (3,243)    (4,255)      (4,255)
Debt                                       (7,866)      (7,945)    (4,027)      (4,061)

The following methods and assumptions were used to estimate the fair value of financial instruments:


Cash, accounts receivable and accounts payable

The carrying amounts approximate fair value because of the short maturity of these instruments.


Cash equivalents

The fair value is based on the estimated aggregate market value.


Securities

The fair value of equity investments is based on quoted market prices.


Other financial assets

For other financial assets, fair value is based upon the estimated market prices.


Debt

The fair value is estimated on the basis of the quoted market prices for certain issues, or on the basis of discounted cash flow analyses based upon Philips' incremental borrowing rates for similar types of borrowing arrangements with comparable terms and maturities.


Derivative instruments

The fair value is the amount that the Company would receive or pay to terminate the derivative instruments, considering currency exchange rates and remaining maturities.

27. APPLICATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA

The accounting policies followed in the preparation of the consolidated financial statements differ in some respects from those generally accepted in the United States of America.

To determine net income and stockholders' equity in accordance with generally accepted accounting principles in the United States of America (US GAAP), Philips has applied the following accounting principles:

o In 2001, Philips charged net income for an amount of EUR 133 million related to amortization of goodwill for LG.Philips Displays and the medical systems businesses acquired from Marconi and Agilent after June 30, 2001. Under US GAAP, no goodwill amortization is allowed according to SFAS 142, but an impairment test is required. For US GAAP purposes, the amortization is eliminated from income and capitalized.

o Philips rents a portion of its property, plant and equipment through sale and lease-back transactions. Under Dutch GAAP, the difference between the net proceeds and the book value is accounted for under 2001 income. Under US GAAP, this income has to be recognized proportionally during the terms of the lease. The unrecognized portion of EUR 27 million (net of taxes) is therefore reversed from 2001 income.

o Under Dutch GAAP, securities available for sale are valued at the lower of cost or net realizable value. Under US GAAP they are valued at market price, unless such shares are restricted by contract for a period of one year or more, and changes in unrealized gains or losses with respect to securities available for sale are credited or charged to stockholders' equity.

o Prior to the year 2000, under Dutch GAAP, the results of foreign-exchange contracts relating to hedges of securities, when sale is restricted for a period of one year or more, were deferred to stockholders' equity (EUR 90 million). Under US GAAP, changes in the value of these forward exchange contracts are reported in income. On January 1, 2000 the Company adopted SFAS No. 133 as its accounting policy for derivative instruments for both Dutch GAAP and US GAAP. However, the resulting cumulative effect of the change in accounting principle is EUR 58 million gain under Dutch GAAP and EUR 32 million loss under US GAAP because of the differences in accounting for derivatives which existed prior to adoption of SFAS No. 133.

o Philips reported a charge to income from operations of EUR 329 million for restructuring in its 1998 financial statements. With regard to a portion of this restructuring, EUR 40 million (EUR 23 million net of taxes), the plans had not been communicated to employees until early 1999 and, accordingly, this portion was recorded under US GAAP as a charge in 1999.

o Under Dutch GAAP, the excess of the Company's investment over its underlying equity in the net assets of unconsolidated companies has been classified as goodwill under intangible fixed assets, whereas under US GAAP it would be included in investments in unconsolidated companies.

o During the year ended December 31, 2001, the Company recognized gains on divestments which totaled EUR 287 million (2000: EUR 1,429 million). Under Dutch GAAP, these gains are classified in the consolidated statement of income as other business income, which is included as part of income from operations, whereas under US GAAP, such gains are reported separately under income before taxes.

o Under Dutch GAAP, additional write-downs of inventory, as part of restructuring projects, are recorded under a separate caption in income from operations, being restructuring and impairment charges, whereas under US GAAP they would be included under cost of sales.

Reconciliation of net income according to Dutch GAAP versus US GAAP

                                                             2001      2000      1999
                                                           ------    ------    ------
Income (loss) from continuing operations as per the
consolidated statements of income                          (2,604)    9,602     1,804
Cumulative effect of a change in accounting principle in
2000 and reclassification of extraordinary items under
Dutch GAAP                                                     --         5        --
                                                           ------    ------    ------
                                                           (2,604)    9,607     1,804
Adjustments to US GAAP:

Additional minimum liabilities under SFAS No. 87               --       (16)      (62)
Provisions for restructuring not recognized in 1998            --        --       (23)
Reversal of cash flow hedges on securities available for
sale                                                           --        --       (90)
Adjustments to unconsolidated companies - net                  36       (14)       --
Reversal of goodwill amortization due to SFAS No. 142         133        --        --
Reversal of gain on sale and lease-back                       (27)       --        --
Other items                                                   (13)       --       (34)
                                                           ------    ------    ------
INCOME (LOSS) FROM CONTINUING OPERATIONS IN
ACCORDANCE WITH US GAAP BEFORE DISCONTINUED
OPERATIONS, EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT
OF CHANGE IN ACCOUNTING PRINCIPLE                          (2,475)    9,577     1,595

Extraordinary items - net                                      --        --        (5)
Cumulative effect of a change in accounting for
derivative instruments and hedging activities - net            --        85        --
                                                           ------    ------    ------
NET INCOME (LOSS) IN ACCORDANCE WITH US GAAP               (2,475)    9,662     1,590

Basic earnings per common share in EUR:

Income (loss) from continuing operations                    (1.94)     7.30      1.16
Extraordinary items - net                                      --        --     (0.01)
Cumulative effect of a change in accounting principle          --      0.06        --
NET INCOME (LOSS)                                           (1.94)     7.36      1.15

Diluted earnings per common share in EUR:

Income (loss) from continuing operations                    (1.94)     7.22      1.15
Cumulative effect of a change in accounting principle          --      0.06        --
NET INCOME (LOSS)                                           (1.94)     7.28      1.15

In addition to the reconciliation of net income, "comprehensive income" is required to be reported under US GAAP.

Comprehensive income is defined as all changes in the equity of a business enterprise during a period, except investments by, and distributions to, equity owners. Accordingly, comprehensive income consists of net income and other items that are reflected in stockholders' equity on the balance sheet and have been excluded from the income statement. Such items of other comprehensive income include foreign currency translation adjustments, the change in the fair value of certain derivatives qualifying for hedge treatment, certain pension liability-related losses and unrealized holding gains and losses on securities available for sale.

Statement of comprehensive income

                                                       2001      2000      1999
                                                     ------    ------    ------
Net income (loss) in accordance with US GAAP         (2,475)    9,662     1,590

Other comprehensive income (net of taxes):

Cumulative effect of a change in accounting for
derivative instruments and hedging activities            --       (32)       --
Translation differences                                 102        65       419
Cash flow hedges                                         22       132       (71)
Minimum pension liability                                (5)       --        43
Unrealized gains on securities available for sale      (406)   (1,191)    2,131
                                                     ------    ------    ------
COMPREHENSIVE INCOME (LOSS) IN ACCORDANCE WITH
US GAAP                                              (2,762)    8,636     4,112

The accumulated balances for each item of other comprehensive income are as follows:

                                              unrealized
                                                gains on                             accumulated
                                              securities     minimum                       other
                                translation    available     pension   cash flow   comprehensive
                                differences     for sale   liability      hedges          income
                                -----------   ----------   ---------   ---------   -------------
Beginning balance                      (868)         972         (13)        (29)             62
Net current period change               102         (522)        (18)        (18)           (456)
Reclassification
adjustments for gains
(losses) reclassified into
income                                   --          116          13          40             169
                                       ----         ----        ----        ----            ----
Ending balance                         (766)         566         (18)         (7)           (225)


Net current period change is net of income taxes of EUR 10 million and EUR 5 million related to the minimum pension liability and cash flow hedges respectively.

Reconciliation of stockholders' equity according to Dutch GAAP versus US GAAP

                                                                              2001       2000
                                                                            ------     ------
Stockholders' equity as per the consolidated balance sheets                 18,453     21,736

Equity adjustments that affect net income:
Intangible assets relating to additional liabilities under SFAS No. 87          --         13
Unconsolidated companies                                                        22        (14)
Goodwill related to acquisitions after June 30, 2001 (SFASNo.142)              133         --
Sale and lease-back transactions                                               (27)        --

Equity adjustments not affecting net income under US GAAP:
Unrealized gains on securities available for sale                              566        972
SFAS No. 87 additional liabilities recognized in prior years                    13         --
                                                                            ------     ------
STOCKHOLDERS' EQUITY IN ACCORDANCE WITH US GAAP                             19,160     22,707

Changes in unrealized gains on securities available for sale in 2001 primarily relate to the lower market value of the JDS Uniphase shares as compared to the market value as at December 31, 2000.

28    INFORMATION RELATING TO PRODUCT SECTORS AND MAIN COUNTRIES

      In order to improve financial transparency to Philips' shareholders and the financial community at large, the Board decided in 2000 that separate results will be published for all divisions. As a consequence, the following 9 product sectors are distinguished: Lighting, Consumer Electronics, Domestic Appliances and Personal Care, Components, Semiconductors, Medical Systems, Origin (deconsolidated from October 1, 2000 onwards), Miscellaneous and Unallocated.

      On February 8, 2001 it was announced that the activities listed under the Consumer Electronics sector, Specialty Products, would be reallocated within the Group. As a result, Speaker Systems, Remote Control Systems, Creative Display Solutions and Imaging were transferred to the Components sector, with all remaining businesses, with the exception of Institutional TV, Accessories and Broadcast Networks, being assigned to the Miscellaneous sector. Prior years have been restated accordingly.

      Lighting

      Philips is the leader in the world lighting market. A wide variety of applications are served by a full range of incandescent and halogen lamps, automotive lamps, high-intensity gas-discharge and special lamps, QL induction lamps, fixtures, ballasts and lighting electronics.

      Consumer Electronics

      This division markets a wide range of products in the following areas: video products (Consumer TV, VCR, TV-VCR, DVD Video), audio products (audio systems, portable products), computer monitors (CRT- and LCD-based), consumer communications (mobile phones, cordless digital phones, fax), set-top boxes, business communications systems and broadband networks.

      Domestic Appliances and Personal Care

      This division markets a wide range of products in the following areas: male shaving and grooming (shavers, trimmers, etc.), body beauty and health (depilators, hair dryers, suncare, skincare, etc.), oral care (electric toothbrushes), food and beverage (mixers, coffee makers, toasters, etc.) and home environment care (vacuum cleaners, air cleaners, steam irons, fans, etc.).

      Components

      Philips Components is a major provider of integrated digital electronic solutions in the areas of displays, storage and connectivity. Its global customer base covers the computing, consumer electronics, telecommunications and automotive industries. It produces modules for optical storage in CD and DVD formats and mobile display systems for use in cellular phones. It also produces wireless connectivity modules to address the digital, Internet-driven, 24/7 world. It also encompasses speaker systems, remote control systems, creative display solutions and imaging.

      Semiconductors

      Philips Semiconductors is a major supplier of integrated circuits (ICs) and discrete semiconductors to the consumer electronics, telecommunications, automotive, PC and PC peripherals industries.

Medical Systems

Philips Medical Systems is one of the world's leading suppliers of medical imaging modalities and patient monitoring systems. It is a global leader in the product segments X-ray, ultrasound, nuclear medicine and patient monitoring. It holds also strong positions in magnetic resonance, computed tomography and medical IT.

Origin

Origin is a global IT service company delivering systems and a full range of services that facilitate total business solutions for clients. It is represented in more than 30 countries. In October 2000, Philips sold its 98% interest in Origin to Atos and received 48.7% interest in Atos Origin. This investment is accounted for under the equity method. As a result of the merger, as from October 1, 2000 Philips no longer consolidates Origin as a separate division but includes its share of Atos Origin's earnings in results relating to unconsolidated companies beginning January 1, 2001, with a delay of three months.

Miscellaneous

This sector comprises various activities and businesses not belonging to a product sector. It consists mainly of two groups of activities: the central research and technology centers (such as Philips Research, Intellectual Property and Standards, Philips Centre for Industrial Technology and Philips Design) and Corporate Investments (such as NavTech, Assembleon and Philips Enabling Technologies Group (PETG)). It also comprises various (remaining) activities that have been sold, discontinued, phased out or deconsolidated in earlier years. NavTech was consolidated for the first time in 2001 and included in the Miscellaneous sector. Until its deconsolidation in May 2001 FEI Company was included in the consolidated figures of the Miscellaneous sector. Also included are some remaining former businesses from the Consumer Electronics sector and the equity investment in Atos Origin.

Unallocated

The sector Unallocated includes general and administrative expenses in the corporate center and the country organizations.

The sales volumes of the various business activities and the associated income from operations by product sector and by geographic area are set forth in the following tables. Segment revenues represent the total of sales to third parties ("sales") and sales of products and services between the product sectors ("intersegment revenues").

Included in segment revenues by geographic area is the total revenue from worldwide sales to third parties and unconsolidated companies by consolidated companies located within that geographic area ("sales"), as well as the total value of sales to consolidated companies in other geographic areas ("interregional revenues").

The transfer prices charged for all intersegment (including interregional) sales are based on the arm's length principle as set forth in internationally accepted transfer pricing policies and guidelines.

Product sectors

                                                                       2001
                                            -------------------------------------------------------------------
                                                                                                    results
                                            sales (to                   income       as a % of    relating to
                                             third       segment     (loss) from      segment    unconsolidated
                                            parties)     revenues     operations     revenues      companies
                                            ---------    --------    -----------     ---------   ---------------
Lighting                                     5,083         5,122          623          12.2           (13)
Consumer Electronics                        11,052        11,233         (649)         (5.8)            -
DAP                                          2,224         2,246          334          14.9             -
Components                                   2,772         3,705         (667)        (18.0)         (505)
Semiconductors                               4,389         4,940         (607)        (12.3)         (154)
Medical Systems                              4,834         4,836         (199)         (4.1)            1
Miscellaneous                                1,985         2,154         (104)         (4.8)          (79)
Unallocated                                      -                       (102)                         (4)
                                            ------        ------       ------         -----       -------
TOTAL                                       32,339        34,236       (1,371)                       (754)
INTERSEGMENT REVENUES                                     (1,897)
                                                          ------
SALES                                                     32,339
INCOME FROM OPERATIONS AS A % OF SALES                                   (4.2)

                                                                       2000
                                            -------------------------------------------------------------------
Lighting                                     5,052         5,097          668          13.1           (33)
Consumer Electronics                        13,060        13,277          410           3.1            (4)
DAP                                          2,107         2,130          287          13.5             -
Components                                   5,042         6,920          608           8.8           211
Semiconductors                               5,879         6,812        1,346          19.8         1,151
Medical Systems                              3,031         3,047          169           5.5            (3)
Origin                                         717         1,164        1,063          91.3            (2)
Miscellaneous                                2,974         3,378         (191)         (5.7)        2,647
Unallocated                                      -             -          (79)                          3
                                            ------        ------       ------         -----       -------
Total                                       37,862        41,825        4,281                       3,970
Intersegment revenues                                     (3,963)
                                                          ------
Sales                                                     37,862

Income from operations as a % of sales                                   11.3

                                                                       1999
                                            -------------------------------------------------------------------
Lighting                                     4,548         4,597          602          13.1            (1)
Consumer Electronics                        11,152        11,451          255           2.2            (1)
DAP                                          1,791         1,817          220          12.1             -
Components                                   4,101         5,947          293           4.9           187
Semiconductors                               3,796         4,557          614          13.5           259
Medical Systems                              2,493         2,495          181           7.3            (9)
Origin                                       1,056         1,735           97           5.6             -
Miscellaneous                                2,522         2,869         (118)         (4.1)          (25)
Unallocated                                      -             -         (393)                         (1)
                                            ------        ------        ------         -----       -------
Total                                       31,459        35,468        1,751                         409
Intersegment revenues                                     (4,009)
Sales                                                     31,459
Income from operations as a % of sales                                    5.6



Product sectors

                                                              2001
                            ----------------------------------------------------------------------------
                                         net          total
                            total     operating    liabilities   long-lived     capital
                            assets     capital     excl. debt      assets     expenditures  depreciation
                            ------    ---------    -----------   ----------   ------------  ------------
Lighting                     2,936       2,020          888          1,487         224           179
Consumer Electronics         3,429         672        2,660            551         202           265
DAP                          1,084         652          432            571         105            81
Components                   4,083         397          730          2,255         475           267
Semiconductors               8,303       4,742          927          4,431         956           943
Medical Systems              7,926       5,382        2,471          4,844          86            75
Miscellaneous                2,734         314          837            427          95            86
Unallocated                  7,959         122        3,552            421           -            73
                            ------      ------       ------         ------       -----         -----
TOTAL                       38,454      14,301       12,497         14,987       2,143         1,969


                                                              2000
                            ----------------------------------------------------------------------------
Lighting                     2,944       1,903          947          1,383         258           171
Consumer Electronics         4,643       1,486        3,092            644         335           195
DAP                          1,131         752          379            564          96            77
Components                   5,740       2,158        1,499          3,301         639           332
Semiconductors               8,501       4,572        1,283          4,233       1,631           692
Medical Systems              3,982       2,821        1,157          2,429          58            47
Origin                       1,449           -            -              -          18            43
Miscellaneous                1,912         819        1,057            531         135           188
Unallocated                  8,239        (154)       2,895            383           -            44
                            ------      ------       ------         ------       -----         -----
Total                       38,541      14,357       12,309         13,468       3,170         1,789


                                                              1999
                           ----------------------------------------------------------------------------
Lighting                     2,849       1,875          849          1,275         176           161
Consumer Electronics         3,998       1,285        2,697            596         271            52
DAP                            777         459          314            256          76            67
Components                   5,340       2,151        1,237          3,244         253           417
Semiconductors               5,188       3,194          928          2,917         622           467
Medical Systems              1,840       1,023          807            640          41            38
Origin                         683         240          415            275          56            68
Miscellaneous                1,797       1,012          750            527          81           238
Unallocated                  7,312      (1,081)       3,383            424          86            40
                            ------      ------       ------         ------       -----         -----
Total                       29,784      10,158       11,380         10,154       1,662         1,548

Main countries

                                                            2001
                        ---------------------------------------------------------------------------------
                        sales (to                     net
                         third          total      operating     long-lived     capital
                        parties)       assets       capital        assets      expenditures  depreciation
                        ---------      -------     ---------      ---------    ------------  ------------
Netherlands               1,555          5,253        2,807         1,779           403           333
United States             8,901         10,593        6,899         6,802           386           516
Germany                   2,648          1,831          508           711           226           123
France                    1,990          4,794           85           377           157           182
United Kingdom            1,560            752          448           210            46            48
China                     2,205          1,428          213           523           224           171
Other countries          13,480         13,803        3,341         4,585           701           596
                         ------         ------       ------        ------         -----         -----
TOTAL                    32,339         38,454       14,301        14,987         2,143         1,969

                                                            2000
                        ---------------------------------------------------------------------------------
Netherlands               1,696          8,593        2,932         1,885           638           369
United States             9,126          8,802        5,820         5,051           573           349
Germany                   3,272          1,644          128           672           194           132
France                    2,333          2,749          222           474           205           120
United Kingdom            2,179            951          526           337            89            61
China                     2,683          2,113          783           814           295           156
Other countries          16,573         13,689        3,946         4,235         1,176           602
                         ------         ------       ------        ------         -----         -----
Total                    37,862         38,541       14,357        13,468         3,170         1,789

                                                            1999
                        ---------------------------------------------------------------------------------
Netherlands               1,619          7,740        2,151         1,811           435           370
United States             7,535          5,139        2,839         2,476           249           228
Germany                   2,727          1,558           86           632           134           147
France                    1,962          1,118          164           392            92           113
United Kingdom            2,281          1,041          607           321            55            53
China                     2,023          1,570          635           635            91           123
Other countries          13,312         11,618        3,676         3,887           606           514
                         ------         ------       ------        ------         -----         -----
Total                    31,459         29,784        10,158       10,154         1,662         1,548

BALANCE SHEETS AND STATEMENTS OF INCOME OF
KONINKLIJKE PHILIPS ELECTRONICS N.V.
("ROYAL PHILIPS ELECTRONICS")

IN MILLIONS OF EUROS

The balance sheets are presented before appropriation of profit


Balance sheets as of December 31

                                                           2001                       2000
                                                          ------                     ------
    ASSETS
    Current assets:
    Cash and cash equivalents                    25                        16
A   Securities                                  127                       111
B   Receivables                               2,173                     1,691
                                             ------                    ------
                                                           2,325                      1,818
    Non-current assets:
C   Investments in affiliated companies      21,787                    20,923
D   Other non-current financial assets        2,423                     3,418
E   Tangible fixed assets                         1                         1
F   Intangible fixed assets                   2,977                     2,306
                                             ------                    ------
                                                          27,188                     26,648
                                                          ------                     ------
    TOTAL                                                 29,513                     28,466

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
G   Other liabilities                           364                       355
H   Short-term debt                           4,109                     4,075
I   Short-term provisions                         7                        72
                                             ------                    ------
                                                           4,480                      4,502
    Non-current liabilities:
J   Long-term debt                            6,368                     2,053
I   Long-term provisions                        212                       175
                                             ------                    ------
                                                           6,580                      2,228
K   Stockholders' equity:
    Issued, paid-up capital                     263                       263
    Share premium account                        13                         7
    Reserves                                 20,781                    11,864
    Undistributed profit(loss) for the year  (2,604)                    9,602
                                             ------                    ------
                                                          18,453                     21,736
                                                          ------                     ------
    TOTAL                                                 29,513                     28,466


Statements of income

    Income (loss) after taxes from
    affiliated companies                                  (1,929)                     3,842
    Other income after taxes                                (675)                     5,760
                                                          ------                     ------
L   NET INCOME (LOSS)                                     (2,604)                     9,602


Notes to the financial statements of
Royal Philips Electronics

all amounts in millions of euros unless otherwise stated


With respect to the accounting policies, see pages 38-46 of the consolidated financial statements, which form part of these notes.

A. SECURITIES

See note to the Group financial statements.

B. RECEIVABLES


                                         2001             2000
Trade accounts receivable                 250              210
Group companies                         1,646              992
Unconsolidated companies                   30               29
                                       ------           ------
                                        1,926            1,231

Other receivables                          30               42
Advances and prepaid expenses               3                2
Deferred tax assets                       270               13
Income tax receivable                      10               14
Derivative instruments                    (66)             389
                                       ------           ------
TOTAL                                   2,173            1,691


An amount of EUR 185 million included in receivables is due after one year (2000: EUR 27 million).

C. INVESTMENTS IN AFFILIATED COMPANIES

The investments in affiliated companies are included in the balance sheet based on their net asset value in conformity with the aforementioned accounting principles of the consolidated financial statements, or their purchase price.


                                                                 total       investments            loans

Balance as of January 1, 2001                                   20,923            14,456            6,467
Changes:
Acquisitions/additions                                           5,388             2,859            2,529
Sales/redemptions                                              (2,150)           (1,031)          (1,119)
After-tax income from affiliated companies                     (1,929)           (1,929)                -
Dividends received                                             (1,003)           (1,003)                -
Translation differences/other changes                              558               272              286
                                                               -------           -------          -------
BALANCE AS OF DECEMBER 31, 2001                                 21,787            13,624            8,163


A list of affiliated companies, prepared in accordance with the relevant legal requirements, is deposited at the Commercial Register in Eindhoven, the Netherlands.

D. OTHER NON-CURRENT FINANCIAL ASSETS


                                          total         security            other
                                                       investments       receivables

Balance as of January 1, 2001             3,418            3,412                6
Changes:
Acquisitions/additions                       38               38             --
Sales/redemptions                          (507)            (507)            --
Value adjustments                          (526)            (526)            --
                                          -----            -----            -----
BALANCE AS OF DECEMBER 31, 2001           2,423            2,417                6


Included in other non-current financial assets are participations and securities that generate income unrelated to the normal business operations.

Included are Vivendi Universal shares and GN Great Nordic shares. The redeemable preferred shares of LG Electronics Inc. of Korea, included in the balance as of January 1, 2001, were redeemed in the year 2001. See note 12 to the Group financial statements and the relevant notes.

E. TANGIBLE FIXED ASSETS

Balance as of January 1, 2001:
Cost                                      1
Accumulated depreciation                  --
                                         ---
Book value                                1
Changes in book value:
Capital expenditures                      --
Retirements and sales                     --
Depreciation and write-downs              --
                                         ---
Total changes                             --
Balance as of December 31, 2001:
Cost                                      1
Accumulated depreciation                  --
                                         ---
BOOK VALUE                                1


Tangible fixed assets consist of fixed assets other than land and buildings.

F. INTANGIBLE FIXED ASSETS

Balance as of January 1, 2001:
Acquisition cost                           2,482
Accumulated amortization                    (176)
                                          ------
Book value                                 2,306
Changes in book value:
Acquisitions                                 984
Amortization and write-downs                (313)
                                          ------
Total changes                                671
Balance as of December 31, 2001:
Acquisition cost                           3,426
Accumulated amortization                    (449)
                                          ------
BOOK VALUE                                 2,977

The intangible fixed assets represent goodwill paid upon acquisitions. The acquisitions in 2001 mainly relate to LG.Philips Displays.

The amortization period ranges between 5 and 15 years.

G. OTHER LIABILITIES


                                             2001         2000
Other short-term liabilities                   65           82
Deferred income and accrued expenses          299          273
                                              ---          ---
TOTAL                                         364          355


H. SHORT-TERM DEBT

Short-term debt includes outstanding commercial paper for an amount of EUR 521 million, the current portion of outstanding long-term debt amounting to EUR 160 million (2000: EUR 430 million), debt to other Group companies totaling EUR 3,206 million (2000: EUR 2,798 million) and institutional financing totaling EUR 222 million (2000: EUR 847 million).

I. PROVISIONS


                            2001         2000
Pensions                      19           21
Other                        200          226
                                          ---
TOTAL                        219          247
Of which long-term           212          175
Of which short-term            7           72


As almost all obligations in connection with pension plans have been covered by separate pension funds or third parties, the provision for pensions refers to additional payments which the Company intends to make in the future.

J. LONG-TERM DEBT


                                            range of   average rate        amount        due   due after   due after     average
                                      interest rates    of interest   outstanding    in 2002        2002        2006   remaining
                                                                                                                            term
                                                                                                                      (in years)
Convertible debentures                           1.6            1.6           134          -         134           -         3.5
Other debentures                             5.0-8.8            6.1         6,249        145       6,104       3,060         5.3
Intercompany financing                       1.8-3.8            2.8         1,119      1,119           -           -           -
Other long-term debt                         5.4-7.0            5.7           145         15         130          30         3.7
                                                                ---         -----      -----       -----       -----
TOTAL                                                           5.5         7,647      1,279       6,368       3,090
Corresponding data previous year                                6.7         3,858      1,805       2,053       1,029

The following amounts of the long-term debt as of December 31, 2001 are due in the next five years:

2002                                                     1,279
2003                                                       222
2004                                                     2,381
2005                                                       302
2006                                                       373
                                                         -----
                                                         4,557
Corresponding amount previous year                       2,829

Included in convertible debentures are Philips personnel debentures, for which reference is made to the related note in the Group accounts.

K. STOCKHOLDERS' EQUITY

See the Group financial statements and related notes.


No legal reserve for undistributed income from affiliated companies is required on the basis of the "collective method", taking into account dividend distributions by affiliated companies, the receipt of which can be effected without restrictions.

L. NET INCOME

Net income in 2001 amounted to a loss of EUR 2,604 million (2000: net income of EUR 9,602 million).


For the remuneration of past and present members of both the Board of Management and the Supervisory Board, please refer to the statement on page 60 and 61 of the consolidated financial statements.

M. EMPLOYEES

The number of persons employed by Royal Philips Electronics at year-end 2001 was 13 (2000: 14) and included the members of the Board of Management and most members of the Group Management Committee.

N. OBLIGATIONS NOT APPEARING IN THE BALANCE SHEET

General guarantees as defined in Book 2, Section 403 of the Netherlands Civil Code have been given by Royal Philips Electronics on behalf of several Group companies in the Netherlands. The liabilities of these companies to third parties and unconsolidated companies totaled EUR 1,309 million as of year-end 2001 (2000: EUR 1,674 million). Guarantees totaling EUR 679 million (2000: EUR 600 million) have also been given on behalf of other Group companies, and guarantees totaling EUR 506 million (2000: EUR 439 million) on behalf of unconsolidated companies and third parties.

February 5, 2002

The Supervisory Board

The Board of Management

Other information regarding Royal Philips Electronics

AUDITORS' REPORT

Introduction

We have audited the 2001 financial statements of Koninklijke Philips Electronics N.V. appearing on pages 38 to 104. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

Scope

We conducted our audit in accordance with auditing standards generally accepted in the Netherlands. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and the results of its operations for the year then ended in accordance with accounting principles generally accepted in the Netherlands and comply with the financial reporting requirements included in Part 9, Book 2 of the Netherlands Civil Code.

Eindhoven, February 5, 2002

KPMG Accountants N.V.

PROPOSED DISTRIBUTION TO SHAREHOLDERS OF ROYAL PHILIPS ELECTRONICS

Pursuant to article 38 of the Articles of Association, and with the approval of the Supervisory Board and the Meeting of Priority Shareholders, a proposal will be submitted to the General Meeting of Shareholders to make a distribution in cash to shareholders of EUR 0.36 per common share from the other reserves (2000: a dividend was declared of EUR 0.36 per common share). This will result in a reduction of other reserves of the Company by EUR 459 million.

REMUNERATION OF THE BOARD OF MANAGEMENT AND SUPERVISORY BOARD

Remuneration

The total remuneration and related costs (in euros) of the members of the Board of Management in 2001 can be specified as follows:

                                                 2001                                2000
                                              ----------                          ----------
Salaries                                       3,094,826                           3,758,811
Bonuses                                        1,971,707                           2,242,922
                                              ----------                          ----------
                                               5,066,533                           6,001,733
Pension charges*                              (2,023,000)                         (1,559,000)
                                              ----------                          ----------
Total                                          3,043,533                           4,442,733

-----------
*The negative amount of pension charges is mainly due to negative net periodic pension costs related to pensions funded by the Dutch Philips Pension Fund.



The cash remuneration in euros of the individual members of the Board of Management was as follows:

                                                        2001                                 2000
                                          -----------------------------------    -----------------------------------
                                          salary       bonus*       total        salary        bonus*       total
                                        ---------    ---------     ----------    --------    ---------    ----------
G.J. Kleisterlee 1)                       721,775      248,520        970,295     400,839           --       400,839
J.H.M. Hommen                             635,292      370,625      1,005,917     612,603      432,906     1,045,509
A.P.M. van der Poel                       635,292      355,310        990,602     612,603      318,327       930,930
J.W. Whybrow                              635,292      354,927        990,219     612,603      302,671       915,274
C. Boonstra 2)                            313,826      562,687        876,513     907,560      900,300     1,807,860
A. Baan 3)                                153,349       79,638        232,987     612,603      218,382       830,985
                                        ---------    ---------      ---------   ---------    ---------     ---------
Subtotal                                3,094,826    1,971,707      5,066,533   3,758,811    2,172,586     5,931,397
                                        ---------    ---------      ---------   ---------    ---------     ---------
Former member                                  --           --             --          --       70,336        70,336
                                        ---------    ---------      ---------   ---------    ---------     ---------
TOTAL                                   3,094,826    1,971,707      5,066,533   3,758,811    2,242,922     6,001,733


--------------
 * The bonuses paid are related to the level of performance achieved in the previous year.

1) Bonus figures 2001 relate to period April-December 2000; salary figure 2000 related to period April-December 2000.
2) Salary figures 2001 relate to period January-April 2001.
3) Salary figures 2001 relate to period January-March 2001.

The table below gives an overview of the interests of the members of the Board of Management under the stock option plans of Royal Philips Electronics.


                                         number of options                             amounts in euros
                          -------------------------------------------      ---------------------------------------
                                                                                             share
                           as of       granted     exercise        as of                  price on
                          Jan. 1,       during       during     Dec. 31,    exercise      exercise           expiry
                            2001         2001          2001         2001       price          date             date
                          -------      -------     ---------    --------    --------      --------        ----------

G.J. Kleisterlee          27,200b)                 27,200           --       7.74           38.63c)       25.02.2001
                          12,000b)                             12,000b)      9.40                         13.02.2002
                          12,000b)                             12,000b)     16.66                         12.02.2003
                          60,000b)                             60,000b)     15.97                         11.02.2004
                          60,000a/b)                           60,000a/b)   42.24                         17.02.2010
                              --      120,000a)               120,000a)     37.60                         08.02.2011
J.H.M. Hommen             480,000                             480,000        9.84                         13.02.2002
                           80,000                              80,000       17.10                         12.02.2003
                           80,000                              80,000       16.41                         11.02.2004
                          80,000a)                             80,000a)     42.24                         17.02.2010
                              --       80,000a)                80,000a)     37.60                         08.02.2011
A.P.M. van der Poel       40,000                   20,000      20,000       17.10           33.00         12.02.2003
                          80,000                               80,000       16.41                         11.02.2004
                          80,000a)                             80,000a)     42.24                         17.02.2010
                              --       80,000a)                80,000a)     37.60                         08.02.2011
J.W. Whybrow              80,000                               80,000       16.41                         11.02.2004
                          80,000a)                             80,000a)     42.24                         17.02.2010
                              --       80,000a)                80,000a)     37.60                         08.02.2011
                       ---------      -------      ------   ---------
TOTAL                  1,251,200      360,000      47,200   1,564,000

-----------
a) 50% fixed options and 50% performance-related options
b) awarded before date of appointment as a member of the Board of Management
c) shares not sold but retained in depot with bank

The Supervisory Board and the Board of Management have decided to adjust upwards the exercise price of all options granted to, but not yet exercised by, members of the Board of Management as of May 29, 1999 by EUR 0.437 and as of July 31, 2000 by EUR 0.21 per common share in connection with the 8% share reduction program and the 3% share reduction program effected mid-1999 and mid-2000 respectively. This increase is incorporated in the above table.

The vested pension benefits of individual members of the Board of Management are as follows (in euros):

                                                                        increase        accumulated
                                                                       in accrued      annual pension
                                                          Ultimate      pension           as at
                                      age at             Retirement      during        December 31,
                                    31-12-2001              Age           2001             2001
                                    ----------           ----------   -----------      -------------

G.J. Kleisterlee                    55                   62           13,525           316,845
J.H.M. Hommen                       58                   62           19,969            94,984
A.P.M. van der Poel                 53                   62           13,051           238,079
J.W. Whybrow                        54                   62           13,051           332,311


Supervisory Board

During 2001 the individual members of the Supervisory Board received, by virtue of the positions they held, the following remuneration (in euros):

                                                                     2001                                  2000
                                            -------------------------------      -------------------------------
                                            member-                              member-
                                               ship     committees   total          ship     committees   total
                                            ------      ----------   ------      -------     ----------   ------
L.C. van Wachem                             74,874      9,076        83,950      74,874      9,076        83,950
W. de Kleuver                               40,840      9,076        49,916      40,840      9,076        49,916
W. Hilger (Jan./March)                      20,420      2,269        22,689      40,840      9,076        49,916
L. Schweitzer                               40,840         --        40,840      40,840         --        40,840
R. Greenbury                                40,840      4,538        45,378      40,840      4,538        45,378
J-M. Hessels                                40,840      4,538        45,378      40,840      3,403        44,243
K.A.L.M. van Miert                          40,840      2,269        43,109      40,840         --        40,840
                                           -------     ------       -------     -------     ------      --------
                                           299,494     31,766       331,260     319,914     35,169       355,083
C.J. Oort (Jan./March)                          --         --            --      20,420      1,134        21,554
                                           -------     ------       -------     -------     ------      --------
                                           299,494     31,766       331,260     340,334     36,303       376,637


Supervisory Board members' and Board of Management members' interests in Philips

Members of the Supervisory Board and of the Board of Management are not allowed to take any interests in derivative Philips securities.

                                                             number of shares
                                             -----------------------------------------------
                                                    as of                              as of
                                             December 31,                         January 1,
                                                     2001                               2001
                                             ------------                         ----------
L.C. van Wachem                                 17,848                              17,848
L. Schweitzer                                    1,070                               1,070
G.J. Kleisterlee                                27,200                                  --


The above statement does not specify ownership of convertible personnel debentures, which are held under a scheme that since 1998 has no longer been applicable to members of the Board of Management.

CORPORATE GOVERNANCE OF THE PHILIPS GROUP

General

Koninklijke Philips Electronics N.V. (the "Company") is the parent company of the Philips Group. Its shares are listed on the stock market of Euronext Amsterdam, the New York Stock Exchange, the London Stock Exchange and several other stock exchanges.

The management of the Company is entrusted to the Board of Management under the supervision of the Supervisory Board. The activities of the Philips Group are organized in product divisions, which are responsible for the worldwide business policy. Philips has more than 150 production sites in over 25 countries and sales and service outlets in some 150 countries. It delivers products, systems and services in the fields of lighting, consumer electronics and communications, domestic appliances and personal care, components, semiconductors, medical systems, business electronics and information technology. The Company's activities are grouped in eight sectors: Lighting, Consumer Electronics, Domestic Appliances and Personal Care, Components, Semiconductors, Medical Systems, Miscellaneous and Unallocated.

The statutory seat of the Company is Eindhoven, the Netherlands, and the statutory list of all subsidiaries and affiliated companies, prepared in accordance with the relevant legal requirements (The Netherlands Civil Code, Book 2, Articles 379 and 414), forms part of the notes to the consolidated financial statements and is deposited at the office of the Commercial Register in Eindhoven, the Netherlands (file no. 1910).

In recent years the governance of the Company and the Philips Group has been improved, in particular in respect of the supervisory function, the rights of shareholders and transparency. These improvements were in response to developments in the international capital markets, such as the United States, where the Company's shares have been traded since 1962 and listed on the New York Stock Exchange since 1987. Philips also generally endorses the recommendations of the Committee of the Amsterdam Exchanges of October 1997 on best practices in corporate governance.

Board of Management and Supervisory Board

The Board of Management is responsible for the effective management of the business. It is required to keep the Supervisory Board informed of developments, to consult it on important matters and to submit certain important decisions to it for its prior approval. The Board of Management consists of at least three members (currently four), who are elected for an indefinite period by the General Meeting of Shareholders. Individual data on the members of the Board of Management are printed on page 58 of the separate booklet entitled "Management Report". The President is appointed by the General Meeting of Shareholders. Members of the Board of Management may be suspended by the Supervisory Board and the General Meeting of Shareholders and dismissed by the latter. The remuneration of the members of the Board of Management is determined by the Supervisory Board upon a proposal from the President and on the advice of the Remuneration Committee of the Supervisory Board.

The Supervisory Board is independent of the Board of Management and is responsible for supervising both the policies of the Board of Management and the general direction of the Group's business. It is also required to advise the Board of Management. The Supervisory Board consists of at least five members (currently six). They elect a Chairman, Vice-Chairman and Secretary from their midst. The Board has three permanent committees: an Audit Committee, a Remuneration Committee and a Nomination and Selection Committee. These committees advise the plenary Supervisory Board. The Supervisory Board has adopted Rules of Procedure to consolidate its own governance rules. The profile for the Supervisory Board's additional data on the individual members are given on pages 60 to 62 of the separate booklet entitled "Management Report". Member of the Supervisory Board are appointed by the General Meeting of Shareholders for fixed terms of four years, and may be re-elected for two additional four-year terms. In exceptional cases, however, the Supervisory Board and the Meeting of Priority Shareholders may deviate from this rule. Members of the Supervisory Board may be suspended or dismissed by the General Meeting of Shareholders. Their remuneration is fixed by the General Meeting of Shareholders.

The appointment of the members of the Board of Management and the Supervisory Board by the General Meeting of Shareholders is upon a binding recommendation from the Supervisory Board and the Meeting of Priority Shareholders. However, this binding recommendation may be overruled by a resolution of the General Meeting of Shareholders taken by a majority of at least 2/3 of the votes cast and representing more than half of the issued share capital.

Group Management Committee

The Group Management Committee consists of the members of the Board of Management, certain Chairmen of product divisions and certain key officers. Members other than members of the Board of Management are appointed by the Supervisory Board. The task of the Group Management Committee, the highest consultative body within Philips, is to ensure that business issues and practices are shared across the Company and to define and implement common policies.

General Meeting of Shareholders

A General Meeting of Shareholders is held at least once a year to discuss and resolve on the report of the Board of Management, the annual accounts with explanation and appendices, the report of the Supervisory Board, any proposal concerning dividends or other distributions, and any other matters proposed by the Supervisory Board, the Board of Management, the Meeting of Priority Shareholders or shareholders in accordance with the provisions of the Company's Articles of Association. This meeting is held in Eindhoven, Amsterdam, Rotterdam or The Hague no later than six months after the end of the financial year. Meetings are convened by public notice and mailed to registered shareholders. Extraordinary General Meetings may be convened by the Supervisory Board or the Board of Management if deemed necessary and must be held if the Meeting of Priority Shareholders or shareholders jointly representing at least 10% of the outstanding capital make a written request to that effect to the Supervisory Board and the Board of Management specifying in detail the business to be dealt with. The agenda of the General Meeting of Shareholders shall contain such business as may be placed thereon by the Board of Management, the Supervisory Board or the Meeting of Priority Shareholders. Requests from shareholders for items to be included on the agenda will be honored, provided that such requests are made to the Board of Management and the Supervisory Board by shareholders representing at least 1% of the Company's outstanding capital at least 60 days before a General Meeting of Shareholders and provided that the Board of Management and the Supervisory Board are of the opinion that such requests are not detrimental to the serious interests of Philips.

The main powers of the General Meeting of Shareholders are to appoint, suspend and dismiss members of the Board of Management and the Supervisory Board, to adopt the financial statements and to discharge the Board of Management and the Supervisory Board from responsibility for performing their respective duties for the previous financial year, to adopt amendments to the Articles of Association and proposals to dissolve or liquidate the Company, to issue shares or rights to shares, to restrict or pass pre-emptive rights of shareholders and to repurchase or cancel outstanding shares. Following common practice, the Company each year requests limited authorization to issue (rights to) shares, to pass pre-emptive rights and to repurchase shares.

Meeting of Priority Shareholders and the Dr. A.F. Philips-Stichting

There are ten priority shares. Eight are held by the Dr. A.F. Philips-Stichting, with Messrs F.J. Philips and H.A.C. van Riemsdijk each holding one. The self-electing Board of the Dr. A.F. Philips-Stichting consists of the Chairman and the Vice-Chairman and Secretary of the Supervisory Board, certain other members of the Supervisory Board, and the President of the Company. At present, the Board consists of Messrs L.C. van Wachem, W. de Kleuver, J-M. Hessels, K.A.L.M. van Miert and G.J. Kleisterlee.

A Meeting of Priority Shareholders is held at least once a year, at least thirty days before the General Meeting of Shareholders. Approval of the Meeting of Priority Shareholders is required for resolutions of the General Meeting of Shareholders regarding the issue of shares or rights to shares, the cancellation of shares, amendments to the Articles of Association, and the liquidation of the Company. Acting in agreement with the Supervisory Board, the Meeting also makes a binding recommendation to the General Meeting of Shareholders for the appointment of members of the Board of Management and the Supervisory Board, which can be overruled by the General Meeting of Shareholders as set out before.

Preference shares and the Stichting Preferente Aandelen Philips

The authorized share capital of the Company consists of ten priority shares, 3,250,000,000 ordinary shares and 3,249,975,000 preference shares. The Stichting Preferente Aandelen Philips ("the Foundation") has been granted the right to acquire preference shares in the Company. The mere notification that the Foundation wishes to exercise its rights, should a third party ever seem likely to gain a controlling interest in the Company, will result in the preference shares being effectively issued. The Foundation may exercise this right for as many preference shares as there are ordinary shares in the Company outstanding at that time. The object of the Foundation is to represent the interests of the Company, the enterprises maintained by the Company and its affiliated companies within the Philips Group, such that the interests of Philips, those enterprises and all parties involved with them are safeguarded as effectively as possible, and that they are afforded maximum protection against influences which, in conflict with those interests, may undermine the autonomy and identity of Philips and those enterprises, and also to do anything related to the above ends or conducive to them.

The members of the self-electing Board of the Foundation are Messrs J.R. Glasz, S.D.de Bree, W.E. Scherpenhuijsen Rom, L.C. van Wachem and G.J. Kleisterlee. As Chairman of the Supervisory Board and the Board of Management respectively, Messrs Van Wachem and Kleisterlee are members of the Board ex officio. Mr Kleisterlee is not entitled to vote.

The Board of Management of the Company and the Board of the Stichting Preferente Aandelen Philips declare that they are jointly of the opinion that the Stichting Preferente Aandelen Philips is independent of the Company as required by the Listing Requirements of Euronext Amsterdam N.V.'s stock market.

The Philips Group in the last eight years*

all amounts in millions of euros unless otherwise stated

Due to factors such as consolidations and divestments, the amounts, percentages and ratios are not directly comparable.

General data

                                                        2001      2000     1999      1998      1997     1996      1995       1994
Sales                                                 32,339    37,862   31,459    30,459    29,658   27,094    25,259     23,768
Percentage increase over previous year                  (15)        20        3         3         9        7         6          2

Income (loss) from continuing operations             (2,604)     9,602    1,804       541     1,231      126       971        683

Discontinued operations                                    -         -        -     5,054       263      202       247        281

Net income (loss)                                    (2,604)     9,602    1,799     6,053     2,602    (268)     1,143        964

Turnover rate of net operating capital                  2.15      3.16     3.14      2.91      2.84     2.70      2.88       2.95
Total employees at year-end (in thousands)               189       219      227       234       252      250       253        241
Salaries, wages and social costs paid                  8,100     8,456    8,016     8,209     8,261    8,083     7,363      7,031

Income
Income (loss) from operations                        (1,371)     4,281    1,751       685     1,714      422     1,350      1,227
As a % of sales                                        (4.2)      11.3      5.6       2.2       5.8      1.6       5.3        5.2
As a % of net operating capital (RONA)                 (9.1)      35.7     17.5       6.5      16.4      4.2      15.4       15.2

Income taxes                                             421     (570)    (336)      (41)     (276)        7      (74)      (135)
As a % of income before taxes                             18       (9)     (19)      (11)      (20)       40       (7)       (16)

Income (loss) after taxes                            (1,865)     5,699    1,447       332     1,119       25       964        696
As a % of sales                                        (5.8)      15.1      4.6       1.1       3.8      0.1       3.8        2.9

Income (loss) from continuing operations             (2,604)     9,602    1,804       541     1,231      126       971        683
As a % of stockholders' equity (ROE)                  (12.8)      53.5     12.6       5.1      15.9      1.9      15.8       12.5
Per common share                                      (2.04)      7.31     1.31      0.38      0.88     0.09      0.71       0.51

Net income (loss)                                    (2,604)     9,602    1,799     6,053     2,602    (268)     1,143        964
Per common share                                      (2.04)      7.31     1.31      4.20      1.86   (0.20)      0.84       0.72

Dividend paid per common share (from prior-year
profit distribution)                                    0.36      0.30     0.25      0.23      0.18     0.18      0.14       0.06

*1997 and prior years have been restated to reflect the sale of PolyGram N.V. in 1998 and to present the Philips Group accounts on a continuing basis.

Definitions

Net operating capital: intangible assets (excl. goodwill unconsolidated companies), property, plant and equipment, non-current receivables and current assets excl. cash and cash equivalents, securities and deferred tax positions, after deduction of provisions and other liabilities

RONA: income from operations as a % of average net operating capital

ROE: income from continuing operations as a % of average stockholders' equity

Net debt: long-term and short-term debt net of cash and cash equivalents

Net debt: group equity ratio: the % distribution of net debt over group equity plus net debt.

Average number of outstanding shares: weighted average number of outstanding common shares based on monthly positions during the reporting year

The financial statements have been prepared in euros. Amounts previously reported in Dutch guilders are reported in euros using the irrevocably fixed conversion rate which became effective on January 1, 1999 (EUR 1 = NLG 2.20371).

Capital employed

                                                       2001       2000      1999      1998      1997      1996      1995      1994
Cash and cash equivalents                               890      1,089     2,331     6,553     1,397       785       932       940
Securities                                              130        111     1,523         -         -         -         -         -
Receivables                                           6,154      6,806     6,453     5,442     5,464     5,369     4,890     4,567
Inventories                                           4,290      5,279     4,566     4,274     4,522     4,334     5,083     4,330
                                                     ------     ------    ------    ------    ------    ------    ------    ------
Current assets                                       11,464     13,285    14,873    16,269    11,383    10,488    10,905     9,837
                                                     ------     ------    ------    ------    ------    ------    ------    ------
Non-current financial assets                          8,421      9,075     2,431     2,836     1,451     1,618     1,358     1,257
Net assets discontinued operations                        -          -         -         -     1,482     1,198     1,013       901
Non-current receivables                               3,582      2,713     2,326     1,920     1,858     1,662     1,413     1,397
Property, plant and equipment (book value)            7,718      9,041     7,332     6,574     6,935     6,719     6,094     5,599
Intangible assets (book value)                        7,269      4,427     2,822       554       213       222       198       105
                                                     ------     ------    ------    ------    ------    ------    ------    ------
Non-current assets                                   26,990     25,256    14,911    11,884    11,939    11,419    10,076     9,259

Total assets                                         38,454     38,541    29,784    28,153    23,322    21,907    20,981    19,096

Property, plant and equipment:
Capital expenditures for the year                     2,143      3,170     1,662     1,634     1,627     2,185     2,127     1,535
Depreciation for the year                             1,969      1,789     1,548     1,615     1,492     1,437     1,218     1,270
Capital expenditures: depreciation                      1.1        1.8       1.1       1.0       1.1       1.5       1.7       1.2

Inventories as a % of sales                            13.3       13.9      14.5      14.0      15.2      16.0      20.1      18.2
Outstanding trade receivables, in months' sales         1.5        1.5       1.4       1.3       1.3       1.3       1.5       1.5

Financial structure
Other current liabilities                             8,193      8,818     8,262     6,779     6,328     5,768     5,643     5,373
Debt                                                  7,866      4,027     3,314     3,587     4,030     5,855     4,756     3,875
Provisions                                            3,740      3,491     3,118     2,985     3,251     3,420     3,460     3,566
                                                     ------     ------    ------    ------    ------    ------    ------    ------
Total provisions and liabilities                     19,799     16,336    14,694    13,351    13,609    15,043    13,859    12,814
                                                     ------     ------    ------    ------    ------    ------    ------    ------
Issued, paid-up capital                                 263        263       339     1,672     1,655     1,600     1,566     1,536
Surplus and reserves                                 18,190     21,473    14,418    12,888     7,499     4,985     5,060     4,410
                                                     ------     ------    ------    ------    ------    ------    ------    ------
Stockholders' equity                                 18,453     21,736    14,757    14,560     9,154     6,585     6,626     5,946

Minority interests                                      202        469       333       242       559       279       496       336
                                                     ------     ------    ------    ------    ------    ------    ------    ------
Group equity                                         18,655     22,205    15,090    14,802     9,713     6,864     7,122     6,282

Total equity and liabilities                         38,454     38,541    29,784    28,153    23,322    21,907    20,981    19,096

Net debt: group equity ratio                          27:73      12:88      6:94         *     21:79     42:58     35:65     32:68

Stockholders'  equity per common share                14.48      16.93     11.08     10.09      6.39      4.74      4.85      4.41
Market price per common share at year-end             33.38      39.02     33.75     14.30     13.80      7.94      6.58      5.83

*Not meaningful: net cash in 1998 exceeded the debt level

Some key financial information in NLG and USD

all amounts in millions of Dutch guilders and US dollars unless otherwise stated

Philips' consolidated financial data are presented in euros. For the convenience of the reader, certain information is summarized below in Dutch guilders and in US dollars. The 2001 euro amounts of the statement of income and cash flow items have been converted at average rates, while the balance sheet amounts have been converted at the official rates as of December 31, 2001. The conversion rates used have been listed in the table below.


Statement of income

                                                                                      NLG                          USD
                                                                     --------------------        ---------------------
                                                                        2001         2000          2001           2000
Sales                                                                 71,266       83,437        28,835          34,864
Income (loss) from operations                                        (3,021)        9,434        (1,222)          3,942
Financial income and expenses                                        (2,017)        4,381          (816)          1,831
                                                                    -------       -------       -------         -------
Income (loss) before taxes                                           (5,038)       13,815        (2,038)          5,773
Income taxes                                                            928        (1,256)          375            (525)
                                                                    -------       -------       -------         -------
Income (loss) after taxes                                            (4,110)       12,559        (1,663)          5,248
Results relating to unconsolidated companies                         (1,661)        8,749          (672)          3,656
Minority interests                                                       33          (148)           13             (62)
                                                                    -------       -------       -------         -------

Income (loss) from continuing operations                             (5,738)       21,160        (2,322)          8,842
Per common share                                                      (4.50)        16.11         (1.82)           6.73

Net income (loss)                                                    (5,738)       21,160        (2,322)          8,842
Per common share                                                      (4.50)        16.11         (1.82)           6.73

Balance sheet as of December 31
Cash and cash equivalents                                             1,961         2,400           786           1,014
Securities                                                              286           245           115             103
Receivables                                                          13,562        14,998         5,433           6,337
Inventories                                                           9,454        11,633         3,788           4,915
Non-current assets                                                   59,478        55,657        23,830          23,516
                                                                    -------       -------       -------         -------
Total assets                                                         84,741        84,933        33,952          35,885

Other current liabilities                                            18,055        19,432         7,234           8,210
Debt                                                                 17,334         8,874         6,945           3,750
Provisions                                                            8,242         7,693         3,302           3,250
                                                                    -------       -------       -------         -------
Total provisions and liabilities                                     43,631        35,999        17,481          15,210
                                                                    -------       -------       -------         -------
Stockholders' equity                                                 40,665        47,900        16,293          20,238
Minority interests                                                      445         1,034           178             437
                                                                    -------       -------       -------         -------
Group equity                                                         41,110        48,934        16,471          20,675
                                                                    -------       -------       -------         -------
Total equity and liabilities                                         84,741        84,933        33,952          35,885
Stockholders' equity per common share                                 37.91         37.31         12.78           15.76

Cash flow statement
Net cash provided by operating activities                             2,750         6,602         1,113           2,759
Net cash used for investing activities                              (10,058)       (5,298)       (4,070)         (2,214)
Net cash provided by (used for) financing activities                  6,962        (4,491)        2,517          (1,877)

Conversion rates in euros:
Average                                                             0.45378       0.45378        1.1215          1.0860
Year-end                                                            0.45378       0.45378        1.1326          1.0740

COPIES OF ANNUAL REPORT 2001


Non-US shareholders and other non-US interested parties can obtain copies of the Annual Report 2001 free of charge from:
Royal Philips Electronics
Annual Report Office
P.O. Box 218
5600 MD Eindhoven, The Netherlands
Fax:31-40-2786436

Holders of shares of New York Registry and other interested parties in the USA can obtain, free of charge, copies of the Annual Report 2001 from the Transfer and Register Agent:

Citibank Shareholder Services
P.O. Box 2502
Jersey City, New Jersey 07303-2502
Telephone: 877-CITI-ADR (toll-free)
Fax: 201-324-3284
E-mail: citibank@em.fcnbd.com
Internet address: www.citibank.com/corpbank/adr

The Annual Report on Form 20-F is filed electronically with the United States Securities and Exchange Commission.

The Annual Report 2001 is also available in the original Dutch version, which is the authentic text.

INFORMATION  SOURCES

Investors and financial analysts may contact
Mr A.S. Cathcart, Director of Investor Relations
Telephone: 31-20-5977222
Fax: 31-20-5977220
E-mail: alan.cathcart@philips.com

US shareholders should direct communications concerning share transfers, lost certificates, dividends and change of address to Citibank (see above).
Non-US shareholders should contact:
ABN AMRO
Afdeling Uitgevende Instellingen
Kemelstede 2
4817 ST Breda
The Netherlands
Telephone: 31-76-5799482
Fax: 31-76-5799620

Internet address:
www.investor.philips.com

Printed in the Netherlands
This Annual Report (Financial Statements and Analysis) is printed on Cameron Hi White paper,which is 100% recycled and made from post-consumer waste without chlorine bleaching.This paper,which has the environmental classification 55B/45C,has been awarded the NAPM and Eugropa Recycled Marks.

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